The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                             As Filed Pursuant to Rule 424(b)(3)
                                                               Reg No. 333-32946
                             SUBJECT TO COMPLETION
           PRELIMINARY PROSPECTUS SUPPLEMENT DATED SEPTEMBER 6, 2001

P R O S P E C T U S____S U P P L E M E N T
(TO PROSPECTUS DATED SEPTEMBER 6, 2001)

                               15,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK
                                 -------------

    All of the shares of iStar Financial common stock are being offered by the selling stockholders identified in this prospectus supplement. iStar Financial will not receive any of the proceeds from the offering.

    Our common stock trades on the New York Stock Exchange under the symbol "SFI." The last reported sale price of our common stock on September 5, 2001 was $26.99 per share.

    INVESTING IN OUR COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE RISK FACTORS SECTION BEGINNING ON PAGE S-8 OF THIS PROSPECTUS SUPPLEMENT AND
PAGE FOUR OF THE ACCOMPANYING PROSPECTUS.

                                ----------------

                                                              PER SHARE    TOTAL
                                                              ---------    -----
Public offering price.......................................     $           $
Underwriting discount.......................................     $           $
Proceeds to selling stockholders............................     $           $

    The underwriters may also purchase up to an additional 2,250,000 shares from the selling stockholders at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover overallotments.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

    The common stock will be ready for delivery on or about September   , 2001.

                               ------------------

                              JOINT LEAD MANAGERS

MERRILL LYNCH & CO.                                              LEHMAN BROTHERS
   SOLE BOOK-RUNNING MANAGER

                               ------------------

BANC OF AMERICA SECURITIES LLC

                    BEAR, STEARNS & CO. INC.

                                        SALOMON SMITH BARNEY

                                                            UBS WARBURG

                               ------------------

         The date of this prospectus supplement is September   , 2001.

                               TABLE OF CONTENTS

                                          PAGE
                                        --------
        PROSPECTUS SUPPLEMENT

Forward-Looking Statements............      ii
Summary...............................     S-1
Risk Factors..........................     S-8
Use of Proceeds.......................     S-9
Selected Financial Data...............    S-10
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    S-12
iStar Financial Inc...................    S-22
Our Strategy..........................    S-31
Common Stock Price and Dividend
  Performance.........................    S-39
Management............................    S-40
Selling Stockholders..................    S-46
Federal Income Tax Consequences.......    S-47
Underwriting..........................    S-49
Legal Matters.........................    S-51
Experts...............................    S-51
Financial Information.................     F-1

                                          PAGE
                                        --------
              PROSPECTUS

Where You Can Find More Information...       2
Incorporation of Certain Documents by
  Reference...........................       2
Forward-Looking Statements............       3
The Company...........................       4
Risk Factors..........................       4
Use of Proceeds.......................       8
Price Range of Shares and
  Distributions.......................       9
Participating Securityholders.........      10
Certain Relationships Between the
  Company and the Participating
  Securityholders.....................      13
Plan of Distribution..................      14
Description of Securities to be
  Registered..........................      15
Federal Income Tax Considerations.....      17
Legal Matters.........................      31
Experts...............................      31

                            ------------------------

    You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

                           FORWARD-LOOKING STATEMENTS

    We make statements in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference that are considered "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are usually identified by the use of words such as "will," "anticipates," "believes," "estimates," "expects," "projects," "plans," "intends," "should" or similar expressions. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and are including this statement for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions and expectations as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions or expectations will be achieved. We have discussed in this prospectus supplement and the accompanying prospectus some important risks, uncertainties and contingencies which could cause our actual results, performance or achievements to be materially different from the forward-looking statements we make in these documents.

    We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. In evaluating forward-looking statements, you should consider these risks and uncertainties, together with the other risks described from time to time in our reports and documents filed with the SEC, and you should not place undue reliance on those statements.

                                    SUMMARY

    THIS SUMMARY MAY NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS, AS WELL AS THE DOCUMENTS INCORPORATED BY REFERENCE IN THEM, BEFORE MAKING AN INVESTMENT DECISION. ALL REFERENCES TO "WE" OR "US" IN THIS PROSPECTUS SUPPLEMENT REFER TO ISTAR FINANCIAL INC. AND ITS CONSOLIDATED SUBSIDIARIES, UNLESS THE CONTEXT OTHERWISE REQUIRES.

                              ISTAR FINANCIAL INC.

OVERVIEW

    We are the largest publicly-traded finance company focused exclusively on the commercial real estate industry. We provide structured financing to private and corporate owners of high-quality real estate nationwide, including senior and junior mortgage debt, corporate net lease financing and corporate mezzanine and subordinated capital. Our objective is to deliver superior risk-adjusted returns on equity to our stockholders by providing innovative and value-added financing solutions to our customers. We deliver customized financial products to sophisticated real estate borrowers and corporate customers who require a high level of creativity and service. Our ability to provide value-added financial solutions has consistently enabled us to realize margins and returns on capital that are more attractive than those earned by many other commercial finance companies. As of June 30, 2001, our total enterprise value (market value of equity plus book value of preferred stock and debt, less cash balances) was $4.9 billion, and our annualized revenue and adjusted earnings for the quarter ended June 30, 2001 were $483.3 million and $254.2 million, respectively.

    We began our business in 1993 through private investment funds formed to take advantage of the lack of well-capitalized lenders capable of servicing the needs of high-end customers in our markets. During our eight-year history, we have structured or originated nearly $5 billion of financing commitments. During this period, we have generated a realized internal rate of return of 28.3% on the approximately $1.6 billion of investments that we have funded and which have since been repaid. We have never realized a loss of principal or interest on any loan investment we have funded.

    Since becoming a public company in March 1998, we have expanded our platform by making a limited number of strategic corporate acquisitions. In
September 1998, we acquired the loan origination and servicing business of Phoenix Home Life Insurance Company. In December 1998, we acquired the structured finance portfolio of our largest private competitor, an affiliate of Lazard Freres & Co. LLC. In November 1999, we acquired TriNet Corporate Realty Trust, Inc., the then largest publicly-traded company specializing in corporate tenant leasing for owners of office and industrial facilities. In March 2000, we acquired American Corporate Real Estate, Inc., a leading privately-held investment firm whose senior management team had extensive experience in the corporate tenant leasing industry.

    By capitalizing on our competitive strengths, we have delivered consistent financial performance, developed a high-quality, diversified asset base and established ourselves as a reliable provider of financial solutions for our customers. We have consistently grown our adjusted earnings and dividends since June 1998, our first quarter as a public company. Between that quarter and the quarter ended June 30, 2001, we grew our adjusted earnings on a diluted basis by 75.6%, from approximately $0.41 to $0.72 per share, and increased our common stock dividend by 75.0%, from $0.35 to $0.6125. Based on the last reported sale price of our common stock on September 5, 2001, our current annualized dividend yield is 9.1%.

    The graph below shows our quarterly adjusted earnings per share since our first full quarter as a public company.

                    QUARTERLY ADJUSTED EARNINGS PER SHARE(1)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

6/30/98   $0.41
9/30/98   $0.43
12/31/98  $0.45
3/31/99   $0.46
6/30/99   $0.49
9/30/99   $0.52
12/31/99  $0.60
3/31/00   $0.64
6/30/00   $0.66
9/30/00   $0.68
12/31/00  $0.69
3/31/01   $0.71
6/30/01   $0.72

------------------------

(1) We generally define "adjusted earnings" as GAAP net income before depreciation and amortization. For a further discussion of our adjusted earnings, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Adjusted Earnings."

COMPETITIVE STRENGTHS

    We believe the following competitive strengths distinguish our business model from other commercial finance enterprises and contribute to our ability to generate attractive risk-adjusted returns to our common stockholders.

CREATIVE CAPITAL SOLUTIONS

    We target markets where customers require a knowledgeable provider of capital which is capable of originating customized and flexible financial products. We provide our customers with a level of service and creativity generally unavailable from other lenders. We do not participate in distribution-based commercial finance businesses, which are typically characterized by intense price competition and lower profit margins, such as conduit lending and mortgage-backed securities.

    We believe that we have a reputation in the marketplace for delivering unique financing solutions and a high level of service to our customers in a reliable and credible fashion. Since beginning our business in 1993, we have provided more than $1.6 billion in financing to customers who have sought our expertise more than once.

    As a result of our focus, we have generated consistent and attractive returns on our asset base. The graph below shows our returns on average book assets, after interest expense, since June 1998, our first full quarter as a public company.

                        RETURN ON AVERAGE BOOK ASSETS(1)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

6/30/98   7.2%
9/30/98   6.0%
12/31/98  5.3%
3/31/99   5.9%
6/30/99   6.0%
9/30/99   6.4%
12/31/99  6.5%
3/31/00   6.6%
6/30/00   6.7%
9/30/00   6.7%
12/31/00  6.8%
3/31/01   7.0%
6/30/01   7.2%

------------------------

(1) We define "return on average book assets" as the sum of annualized quarterly adjusted earnings and preferred dividends divided by the average book value of assets outstanding during the quarter.

EXPERIENCED MANAGEMENT

    The ten members of our executive management team have an average of more than 20 years of experience in the fields of real estate finance, private investment, capital markets, transaction structuring, risk management and loan servicing, providing us with significant expertise in the key disciplines required for success in our business. We emphasize long-term, incentive-based compensation, such as stock options and grants of restricted common stock, rather than cash compensation, and none of our employees is compensated based on the volume of investment originations. Our directors and employees directly own approximately 7% of our outstanding common stock on a diluted basis, which had a market value of $162 million based upon the last reported sale price of our common stock on September 5, 2001. Our executive management team is supported by approximately 125 employees operating from six primary offices nationwide.

SIGNIFICANT EQUITY BASE

    We had approximately $1.8 billion of tangible book equity and a consolidated debt-to-book equity ratio of 1.2x as of June 30, 2001. We believe that we are one of the most strongly capitalized asset-based finance companies. We target a maximum consolidated debt-to-book equity ratio of 1.5x to 2.0x, which is significantly lower than most other commercial finance companies. We believe that operating within this targeted range enables us to maintain a well-balanced, conservative and flexible capital structure. Our tax-advantaged structure as a real estate investment trust and our ability to operate with less overhead, as a percentage of revenues, than many other commercial finance companies enhance risk-adjusted returns on equity for our common stockholders.

TAX-ADVANTAGED CORPORATE STRUCTURE

    Because of our focus on commercial real estate finance, we are able to qualify as a real estate investment trust, or "REIT," under the Internal Revenue Code. Since we are taxed as a REIT, we do not pay corporate-level taxes in most circumstances. This tax-advantaged structure enables us to produce superior returns on equity for our stockholders compared to taxable finance companies, while utilizing significantly less leverage than most taxable finance companies. The graphs below show our returns on average common book equity and our debt-to-equity ratios since our first full quarter as a public company.

                    RETURN ON AVERAGE COMMON BOOK EQUITY(1)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

6/30/98   11.7%
9/30/98   12.3%
12/31/98  13.0%
3/31/99   13.6%
6/30/99   14.1%
9/30/99   14.7%
12/31/99  14.8%
3/31/00   15.1%
6/30/00   15.5%
9/30/00   16.1%
12/31/00  16.7%
3/31/01   17.3%
6/30/01   17.5%

------------------------

(1) We define "return on average common book equity" as annualized quarterly adjusted earnings divided by the average common book value of equity outstanding during the quarter.

                              DEBT-TO-BOOK EQUITY

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

6/30/98   0.7X
9/30/98   1.3x
12/31/98  1.1x
3/31/99   1.2x
6/30/99   1.2x
9/30/99   1.1x
12/31/99  1.1x
3/31/00   1.1x
6/30/00   1.2x
9/30/00   1.2x
12/31/00  1.2x
3/31/01   1.2x
6/30/01   1.2x

ASSET QUALITY AND DIVERSIFICATION

    Throughout our operating history, we have focused on maintaining diversification of our asset base by product line, asset type, obligor, property type and geographic region. Asset diversification is a key part of our risk management strategy. The graphs below depict the diversification of our asset base based upon the total gross book value of our assets of approximately $4.0 billion as of June 30, 2001.

 ASSET TYPE DIVERSIFICATION    PROPERTY TYPE DIVERSIFICATION   GEOGRAPHIC DIVERSIFICATION

          Pie Chart                      Pie Chart                      Pie Chart

    Secured first mortgages and corporate tenant lease assets together comprise approximately 70% of our asset base. The weighted average "first dollar" and "last dollar" loan-to-value ratios on our loan assets were 31.8% and 71.4%, respectively, as of June 30, 2001. "First dollar" and "last dollar" loan-to-value ratios represent the average beginning and ending points of our lending exposure in the aggregate capitalization of the underlying assets or companies that we finance.

    In addition, as of June 30, 2001, 52% of our corporate tenants, based on GAAP annual lease payments, had actual or implied investment grade credit ratings. Our corporate tenants include leading companies such as FedEx Corporation, Hilton Hotels Corporation, International Business Machines Corporation, Nike, Inc., Verizon Communications, Inc. and Wells Fargo Bank.

MATCH FUNDING DISCIPLINE

    Our objective is to match fund our liabilities and assets with respect to maturities and interest rates. This means that we seek to match the maturities of our financial obligations with the maturities of our investments. Match funding allows us to reduce the risk of having to refinance our liabilities prior to the maturities of our assets. In addition, we match fund interest rates with like-kind debt (i.e., fixed-rate assets are financed with fixed-rate debt, and floating-rate assets are financed with floating-rate debt), through the use of hedges such as interest rate swaps, or through a combination of these strategies. This allows us to reduce the impact of changing interest rates on our earnings. Our objective is to limit volatility from a 100 basis point move in short-term interest rates to no more than 2.5% of annual adjusted earnings per share. As of June 30, 2001, a 100 basis point change in short-term interest rates would have impacted our second quarter adjusted earnings per share of $0.72 by approximately 1.4%.

OUR TARGET MARKETS AND PRODUCT LINES

    We believe we are the largest dedicated participant in a $100-$150 billion niche of the approximately $2.1 trillion commercial real estate market, consisting of the $1.5 trillion commercial mortgage market and the $600 billion single-user market for corporate office and industrial facilities.

Our primary product lines include structured finance, portfolio finance, corporate tenant leasing, corporate finance and loan acquisition. Our real estate lending assets consist of mortgages secured by real estate collateral, loans secured by equity interests in real estate assets, and secured and unsecured loans to corporations engaged in real estate or real estate-related businesses. Our corporate tenant lease assets consist of office and industrial facilities that we typically purchase from, and lease back to, a diversified group of creditworthy corporate tenants as a form of financing for their businesses. Our leases are generally long-term, and typically provide for all expenses at the facility to be paid by the corporate tenant on a "triple net" basis. Under a typical net lease agreement, the corporate customer agrees to pay a base monthly operating lease payment and all facility operating expenses, including taxes, maintenance and insurance.

    The graph below shows the composition of our asset base by product line, based on the total gross book value of our assets of approximately $4.0 billion as of June 30, 2001.

                          PRODUCT LINE DIVERSIFICATION

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

CORPORATE TENANT LEASING  44%
Loan Acquisition           9%
Corporate Finance         13%
Structured Finance        25%
Portfolio Finance          9%

INVESTMENT STRATEGY

    Our investment strategy focuses on the origination of structured mortgage, corporate and lease financings backed by high-quality commercial real estate assets located in major U.S. metropolitan markets. Because we deliver the intensive structuring expertise required by our customers, we are able to avoid significant direct competition from other capital providers. We focus on developing direct relationships with borrowers and corporate tenants, as opposed to sourcing transactions through intermediaries, and offer our customers added value in the form of specific lending expertise, flexibility, certainty and post-closing support. We also take advantage of market anomalies in the real estate financing markets when we believe credit is mispriced by other providers of capital, such as the spread between lease yields and the yields on corporate tenants' underlying credit obligations. In addition, we have developed a disciplined process for screening potential investments prior to beginning our formal underwriting and commitment process called the "Six Point Methodology(SM)." We also have an intensive underwriting process in place for all potential investments.

RISK MANAGEMENT

    We have comprehensive, pro-active and hands-on risk management systems centered around a fully-integrated risk management team of over 50 professionals, including dedicated expertise in asset management, corporate credit, loan servicing, project management and engineering. We manage our risk exposure by diversifying our asset base and using conservative assumptions during our underwriting of potential investments. We utilize information received from our risk management professionals on a real-time basis to monitor the performance of our asset base and to quickly identify and address potential credit issues. In addition, although we have not realized any losses of principal or interest on any loan investments we have funded since our inception, we nonetheless maintain and regularly evaluate financial reserves to protect against potential future losses.

FINANCING STRATEGY

    Our financing strategy revolves around three primary principles. First, we maintain significantly lower leverage than other commercial finance companies and a large tangible equity capital base. We target a consolidated debt-to-book equity ratio of 1.5x to 2.0x, which is significantly lower than most other commercial finance companies. Second, we maintain access to a broad array of capital resources from a diverse group of lending sources, such as committed secured and unsecured credit facilities, term loans, corporate bonds and our own proprietary matched funding program, iStar Asset Receivables, or "STARs." In doing so, we seek to insulate our business from potential fluctuations in the availability of capital. Third, we seek to match fund our liabilities and assets to minimize the risk that we have to refinance our liabilities prior to the maturities of our assets, and to reduce the impact of changing interest rates on our earnings.

                              RECENT DEVELOPMENTS

    Subsequent to the end of the second quarter 2001, we completed a $350.0 million public offering of seven-year unsecured senior notes bearing interest at 8.75%. The net proceeds of this offering were used to repay our secured revolving credit facilities. Subsequent to the quarter end, we also completed a $300.0 million revolving credit facility with a group of leading financial institutions. This new facility matures in 2004, including a one-year extension at our option, and replaces two prior credit facilities maturing in 2002. For a further discussion of this new facility, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                            ------------------------

    Our principal executive offices are located at 1114 Avenue of the Americas, New York, New York 10036, and our telephone number is (212) 930-9400. Our website is www.istarfinancial.com. Our six primary regional offices are located in Atlanta, Boston, Dallas, Denver, Hartford and San Francisco. iStar Asset Services, our loan servicing subsidiary, is located in Hartford, and iStar Real Estate Services, our corporate facilities management division, is headquartered in Atlanta.

                                  THE OFFERING

Common stock offered by the selling
  stockholders............................  15,000,000 shares

Shares outstanding before and after the
  offering................................  86,485,250 shares

Use of proceeds...........................  We will not receive any proceeds from the sale of shares by the selling stockholders.

Risk factors..............................  See "Risk Factors" and other information contained in this prospectus supplement and in the accompanying
                                            prospectus for a discussion of the factors you should
                                            carefully consider before purchasing our common stock in
                                            the offering.

NYSE symbol...............................  SFI

    The number of shares outstanding before and after the offering excludes 7,898,939 shares reserved for issuance under our stock option plans, of which options to purchase 5,875,874 shares at an average option price of $18.22 have been issued. The number of shares outstanding before and after the offering also excludes 6,113,167 shares reserved for issuance upon exercise of warrants held by affiliates of Lazard Freres & Co. LLC that have an exercise price of $34.35 per share. After the offering, assuming that the underwriters' overallotment option is exercised, Starwood Mezzanine Investors, L.P., SOFI-IV SMT Holdings, L.L.C. and B Holdings, LLC, the selling stockholders, will collectively own 36,113,338 shares of common stock, which will represent approximately 41.1% of our shares of common stock on a diluted basis, or 41.8% based on our outstanding shares of common stock. If the overallotment option is not exercised, Starwood Mezzanine Investors, L.P., SOFI-IV SMT Holdings, L.L.C. and B Holdings, LLC will collectively own 38,363,338 shares of common stock, which will represent approximately 43.7% of our shares of common stock on a diluted basis, or 44.4% based on our outstanding shares of common stock.

                                  RISK FACTORS

    THIS SECTION DESCRIBES SOME, BUT NOT ALL, OF THE RISKS OF PURCHASING OUR COMMON STOCK IN THE OFFERING. YOU SHOULD CAREFULLY CONSIDER THESE RISKS, AND THE RISK DESCRIBED UNDER THE CORRESPONDING HEADING BEGINNING ON PAGE FOUR OF THE ACCOMPANYING PROSPECTUS, BEFORE PURCHASING OUR COMMON STOCK IN THE OFFERING. IN CONNECTION WITH THE FORWARD-LOOKING STATEMENTS THAT APPEAR IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, YOU SHOULD ALSO CAREFULLY REVIEW THE CAUTIONARY STATEMENTS REFERRED TO IN "FORWARD-LOOKING STATEMENTS."

OUR OWNERSHIP IS CONCENTRATED

    The selling stockholders will hold approximately 41.1%, on a diluted basis, or 41.8% on an outstanding basis, of our shares of common stock (or 43.7% and 44.4%, respectively, if the overallotment option is not exercised) after the offering. The selling stockholders are under common control, and four of the 16 members of our Board of Directors are employed by an affiliate of the selling stockholders. As a result of their ownership interests, the selling stockholders may have significant influence over our business and affairs, including decisions regarding:

    - Mergers or other business combinations.

    - Issuance of equity securities, including additional shares of our common stock.

    - Payment of dividends.

    The influence held by these affiliated entities may result in various conflicts of interest between them and us or between them and the holders of our common stock. Certain individuals who own interests (direct or indirect) in these affiliated entities, including Jay Sugarman, who serves as our Chairman and Chief Executive Officer; and Barry Sternlicht, Jeffrey Dishner, Madison Grose and Merrick Kleeman, each of whom is a director of our Company, own directly an aggregate of 2.5% of our common stock and hold options to purchase an additional 0.7% of our common stock, assuming cashless option exercises, in addition to their interests in the selling stockholders and their affiliates. These people may be faced with decisions that have different implications for the selling stockholders and their affiliates, on the one hand, and us or the holders of our common stock, on the other hand, which could create, or appear to create, potential conflicts of interest.

FUTURE SALES OF OUR COMMON STOCK BY THE SELLING STOCKHOLDERS COULD ADVERSELY AFFECT OUR STOCK PRICE

    If the selling stockholders were to sell a substantial number of the shares of our common stock which they will own after this offering, the prevailing market prices for our common stock could be adversely affected. Each of the selling stockholders has agreed not to sell or transfer any shares of common stock or to engage in certain hedging transactions with respect to the common stock for a period of 180 days after the date of this prospectus supplement, except in certain circumstances. The selling stockholders are permitted to include shares for sale in a public primary equity offering by us, subject to certain limitations. SOFI-IV SMT Holdings, L.L.C. has pledged 22,500,000 shares of common stock owned by it under a $150.0 million margin loan that is fully recourse to SOFI-IV SMT Holdings, L.L.C. In the event that SOFI-IV SMT Holdings, L.L.C. were to default in the performance of its obligations under that loan, the lender could foreclose upon those pledged shares and sell them in the open market at any time. In addition, unless Starwood Mezzanine Investors, L.P. and Starwood Opportunity Fund IV, L.P. (the entity which owns SOFI-IV SMT Holdings, L.L.C.), are able to extend their terms, they will have to begin, on November 1, 2002 and February 27, 2005, respectively, distributing their investments to their investors, selling their investments to third parties, or a combination of the two. Any such sales or distributions could adversely affect the prevailing market prices for our common stock. See "Selling Stockholders."

WE ARE SUBJECT TO RISKS RELATING TO OUR ASSET CONCENTRATION

    As of June 30, 2001, the average size of our lending and leasing investments was $22.1 million. No single investment represented more than 4.0% of our total revenues for the fiscal quarter ended June 30, 2001. While our asset base is diversified by product line, asset type, obligor, property type and geographic location, it is possible that if we suffer losses on a portion of our larger assets, our financial performance could be adversely impacted. See "iStar Financial Inc.--Competitive Strengths--Asset Quality and Diversification."

BECAUSE WE MUST DISTRIBUTE A PORTION OF OUR INCOME, WE WILL CONTINUE TO NEED ADDITIONAL DEBT AND/OR EQUITY CAPITAL TO GROW

    We must distribute at least 90% of our taxable net income to our stockholders to maintain our REIT status. As a result, those earnings will not be available to fund investment activities. We have historically funded our investments by borrowing from financial institutions and raising capital in the public and private capital markets. We expect to continue to fund our investments this way. If we fail to obtain funds from these sources, it could limit our ability to grow, which could have a material adverse effect on the value of our common stock. Our taxable net income has historically been lower than the cash flow generated by our business activities, primarily because our taxable net income is reduced by non-cash expenses, such as depreciation and amortization. As a result, our dividend payout ratio as a percentage of free cash flow has generally been lower than our payout ratio as a percentage of taxable net income. Our common stock dividends for the quarter ended June 30, 2001 represented approximately 83.3% of our adjusted earnings for that quarter.

QUARTERLY RESULTS MAY FLUCTUATE AND MAY NOT BE INDICATIVE OF FUTURE QUARTERLY
  PERFORMANCE

    Our quarterly operating results could fluctuate; therefore, you should not rely on past quarterly results to be indicative of our performance in future quarters. Factors that could cause quarterly operating results to fluctuate include, among others, variations in our investment origination volume, variations in the timing of prepayments, the degree to which we encounter competition in our markets and general economic conditions.

                                USE OF PROCEEDS

    The selling stockholders will receive all of the proceeds from selling the common stock offered hereby. See "Selling Stockholders." We will not receive any of the proceeds from this offering.

                            SELECTED FINANCIAL DATA

    The following table sets forth our selected financial data on a consolidated historical basis as of and for the six months ended June 30, 2001 and 2000, and as of and for the years ended December 31, 2000, 1999 and 1998.

    In November 1999, we completed a number of significant corporate transactions which increased the size of our operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Operating results for the year ended December 31, 1999 reflect the effects of these transactions subsequent to their consummation.

                                                           SIX MONTHS ENDED                   YEARS ENDED
                                                               JUNE 30,                       DECEMBER 31,
                                                        -----------------------   ------------------------------------
                                                           2001         2000         2000         1999         1998
                                                        ----------   ----------   ----------   ----------   ----------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Interest income.......................................    $130,816     $126,947     $268,011     $209,848     $112,914
Operating lease income................................      98,767       93,495      185,956       42,186       12,378
Other income..........................................      13,861        8,360       17,855       12,763        2,804
                                                        ----------   ----------   ----------   ----------   ----------
    Total revenue.....................................     243,444      228,802      471,822      264,797      128,096
                                                        ----------   ----------   ----------   ----------   ----------
Interest expense......................................      87,728       80,559      173,891       91,184       44,697
Operating costs-corporate tenant lease assets.........       6,510        6,284       12,809        2,246           --
Depreciation and amortization.........................      17,586       17,871       34,514       10,340        4,287
General and administrative............................      12,600       14,711       25,706        6,269        2,583
Provision for possible credit losses..................       3,500        3,000        6,500        4,750        2,750
Stock-based compensation expense......................       2,060        1,134        2,864          412        5,985
Advisory fees.........................................          --           --           --       16,193        7,837
Costs incurred in acquiring external advisor(1).......          --           --           --       94,476           --
                                                        ----------   ----------   ----------   ----------   ----------
    Total expenses....................................     129,984      123,559      256,284      225,870       68,139
                                                        ----------   ----------   ----------   ----------   ----------

Income before minority interest.......................     113,460      105,243      215,538       38,927       59,957
Minority interest in consolidated entities............        (136)         (82)        (195)         (41)         (54)
Gain on sale of corporate tenant lease assets.........       1,599          974        2,948           --           --
One-time effect of change in accounting principle.....        (282)          --           --           --           --
Extraordinary loss on early extinguishment of debt....      (1,037)        (317)        (705)          --           --
                                                        ----------   ----------   ----------   ----------   ----------
Net income............................................    $113,604     $105,818     $217,586      $38,886      $59,903
Preferred dividend requirements.......................     (18,454)     (18,454)     (36,908)     (23,843)        (944)
                                                        ----------   ----------   ----------   ----------   ----------
Net income allocable to common shareholders...........     $95,150      $87,364     $180,678      $15,043      $58,959
                                                        ==========   ==========   ==========   ==========   ==========
Basic earnings per common share(2)....................       $1.11        $1.03        $2.11        $0.25        $1.40
                                                        ==========   ==========   ==========   ==========   ==========
Diluted earnings per common share.....................       $1.09        $1.02        $2.10        $0.25        $1.36
                                                        ==========   ==========   ==========   ==========   ==========
Dividends declared per common share...................     $0.6125      $0.6000        $2.40        $1.86        $1.14
                                                        ==========   ==========   ==========   ==========   ==========

                                                           SIX MONTHS ENDED                   YEARS ENDED
                                                               JUNE 30,                       DECEMBER 31,
                                                        -----------------------   ------------------------------------
                                                           2001         2000         2000         1999         1998
                                                        ----------   ----------   ----------   ----------   ----------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
SUPPLEMENTAL DATA:
Dividends declared on preferred shares................      $9,144       $9,144      $36,576      $24,819         $929
Dividends declared on common shares...................     104,087       99,611      205,477      116,813       60,343
Adjusted earnings allocable to common
  shareholders(3).....................................     125,267      111,779      230,688      127,798       66,615
Adjusted earnings per common share--basic.............       $1.45        $1.31        $2.69        $2.19        $1.59
Adjusted earnings per common share--diluted...........       $1.42        $1.30        $2.67        $2.07        $1.53
Cash flows from:
    Operating activities..............................     115,937       99,788      192,469      122,549       54,915
    Investing activities..............................      10,604     (186,540)    (176,652)    (143,911)  (1,271,309)
    Financing activities..............................    (122,992)      85,062      (27,473)      45,660    1,226,208
EBITDA(4).............................................     218,774      203,673      423,943      234,927      108,941
Ratio of EBITDA to interest expense...................         2.5x         2.5x         2.4x         2.6x(5)        2.4x
Ratio of EBITDA to combined fixed charges(6)..........         2.1x         2.1x         2.0x         2.0x(5)        2.4x
Weighted average common shares
  outstanding--basic(7)...............................      85,958       85,184       85,441       57,749       41,607
Weighted average common shares
  outstanding--diluted(7).............................      87,584       85,725       86,151       60,393       43,460
Efficiency ratio(8)...................................         6.0%         6.9%         6.1%         8.6%        12.8%
Total debt to shareholders' equity(9).................         1.2x         1.2x         1.2x         1.1x         1.1x

BALANCE SHEET DATA:
Loans and other lending investments, net..............  $2,252,255   $2,253,339   $2,225,183   $2,003,506   $1,823,761
Real estate subject to operating leases, net..........   1,634,524    1,653,512    1,670,169    1,714,284      189,942
Total assets..........................................   4,053,350    4,041,269    4,034,775    3,813,552    2,059,616
Debt obligations......................................   2,153,031    2,138,060    2,131,967    1,901,204    1,055,719
Minority interest in consolidated entities............       2,649        2,565        6,224        2,565           --
Shareholders' equity..................................   1,831,125    1,842,883    1,787,885    1,801,343      970,728

------------------------------

(1) This amount represents a non-recurring, non-cash charge of approximately $94.5 million relating to the acquisition of our external advisor.

(2) Earnings per common share excludes 1% of net income allocable to our class B shares prior to November 4, 1999. The class B shares were exchanged for common stock on November 4, 1999. As a result, we have a single class of common stock outstanding. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(3) See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Adjusted Earnings."

(4) EBITDA is calculated as total revenue minus the sum of general and administrative expenses, provision for possible credit losses, stock-based compensation expense, operating costs on corporate tenant lease assets and, prior to November 1, 1999, advisory fees.

(5) Excludes a non-recurring, non-cash charge of approximately $94.5 million relating to the acquisition of our external advisor.

(6) Combined fixed charges are comprised of interest expense, amortization of loan costs and preferred stock dividend requirements.

(7) As adjusted for the one-for-six reverse stock split we effected on June 19, 1998.

(8) Efficiency ratio reflects: (a) the sum of general administrative expense, stock option compensation expense and, for the period prior to November 4,
    1999, advisory fees; divided by (b) total revenue for the period.

(9) Total shareholders' equity is defined as the sum of the book value of common equity and preferred equity.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    We began our business in 1993 through private investment funds formed to take advantage of the lack of well-capitalized lenders capable of servicing the needs of high-end customers in our markets. In March 1998, our private investment funds contributed their approximately $1.1 billion of assets to our predecessor, Starwood Financial Trust, in exchange for a controlling interest in that public company. In November 1999, we acquired TriNet Corporate Realty Trust, Inc., our leasing subsidiary, which was then the largest publicly-traded company specializing in the net leasing of corporate office and industrial facilities. Concurrent with the acquisition of our leasing subsidiary, we also acquired our external advisor in exchange for shares of our common stock and converted our organizational form to a Maryland corporation. As part of the conversion to a Maryland corporation, we replaced our dual-class common stock structure with a single class of common stock. This single class of common stock began trading on the New York Stock Exchange under the symbol "SFI" in November 1999.

RESULTS OF OPERATIONS

THREE-MONTH PERIOD ENDED JUNE 30, 2001 COMPARED TO THE THREE-MONTH PERIOD ENDED JUNE 30, 2000

    INTEREST INCOME. Interest income decreased to approximately $63.9 million for the three months ended June 30, 2001 from approximately $66.9 million for the same period in 2000. This decrease in interest income is primarily a result of the decrease in average LIBOR rates on our variable-rate lending investments, which was partially offset by the increase in the average balance of loans and other lending investments.

    OPERATING LEASE INCOME. Operating lease income increased to $49.2 million for the three months ended June 30, 2001 from $47.2 million for the same period in 2000. Of this increase, $1.3 million was attributable to new corporate tenant lease investments and $3.6 million to additional operating lease income from existing corporate tenant lease investments owned in both quarters. These increases in operating lease income from assets owned were partially offset by a $2.9 million decrease in operating lease income resulting from asset dispositions made in 2000 and 2001.

    OTHER INCOME. Other income for the three-month period ended June 30, 2001 is primarily comprised of approximately $8.5 million in realized gains and prepayment penalties from the early repayment of senior mortgages, subordinate mortgages and corporate/partnership loans. Other income was offset by approximately $1.2 million in losses from iStar Operating, Inc. Other income for the three-month period ended June 30, 2000 included a prepayment penalty of approximately $2.1 million resulting from a partial repayment of a senior mortgage.

    INTEREST EXPENSE. Our interest expense decreased by $1.4 million for the three months ended June 30, 2001 over the same period in the prior year. The decrease was primarily due to lower average LIBOR rates on our outstanding floating-rate debt obligations.

    OPERATING COSTS-CORPORATE TENANT LEASE ASSETS. For the three months ended June 30, 2001, operating costs associated with corporate tenant lease assets increased by approximately $315,000 to approximately $3.3 million, from $3.0 million for the same period in 2000. This increase is primarily due to an increase in unreimbursed operating expenses associated with corporate tenant lease assets.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization decreased by approximately $84,000 to $8.8 million for the three months ended June 30, 2001 over the same period in the prior year. This decrease is primarily the result of corporate tenant lease dispositions in 2000 and 2001, partially offset by additional depreciation on capital investments.

    GENERAL AND ADMINISTRATIVE. Our general and administrative expenses during the three months ended June 30, 2001 decreased by approximately $1.3 million to $6.5 million compared to the same period in 2000.

    PROVISION FOR POSSIBLE CREDIT LOSSES. Our charge for provision for possible credit losses increased to $1.8 million from $1.5 million as a result of expanded lending operations as well as additional seasoning of our existing lending portfolio. We have not realized any actual losses on any loan investments we have funded to date. However, we have considered it prudent to establish a policy of providing reserves for potential losses in the current portfolio which may occur in the future. Accordingly, since our first full quarter as a public company (the quarter ended June 30, 1998), management has reflected quarterly provisions for possible credit losses in its operating results.

    STOCK-BASED COMPENSATION EXPENSE. Stock-based compensation expense increased by approximately $614,000 as a result of charges relating to grants of stock options, including amortization of the deferred charge related to options granted to employees of our former external advisor subsequent to such personnel becoming our direct employees as of November 4, 1999.

    GAIN ON SALE OF CORPORATE TENANT LEASE ASSETS. On April 18, 2001, we disposed of one corporate tenant lease asset for total proceeds of $4.5 million, and recognized a gain of approximately $1.0 million. During the second quarter of 2000, we disposed of three assets for total proceeds of $102.3 million, and recognized gains of approximately $440,000.

SIX-MONTH PERIOD ENDED JUNE 30, 2001 COMPARED TO THE SIX-MONTH PERIOD ENDED
  JUNE 30, 2000

    INTEREST INCOME. Interest income increased to approximately $130.8 million for the six months ended June 30, 2001 from approximately $126.9 million for the same period in 2000. This increase in interest income is a result of a higher average balance of loans and other lending investments.

    OPERATING LEASE INCOME. Operating lease income increased to $98.8 million for the six months ended June 30, 2001 from $93.5 million for the same period in 2000. Of this increase, $2.7 million was attributable to new corporate tenant lease investments and $7.4 million to additional operating lease income from existing corporate tenant lease investments owned in both quarters. In addition, joint venture income contributed $1.8 million to the increase. These increases in operating lease income from assets owned were partially offset by a $6.7 million decrease in operating lease income resulting from asset dispositions made in 2000 and 2001.

    OTHER INCOME. Other income for the six-month period ended June 30, 2001 is primarily comprised of approximately $9.2 million in realized gains and prepayment penalties from the early repayment of senior mortgages, subordinate mortgages and corporate/partnership loans, $3.0 million in participation payments and advisory fees of approximately $868,000. Other income was offset by approximately $842,000 in losses from iStar Operating. Other income for the six-month period ended June 30, 2000 included prepayment fees of approximately $5.4 million resulting from the full or partial repayments of three loans and a fee of $1.1 million resulting from the purchase of a sub-performing loan and subsequent restructuring of such loan to fully-performing status.

    INTEREST EXPENSE. Our interest expense increased by $7.2 million for the six months ended June 30, 2001 over the same period in the prior year. The increase was primarily due to higher average borrowings on our credit facilities, other term loans and unsecured notes, in addition to the amortization of deferred financing costs on our credit facilities. This increase was partially offset by the lower average LIBOR rates on our floating rate debt obligations.

    OPERATING COSTS--CORPORATE TENANT LEASE ASSETS. For the six months ended June 30, 2001, operating costs increased by approximately $226,000 to $6.5 million, from $6.3 million for the same period in 2000. This increase is primarily due to an increase in unreimbursed operating expenses associated with corporate tenant lease assets. The increase is offset by a reduction of general and administrative costs related to the facilities.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization decreased by approximately $285,000 to $17.6 million for the six months ended June 30, 2001 over the same period in the prior year. This decrease is primarily the result of corporate tenant lease dispositions in 2000 and 2001, partially offset by additional depreciation on capital investments.

    GENERAL AND ADMINISTRATIVE. Our general and administrative expenses during the six months ended June 30, 2001 decreased by approximately $2.1 million to $12.6 million compared to the same period in 2000.

    PROVISION FOR POSSIBLE CREDIT LOSSES. Our charge for provision for possible credit losses increased to $3.5 million from $3.0 million as a result of expanded lending operations as well as additional seasoning of our existing lending portfolio.

    STOCK-BASED COMPENSATION EXPENSE. Stock-based compensation expense increased by approximately $926,000 as a result of charges relating to grants of stock options, including amortization of the deferred charge related to options granted to employees of our former external advisor subsequent to such personnel becoming our direct employees as of November 4, 1999.

    GAIN ON SALE OF CORPORATE TENANT LEASE ASSETS. During the six months ended June 30, 2001, we disposed of two corporate tenant lease assets for total proceeds of $8.4 million, and recognized gains of approximately $1.6 million. During the first six months of 2000, we disposed of five assets for total proceeds of $148.3 million, and recognized gains of approximately $973,000.

    EXTRAORDINARY LOSS ON EARLY EXTINGUISHMENT OF DEBT. During the six months ended June 30, 2001, we repaid a secured term loan which had an original maturity date of December 2004. In connection with this early repayment, we incurred certain prepayment penalties, which resulted in an extraordinary loss on early extinguishment of debt of approximately $1.0 million during the first quarter of 2001. During the first quarter of 2000, certain of the proceeds from an asset disposition were used to partially repay $8.1 million of a secured term loan. In connection with this partial paydown, we incurred certain prepayment penalties, which resulted in an extraordinary loss on early extinguishment of debt of $317,000.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

    INTEREST INCOME. Interest income increased to approximately $268.0 million for the year ended December 31, 2000 from approximately $209.8 million for the same period in 1999. This increase is a result of the interest generated by $721.2 million of newly-originated loan investments during fiscal 2000 and an additional $56.0 million funded under existing loan commitments. The increase was partially offset by a reduction in interest earned as a result of principal repayments of approximately $584.5 million made to us on our loan investments during the year ended December 31, 2000. In addition, the increase was in part due to higher average interest rates on our variable-rate loans and other lending investments.

    OPERATING LEASE INCOME. Operating lease income increased to approximately $186.0 million for the year ended December 31, 2000 from approximately
$42.2 million for the same period in 1999. Approximately $134.2 million of this increase is attributable to operating lease income generated from corporate tenant lease assets acquired in the acquisition of our leasing subsidiary, which were included in operations for the entire year in fiscal 2000 as compared to only approximately two months in fiscal 1999. In addition, approximately $5.4 million resulted from income generated by $128.4 million of new corporate tenant lease investments.

    OTHER INCOME. Included in other income for fiscal year 2000 are prepayment fees of approximately $7.9 million resulting from the full or partial repayments of several loans, recognition of $2.1 million in connection with loan defeasances, a forbearance fee of $1.1 million resulting from the purchase of a sub-performing loan and subsequent restructuring of such loan to fully performing status, a prepayment penalty of approximately $1.2 million resulting from the refinancing of a senior mortgage and corporate loan, and approximately $1.4 million resulting from the repayment of a senior loan held at a discount upon the conversion of such loan to a corporate tenant lease holding pursuant to a purchase option granted to us in connection with our original investment in the asset.

    INTEREST EXPENSE. Our interest expense increased by $82.7 million for the year ended December 31, 2000 over the same period in the prior year. Approximately $44.1 million of this increase is attributable to interest expense incurred by our leasing subsidiary subsequent to its acquisition, which was included in operations for the entire year in fiscal 2000 as compared to only approximately two months in 1999. In addition, the increase was in part due to higher average aggregate borrowings under our credit facilities, other term loans and secured notes, the proceeds of which were used to fund additional investments. The increase was also attributable to higher average interest rates on our variable-rate debt obligations.

    OPERATING COSTS--CORPORATE TENANT LEASE ASSETS.  For the year ended
December 31, 2000, operating costs associated with corporate tenant lease assets increased by approximately $10.6 million to approximately $12.8 million, net of recoveries from corporate tenants. Such operating costs represent unreimbursed operating expenses associated with corporate tenant lease assets. This increase is primarily attributable to operating costs generated from corporate tenant lease assets acquired in the acquisition of our leasing subsidiary, which were included in operations for the entire year in fiscal 2000 as compared to only approximately two months in 1999.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased by approximately $24.2 million to $34.5 million for the year ended December 31, 2000 over the same period in the prior year. Approximately $24.0 million of this increase is attributable to depreciation and amortization relating to the corporate tenant lease assets acquired in the acquisition of our leasing subsidiary, which were included in operations for the entire year in fiscal 2000 as compared to only approximately two months in 1999.

    GENERAL AND ADMINISTRATIVE. Our general and administrative expenses during the year ended December 31, 2000 increased by approximately $19.4 million to $25.7 million compared to the same period in 1999. These increases were generally the result of the increased scope of our operations associated with the acquisition of our leasing subsidiary and the direct overhead costs associated with our former external advisor, which impacted operations for the entire year in fiscal 2000 as compared to only approximately two months in 1999.

    PROVISION FOR POSSIBLE CREDIT LOSSES. Our charge for provision for possible credit losses increased to $6.5 million from $4.8 million as a result of expanded lending operations as well as additional seasoning of our existing lending portfolio.

    STOCK-BASED COMPENSATION EXPENSE. Stock-based compensation expense increased by approximately $2.5 million as a result of charges relating to grants of stock options to our employees, including amortization of the deferred charge related to options granted to employees of our former external advisor subsequent to such personnel becoming our direct employees as of November 4, 1999.

    ADVISORY FEES. There were no advisory fees during the year ended December 31, 2000 because, as a result of our acquisition of our external advisor, we became internally-managed. No further advisory fees will be incurred.

    COSTS INCURRED IN ACQUIRING EXTERNAL ADVISOR. Included in fiscal 1999 costs and expenses is a non-recurring, non-cash charge of approximately $94.5 million relating to the acquisition of our external advisor.

    GAIN ON SALE OF CORPORATE TENANT LEASE ASSETS. During the year ended 2000, we disposed of 14 corporate tenant lease assets, including six assets held in joint venture partnerships, for a total of $256.7 million in proceeds, and recognized total gains of $2.9 million.

    EXTRAORDINARY LOSS ON EARLY EXTINGUISHMENT OF DEBT. Certain of the proceeds from an asset disposition were used to partially repay $8.1 million of a mortgage loan. In connection with this partial paydown, we incurred prepayment penalties, which resulted in an extraordinary loss of $317,000 during the first quarter of 2000. Additionally, proceeds from a joint venture asset disposition were used to repay $16.4 million of the third-party debt of the joint venture. In connection with this paydown, the venture incurred certain prepayment penalties, which resulted in an extraordinary loss of $388,000 during the third quarter of 2000. There were no comparable early extinguishments of debt during the year ended December 31, 1999, including by our leasing subsidiary subsequent to its acquisition on November 4, 1999.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    INTEREST INCOME. During fiscal year 1999, interest income increased by approximately $96.9 million over interest income for fiscal year 1998. This increase is a result of the interest generated by the loans and other investments contributed in the 1998 recapitalization, as well as approximately $663.4 million of loans and other lending investments newly-originated or acquired by us during 1999 and an additional $46.4 million funded under existing commitments. The increase was partially offset by principal repayments of approximately $561.9 million made to us during fiscal year 1999.

    OPERATING LEASE INCOME. Operating lease income increased by $29.8 million from fiscal year 1998 to fiscal year 1999 due to approximately $26.8 million in operating lease income generated from corporate tenant lease assets acquired in the acquisition of our leasing subsidiary.

    OTHER INCOME. Included in other income for fiscal year 1999 is a fee associated with the repayment of a construction loan of approximately
$1.9 million, yield maintenance payments of approximately $8.1 million resulting from the repayment of three loans, and approximately $1.0 million in additional revenue from certain cash flow participation features on five of our loan investments.

    INTEREST EXPENSE. Our interest expense increased by $46.5 million as a result of higher average borrowings by us on our credit facilities and other term loans, the proceeds of which were used to fund additional loan origination and acquisition activities. The increase was also attributable to higher average interest rates on our variable-rate debt obligations. Further, interest expense includes interest incurred by our leasing subsidiary subsequent to its acquisition.

    OPERATING COSTS--CORPORATE TENANT LEASE ASSETS. These operating costs represent unreimbursed operating expenses incurred by our leasing subsidiary subsequent to its acquisition.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased as a result of a full year's depreciation on our pre-existing corporate tenant leasing portfolio, as well as depreciation on our leasing subsidiary's corporate tenant lease assets subsequent to its acquisition.

    GENERAL AND ADMINISTRATIVE. General and administrative costs increased by approximately $3.7 million as a result of the direct overhead costs associated with our former external advisor, as well as additional administrative expenses associated with our leasing subsidiary subsequent to its acquisition.

    PROVISION FOR POSSIBLE CREDIT LOSSES. Our charge for provision for possible credit losses increased by approximately $2.0 million as a result of expanded lending operations as well as additional seasoning of our existing lending portfolio.

    STOCK-BASED COMPENSATION EXPENSE. Stock-based compensation expense declined by approximately $5.6 million as a result of the non-recurring charge relating to the original grant of stock options to our former external advisor in fiscal 1998 concurrently with the merger of our private business into a public company in March 1998.

    ADVISORY FEES. Advisory fees increased by approximately $8.4 million as a result of fees being incurred from June 16, 1998 through year end in the prior year and through November 4, 1999 in fiscal 1999, as well as a result of our expanded operations. As a result of the acquisition of our external advisor, we became internally-managed. No further advisory fees will be incurred.

    COSTS INCURRED IN ACQUIRING EXTERNAL ADVISOR. Included in fiscal 1999 costs and expenses is a non-recurring, non-cash charge of approximately $94.5 million relating to the acquisition of our external advisor.

LIQUIDITY AND CAPITAL RESOURCES

    We require capital to fund our investment activities and operating expenses. We have significant access to capital resources to fund our existing business plan, which includes the expansion of our real estate lending and corporate tenant leasing businesses. Our capital sources include cash flow from operations, borrowings under lines of credit, additional term borrowings, long-term financing secured by our assets, unsecured financing and the issuance of common, convertible and/or preferred equity securities. Further, we may acquire other businesses or assets using our capital stock, cash or a combination of the two.

    The distribution requirements under the REIT provisions of the Internal Revenue Code limit our ability to retain earnings and thereby replenish capital committed to our operations. However, we believe that our significant capital resources and access to financing will provide us with financial flexibility and market responsiveness at levels sufficient to meet current and anticipated capital requirements, including expected new lending and leasing transactions.

    We believe that our existing sources of funds will be adequate for purposes of meeting our short-and long-term liquidity needs. Our ability to meet long-term (i.e., beyond one year) liquidity requirements is subject to the renewal of our credit lines and/or obtaining other sources of financing, including issuing additional debt or equity from time to time. Any decision by our lenders and investors to enter into such transactions with us will depend upon a number of factors, such as compliance with the terms of our existing credit arrangements, our financial performance, industry or market trends, the general availability of and rates applicable to financing transactions, such lenders' and investors' resources and policies concerning the terms under which they make such capital commitments and the relative attractiveness of alternative investment or lending opportunities.

    In July 2001, we completed a $300.0 million revolving credit facility with a group of leading financial institutions. The new facility has an initial maturity of July 2003, with a one-year extension at our option and another one-year extension at the lenders' option, and replaces two prior credit facilities maturing in 2002. The facility bears interest at LIBOR plus 2.125% based on our current credit ratings. In August 2001, we completed a $350.0 million public offering of unsecured seven-year senior notes bearing interest at 8.75%. The net proceeds of this offering were used to repay our secured revolving credit facilities.

    The table below reflects our debt obligations under various arrangements with financial institutions as of June 30, 2001. All of our indebtedness shown below which has not subsequently been repaid is non-recourse to us, except for the $60.0 million term loan due January 2004 and the $16.6 million of "Other debt obligations," which are fully recourse to us.

                                                       CARRYING
                                        MAXIMUM      VALUE AS OF
                                         AMOUNT        JUNE 30,
                                       AVAILABLE         2001       STATED INTEREST RATES    SCHEDULED MATURITY DATE
                                      ------------   ------------   ----------------------   -----------------------
                                       (IN THOUSANDS, UNAUDITED)
SECURED REVOLVING CREDIT
  FACILITIES(1):
  Line of credit....................     $700,000       $194,100    LIBOR + 1.75%-2.25%      March 2005(2)
  Line of credit....................      700,000        514,503    LIBOR + 1.40%-2.15%      January 2005(2)
  Line of credit....................      500,000         81,248    LIBOR + 1.50%-1.75%      August 2003(2)

UNSECURED REVOLVING CREDIT
  FACILITIES:
  Line of credit....................      350,000        153,000       LIBOR + 1.55%         May 2002(3)
  Line of credit....................      100,000          6,000       LIBOR + 2.25%         January 2002(3)
                                       ----------     ----------
  Total revolving credit
    facilities......................   $2,350,000       $948,851
                                       ==========

SECURED TERM LOANS:
  Secured by real estate under operating leases...      $149,113           7.44%             March 2009
  Secured by corporate lending investments........        60,000       LIBOR + 2.50%         January 2004(4)
  Secured by real estate under operating leases...        40,720    Fixed: 6.00%-11.38%      Various through 2011
  Secured by real estate under operating leases...       193,000       LIBOR + 1.85%         July 2006
                                                      ----------
  Total principal of term loans...................       442,833
  Add: debt premiums..............................           379
                                                      ----------
  Total secured term loans........................       443,212

iStar Asset Receivables secured notes:
  Class A.........................................       105,216       LIBOR + 0.30%         August 2003(5)
  Class B.........................................        94,055       LIBOR + 0.50%         October 2003(5)
  Class C.........................................       105,813       LIBOR + 1.00%         January 2004(5)
  Class D.........................................        52,906       LIBOR + 1.45%         June 2004(5)
  Class E.........................................       123,447       LIBOR + 2.75%         January 2005(5)
  Class F.........................................         5,000       LIBOR + 3.15%         January 2005(5)
                                                      ----------
  Total iStar Asset Receivables secured notes.....       486,437

                                                       CARRYING
                                        MAXIMUM      VALUE AS OF
                                         AMOUNT        JUNE 30,
                                       AVAILABLE         2001       STATED INTEREST RATES    SCHEDULED MATURITY DATE
                                      ------------   ------------   ----------------------   -----------------------
                                       (IN THOUSANDS, UNAUDITED)
UNSECURED NOTES(6):
  6.75% Dealer Remarketable Securities(7).........       125,000           6.75%             March 2013
  7.70% Notes.....................................       100,000           7.70%             July 2017
  7.95% Notes.....................................        50,000           7.95%             May 2006
                                                      ----------
  Total principal of unsecured notes(1)...........       275,000
  Less: debt discount(8)..........................      (17,091)
                                                      ----------
  Total unsecured notes...........................       257,909
OTHER DEBT OBLIGATIONS:                                   16,622          Various             Various
                                                      ----------
TOTAL DEBT OBLIGATIONS:                               $2,153,031
                                                      ==========

------------------------------

(1) Subsequent to June 30, 2001, we completed a $350.0 million public offering of unsecured seven-year senior notes bearing interest at 8.75%. The net proceeds of this offering were used to repay borrowings under our secured revolving credit facilities that had a weighted average interest rate of 5.93% and a weighted average maturity of 3.6 years.

(2)  Includes a one-year "term-out" extension at our option.

(3) Subsequent to June 30, 2001, we replaced both of these facilities with a new $300.0 million revolving credit facility bearing interest at
    LIBOR + 2.125% (based on our current credit ratings). The new facility has an initial maturity of July 2003 with a one-year extension at our option and another one-year extension at the lenders' option.

(4)  Includes a one-year extension at our option.

(5) Principal payments on these bonds are a function of the principal repayments on loan assets which collateralize these obligations. The dates indicated above represent the expected date on which the final payment would occur for such class based on the assumptions that the loans which collateralize the obligations are not voluntarily prepaid, the loans are paid on their effective maturity dates and no extensions of the effective maturity dates of any of the loans are granted. The final maturity date for the underlying indenture on Classes A, B, C, D, E and F is September 25, 2022.

(6) The notes are callable by us at any time for an amount equal to the total of principal outstanding, accrued interest and the applicable make-whole prepayment premium.

(7) Subject to mandatory tender on March 1, 2003, to either the dealer or our leasing subsidiary. The initial coupon of 6.75% applies to the first five-year term through the mandatory tender date. If tendered to the dealer, the notes must be remarketed. The rates reset upon remarketing.

(8) These obligations were assumed as part of our acquisition of our leasing subsidiary. As part of the accounting for the purchase, these fixed-rate obligations were considered to have stated interest rates which were below the then-prevailing market rates at which our leasing subsidiary could issue new debt obligations and, accordingly, we ascribed a market discount to each obligation. Such discounts will be amortized as an adjustment to interest expense using the effective interest method over the related term of the obligations. As adjusted, the effective annual interest rates on these obligations were 8.81%, 9.51% and 9.04%, for the 6.75% Dealer Remarketable Securities, 7.70% Notes and 7.95% Notes, respectively.

    At June 30, 2001, we had pay-fixed interest rate swaps with a total notional amount of $325.0 million and a fair value (liability) of ($12.8) million. Our pay-fixed interest rate swaps have rates ranging from 5.58% to 7.06%, and have maturities ranging from June 2003 to December 2004. Interest rate swaps allow us to effectively fix the rate on a portion of our outstanding floating-rate debt. At June 30, 2001, we also had interest rate caps with a net notional amount of $110.0 million and a fair value of $399,875. Our interest rate caps have strike prices ranging from 7.75% to 10.00%, and have maturities ranging from December 2004 to May 2007. Interest rate caps enable us to limit our exposure to rising interest rates.

    On May 17, 2000, we closed the inaugural offering under our proprietary matched funding program, STARs(SM), Series 2000-1. In the initial transaction, one of our wholly-owned subsidiaries issued $896.5 million of investment grade bonds secured by the subsidiary's assets, which had an aggregate outstanding principal balance of approximately $1.2 billion at inception. Principal payments received on the assets will be utilized to repay the most senior class of the bonds then outstanding. The maturity of the bonds match funds the maturity of the underlying assets financed under the program. We initially purchased the Class F bonds at a par value of $38.2 million, which we financed with a $27.8 million repurchase agreement maturing in May 2001. This repurchase agreement was repaid in April 2001. On July 17, 2000, we sold, at par, $5.0 million of the Class F bonds to an institutional investor. For accounting purposes, these transactions were treated as secured financings.

    Moody's Investors Service, Inc., Fitch Inc. and Standard & Poor's Ratings Services have each upgraded the ratings of the STARs(SM) bonds. The STARs(SM) Class B bonds were upgraded to "Aaa," "AAA" and "AAA" from "Aa2," "AA" and "AA" by Moody's, Fitch and Standard & Poor's, respectively. The STARs(SM) Class C bonds were upgraded to "Aa3" and "AA-" from "A2" and "A+" by Moody's and Fitch, respectively. In addition, Fitch also upgraded the STARs(SM) Class D, E and F bonds by one notch to "A+," "BBB+" and "BBB," respectively.

    In January 2001, Moody's upgraded our corporate senior unsecured credit rating to "Ba1" from "Ba2," and the credit ratings on our perpetual preferred stock to "Ba3" from "B1." In addition, in April 2001, Standard & Poor's upgraded our corporate senior unsecured credit rating to "BB+" from "BB," and the credit ratings on our perpetual preferred stock to "B+" from "B."

    On July 2, 2001, we declared a regular quarterly cash dividend of $0.6125 per common share for the quarter ended June 30, 2001. The second quarter 2001 dividend, which was paid on July 30, 2001 to holders of record as of July 16, 2001, represented approximately 83.3% of basic adjusted earnings per share for the second quarter.

    STOCK REPURCHASE PROGRAM: The Board of Directors approved, and we have implemented, a stock repurchase program under which we are authorized to repurchase up to 5.0 million shares of our common stock from time to time, primarily using proceeds from the disposition of assets and excess cash flow from operations, but also using borrowings under our credit facilities if we determine that it is advantageous to do so. As of both June 30, 2001 and December 31, 2000, we had repurchased approximately 2.3 million shares at an aggregate cost of approximately $40.7 million.

ADJUSTED EARNINGS

    Adjusted earnings represents net income computed in accordance with GAAP, before gains (losses) on sales of corporate tenant lease assets, extraordinary items and cumulative effect of change in accounting principle, plus depreciation and amortization, less preferred stock dividends, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect adjusted earnings on the same basis.

    We believe that to facilitate a clear understanding of our historical operating results, adjusted earnings should be examined in conjunction with net income as shown in our consolidated statements of operations. Adjusted earnings should not be considered as an alternative to GAAP net income as an indicator of our performance, or to cash flows from operating activities, as determined in accordance with GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs.

                                                            FOR THE               FOR THE
                                                       SIX MONTHS ENDED         YEAR ENDED
                                                           JUNE 30,            DECEMBER 31,
                                                      -------------------   -------------------
                                                        2001       2000       2000       1999
                                                      --------   --------   --------   --------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                     (UNAUDITED)
Adjusted earnings:
    Net income......................................  $113,604   $105,818   $217,586    $38,886
    Add: Depreciation...............................    17,586     17,871     34,514     11,016
    Add: Allocated share of joint venture
      depreciation..................................     1,905      1,442      3,662        365
    Add: Amortization of deferred financing costs...    10,432      5,288     13,140      6,121
    Add: Costs incurred in acquiring external
      advisor.......................................        --         --         --     94,476
    Less: Preferred dividends.......................   (18,454)   (18,454)   (36,908)   (23,843)
    Less: Net income allocable to class B
      shares(1).....................................        --         --         --       (826)
    Add: Cumulative effect of change in accounting
      principle(2)..................................       282         --         --         --
    Less: Gain on sale of corporate tenant lease
      assets........................................    (1,599)      (974)    (2,948)        --
    Add: Extraordinary loss -- early extinguishment
      of debt.......................................     1,037        317        705         --
                                                      --------   --------   --------   --------
Adjusted earnings allocable to common shareholders:
    Basic...........................................  $124,793   $111,308   $229,751   $126,195
                                                      ========   ========   ========   ========
    Diluted.........................................  $125,267   $111,779   $230,688   $127,798
                                                      ========   ========   ========   ========
Adjusted earnings per common share:
    Basic...........................................     $1.45      $1.31      $2.69      $2.19
                                                      ========   ========   ========   ========
    Diluted.........................................     $1.42      $1.30      $2.67      $2.07
                                                      ========   ========   ========   ========

------------------------------

(1) For the year ended December 31, 1999, net income allocable to class B shares represents 1% of net income allocable to our class B shares. On
    November 4, 1999, the class B shares were exchanged for common shares in connection with our acquisition of our leasing subsidiary and related transactions. As a result, we now have a single class of common shares outstanding.

(2) Represents one-time effect of adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Investments and Hedging
    Activities" as of January 1, 2001.

                              ISTAR FINANCIAL INC.

OVERVIEW

    We are the largest publicly-traded finance company focused exclusively on the commercial real estate industry. We provide structured financing to private and corporate owners of high-quality real estate nationwide, including senior and junior mortgage debt, corporate net lease financing and corporate mezzanine and subordinated capital. Our objective is to deliver superior risk-adjusted returns on equity to our stockholders by providing innovative and value-added financing solutions to our customers. We deliver customized financial products to sophisticated real estate borrowers and corporate customers who require a high level of creativity and service. Our ability to provide value-added financial solutions has consistently enabled us to realize margins and returns on capital that are more attractive than those earned by many other commercial real estate finance companies.

    We began our business in 1993 through private investment funds formed to take advantage of the lack of well-capitalized lenders capable of servicing the needs of high-end customers in our markets. During our eight-year history, we have structured or originated nearly $5 billion of financing commitments. During this period, we have generated a realized internal rate of return of 28.3% on the approximately $1.6 billion of investments that we have funded and which have since been repaid. We have never realized a loss of principal or interest on any loan investment we have funded.

    Since becoming a public company in March 1998, we have also expanded our platform by making a limited number of strategic corporate acquisitions. In September 1998, we acquired the loan origination and servicing business of Phoenix Home Life Insurance Company. In December 1998, we acquired the structured finance portfolio of our largest private competitor, an affiliate of Lazard Freres & Co. LLC. In November 1999, we acquired TriNet Corporate Realty Trust, Inc., the then largest publicly-traded company specializing in corporate tenant leasing for owners of office and industrial facilities. In March 2000, we acquired American Corporate Real Estate, Inc., a leading privately-held investment firm whose senior management team had extensive experience in the corporate tenant leasing industry.

    By capitalizing on our competitive strengths, we have delivered consistent financial performance, developed a high-quality, diversified asset base and established ourselves as a reliable provider of financing solutions for our customers. We have consistently grown our adjusted earnings and dividends since June 1998, our first quarter as a public company. Between that quarter and the quarter ended June 30, 2001, we grew our adjusted earnings on a diluted basis by 75.6%, from approximately $0.41 to $0.72 per share, and increased our common stock dividend by 75.0%, from $0.35 to $0.6125.

    The graph below shows our quarterly adjusted earnings per share since our first full quarter as a public company.

                    QUARTERLY ADJUSTED EARNINGS PER SHARE(1)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

6/30/98   $0.41
9/30/98   $0.43
12/31/98  $0.45
3/31/99   $0.46
6/30/99   $0.49
9/30/99   $0.52
12/31/99  $0.60
3/31/00   $0.64
6/30/00   $0.66
9/30/00   $0.68
12/31/00  $0.69
3/31/01   $0.71
6/30/01   $0.72

------------------------

(1) We generally define "adjusted earnings" as GAAP net income before depreciation and amortization. For a further discussion of our adjusted earnings, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Adjusted Earnings."

COMPETITIVE STRENGTHS

    We believe the following competitive strengths distinguish our business model from other commercial finance enterprises and contribute to our ability to generate attractive risk-adjusted returns to our common stockholders.

CREATIVE CAPITAL SOLUTIONS

    We target markets where customers require a knowledgeable provider of capital which is capable of originating customized and flexible financial products. We provide our customers with a level of service and creativity generally unavailable from other lenders. We do not participate in distribution-based commercial finance businesses, which are typically characterized by intense price competition and lower profit margins, such as conduit lending and mortgage-backed securities.

    We believe that we have a reputation in the marketplace for delivering unique financing solutions and a high level of service to our customers in a reliable and credible fashion. Since beginning our business in 1993, we have provided more than $1.6 billion in financing to customers who have sought our expertise more than once.

    As a result of our focus, we have generated consistent and attractive returns on our asset base. The graph below shows our return on average book assets, after interest expenses, since June 1998, our first full quarter as a public company.

                        RETURN ON AVERAGE BOOK ASSETS(1)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

6/30/98   7.2%
9/30/98   6.0%
12/31/98  5.3%
3/31/99   5.9%
6/30/99   6.0%
9/30/99   6.4%
12/31/99  6.5%
3/31/00   6.6%
6/30/00   6.7%
9/30/00   6.7%
12/31/00  6.8%
3/31/01   7.0%
6/30/01   7.2%

------------------------

(1) We define "return on average book assets" as the sum of annualized quarterly adjusted earnings and preferred dividends divided by the average book value of assets outstanding during the quarter.

EXPERIENCED MANAGEMENT

    The ten members of our executive management team have an average of more than 20 years of experience in the fields of real estate finance, private investment, capital markets, transaction structuring, risk management and loan servicing, providing us with significant expertise in the key disciplines required for success in our business. Our culture is also highly-focused toward on-going asset risk management. We emphasize long-term, incentive-based compensation, such as stock options and grants of restricted common stock, rather than cash compensation, and none of our employees is compensated based on the volume of investment originations. Our directors and employees directly own approximately 7% of our outstanding common stock on a diluted basis, which had a market value of $162 million based upon the last reported sales price of our common stock on September 5, 2001. Our executive management team is supported by approximately 125 employees operating from six primary offices nationwide.

SIGNIFICANT EQUITY BASE

    We had approximately $1.8 billion of tangible book equity and a consolidated debt-to-book equity ratio of 1.2x as of June 30, 2001. We believe that we are one of the most strongly capitalized asset-based finance companies. Our business model is premised on maintaining significantly lower leverage than other traditional commercial finance companies. We target a maximum consolidated debt-to-book equity ratio of 1.5x to 2.0x, which is significantly lower than most other commercial finance companies. We believe that operating within this targeted range enables us to maintain a well-balanced, conservative and flexible capital structure. In addition, our tax-advantaged structure as a REIT and our ability to operate with less overhead, as a percentage of revenues, than many other commercial finance companies enhance risk-adjusted returns on equity for our common stockholders.

TAX-ADVANTAGED CORPORATE STRUCTURE

    Because of our focus on commercial real estate finance, we are able to qualify as a REIT under the Internal Revenue Code. Since we are taxed as a REIT, we do not pay corporate-level taxes in most circumstances. This tax-advantaged structure enables us to produce superior returns on equity for our stockholders compared to taxable finance companies while utilizing significantly less leverage than most taxable finance companies. The graphs below show our returns on average common book equity and our debt-to-equity ratios since our first full quarter as a public company.

                    RETURN ON AVERAGE COMMON BOOK EQUITY(1)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

6/30/98   11.7%
9/30/98   12.3%
12/31/98  13.0%
3/31/99   13.6%
6/30/99   14.1%
9/30/99   14.7%
12/31/99  14.8%
3/31/00   15.1%
6/30/00   15.5%
9/30/00   16.1%
12/31/00  16.7%
3/31/01   17.3%
6/30/01   17.5%

------------------------

(1) We define "return on average common book equity" as annualized quarterly adjusted earnings divided by the average common book value of equity outstanding during the quarter.

                              DEBT-TO-BOOK EQUITY

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

6/30/98   0.7X
9/30/98   1.3x
12/31/98  1.1x
3/31/99   1.2x
6/30/99   1.2x
9/30/99   1.1x
12/31/99  1.1x
3/31/00   1.1x
6/30/00   1.2x
9/30/00   1.2x
12/31/00  1.2x
3/31/01   1.2x
6/30/01   1.2x

ASSET QUALITY AND DIVERSIFICATION

    Throughout our operating history, we have focused on maintaining diversification of our asset base by product line, asset type, obligor, property type and geographic region. Asset diversification is a key part of our risk management strategy. Our borrower and corporate tenant base includes more than 170 customers in a wide range of industries, and our assets are backed by over 580 underlying properties of varying types located throughout the U.S. The graphs below depict the diversification of our asset base, based upon the total gross book value of our assets of approximately $4.0 billion as of June 30, 2001.

 ASSET TYPE DIVERSIFICATION    PROPERTY TYPE DIVERSIFICATION   GEOGRAPHIC DIVERSIFICATION
          PIE CHART                      PIE CHART                      PIE CHART

    The table below reflects the diversification of our asset base as represented by our 25 largest assets. The table shows the percentage these assets represent of the total carrying value of our assets as of June 30, 2001, and the percentage these assets represent of our total revenues for the three months ended June 30, 2001.

                                                                 TOP 25 ASSETS
                                                              --------------------
                                                              % ASSETS   % REVENUE
                                                              --------   ---------
PROPERTY TYPE
Office......................................................    18%         15%
Hotel.......................................................    15%         11%
Mixed Use...................................................     3%          2%
Retail......................................................     5%          4%
Residential.................................................     4%          5%
Other.......................................................     6%          5%

ASSET TYPE
First Mortgages.............................................    21%         15%
Second Mortgages............................................     5%          4%
Corporate Tenant Leases.....................................    12%         11%
Corporate/Partnership Loans.................................    12%         12%

GEOGRAPHIC REGION
West........................................................    15%         12%
South.......................................................    11%         12%
Northeast...................................................     9%          7%
Southeast...................................................     3%          3%
Mid-Atlantic................................................     2%          2%
Northwest...................................................     4%          3%
Other.......................................................     5%          4%

    Secured first mortgages and corporate tenant lease assets together comprise approximately 70% of our asset base. The weighted average "first dollar" and "last dollar" loan-to-value ratios on our loan assets were 31.8% and 71.4%, respectively, as of June 30, 2001. "First dollar" and "last dollar" loan-to-value ratios represent the average beginning and ending points of our lending exposure in the aggregate capitalization of the underlying assets or companies that we finance.

    In addition, as of June 30, 2001, 52% of our corporate tenants, based on GAAP annual lease payments, had actual or implied investment grade credit ratings. Our corporate tenants include leading companies such as Federal Express, Hilton Hotels, IBM, Nike, Verizon and Wells Fargo Bank.

    We employ an in-depth review process and grading system to monitor the credit quality of our asset base over time. We assign to each asset a risk rating ranging from "one," which indicates superior credit quality, to "five," which indicates inferior credit quality. Each newly-originated asset is typically assigned an initial rating of "three," or average. Based upon our second quarter 2001 review, the weighted average risk rating of our loan assets and corporate tenant lease assets was 2.68 and 2.79, respectively.

MATCH FUNDING DISCIPLINE

    Our objective is to match fund our liabilities and assets with respect to maturities and interest rates. This means that we seek to match the maturities of our financial obligations with the maturities of our investments. Match funding allows us to reduce the risk of having to refinance our liabilities prior to the maturities of our assets. In addition, we match fund interest rates with like-kind debt (i.e., fixed-rate assets are financed with fixed-rate debt, and floating-rate assets are financed with floating-rate debt), through the use of hedges such as interest rate swaps, or through a combination of these strategies. This allows us to reduce the impact of changing interest rates on our earnings.

    Our objective is to limit volatility from a 100 basis point move in short-term interest rates to no more than 2.5% of annual adjusted earnings per share. As of June 30, 2001, a 100 basis point change in short-term interest rates would have impacted our second quarter adjusted earnings per share by approximately ($0.01), or approximately 1.4% of our second quarter adjusted earnings per share of $0.72.

ASSET BASE

    The table below sets forth certain financial characteristics of our asset base as of June 30, 2001.

                  FINANCIAL CHARACTERISTICS OF OUR ASSET BASE

                                                             LOANS           LEASES
                                                         -------------   --------------
                                                                ($ IN MILLIONS)
Gross Carrying Value...................................         $2,274           $1,698
Total Financing Commitments............................         $2,401   Not applicable
Number of Investments..................................             61              116
Number of Underlying Properties........................            426              161
Average Asset Size per Investment......................          $37.3            $14.6
Average Asset Size per Property........................           $5.3            $10.5
Weighted Average Maturity/Lease Term...................      4.1 years        8.6 years
Average First Dollar Loan-to-Value(1)..................          31.8%   Not applicable
Average Last Dollar Loan-to-Value(2)...................          71.4%   Not applicable
Percentage Investment Grade Credits(3).................  Not available              52%

------------------------------

(1) "Average First Dollar Loan-to-Value" means the weighted average beginning point of our lending exposure in the aggregate capitalization of the underlying properties or companies we finance.

(2) "Average Last Dollar Loan-to-Value" means the weighted average ending point of our lending exposure in the aggregate capitalization of the underlying properties or companies we finance.

(3) Includes customers with implied investment grade ratings such as Accenture, Alcatel USA, Cisco Systems and Volkswagen of America.

OUR TARGET MARKETS AND PRODUCT LINES

    We believe we are the largest dedicated participant in a $100-$150 billion niche of the approximately $2.1 trillion commercial real estate market, consisting of the $1.5 trillion commercial mortgage market and the $600 billion single-user market for corporate office and industrial facilities. Our primary product lines include structured finance, portfolio finance, corporate tenant leasing, corporate finance and loan acquisition. Our real estate lending assets consist of mortgages secured by real estate collateral, loans secured by equity interests in real estate assets, and secured and unsecured loans to corporations engaged in real estate or real estate-related businesses. Our corporate tenant lease assets consist of office and industrial facilities that we typically purchase from, and lease-back to, a diversified group of creditworthy corporate tenants as a form of financing for their businesses. Our leases are generally long-term, and typically provide for all expenses at the facility to be paid by the corporate tenant on a "triple net" basis. Under a typical net lease agreement, the corporate customer agrees to pay a base monthly operating lease payment and all facility operating expenses, including taxes, maintenance and insurance.

    The graph below shows the composition of our asset base by product line, based on the total gross book value of our assets of approximately $4.0 billion as of June 30, 2001.

                          PRODUCT LINE DIVERSIFICATION

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

CORPORATE TENANT LEASING  44%
Loan Acquisition           9%
Corporate Finance         13%
Structured Finance        25%
Portfolio Finance          9%

STRUCTURED FINANCE

    We provide custom-tailored senior and subordinated loans ranging in size from $20 million to $100 million to borrowers controlling institutional-quality real estate. These loans are collateralized by single assets that are strategically positioned within their respective market. Structured finance loans may be either fixed- or floating-rate and are structured to meet the specific financing needs of the borrowers, including financing related to the acquisition, refinancing, repositioning or construction of large, high-quality real estate. We offer borrowers a wide range of structured finance options, including first mortgages, second mortgages, partnership loans, participating debt and interim/bridge facilities.

PORTFOLIO FINANCE

    We provide funding to regional and national borrowers who own a geographically diverse portfolio of properties. Portfolio finance loans are cross-collateralized to give borrowers the benefit of all available collateral and underwritten to recognize the inherent diversification provided by multiple assets. Property types generally include multifamily, suburban office, all-suite, extended stay and limited service hotels. We structure loan terms to meet the specific requirements of the borrower. These loans typically range in size from $25 million to $150 million.

CORPORATE TENANT LEASING

    We provide capital to corporate owners of office and industrial facilities. Net leased facilities are generally subject to long-term leases to creditworthy corporate tenants, and typically provide for all property expenses to be paid by the tenant on a "triple-net" basis. Corporate tenant lease transactions typically range in size from $20 million to $200 million.

    We pursue the origination of corporate tenant lease transactions by structuring purchase/ leasebacks and by acquiring facilities subject to existing long-term net leases. In a purchase/leaseback transaction, we purchase the property from the corporate tenant and lease it back to the tenant on a triple-net basis. The purchase/ leaseback structure allows the corporate customer to reinvest the proceeds from the sale of its facilities into its core business, while we capitalize on our structured financing expertise.

    Our corporate tenant lease investments primarily represent a diversified portfolio of strategic office and industrial facilities subject to net lease agreements with creditworthy corporate tenants. The corporate tenant lease investments we target generally involve: (1) high-quality, general-purpose real estate with residual values that represent a discount to current market values and replacement costs;

and (2) corporate tenants that are established companies with stable core businesses or market leaders in growing industries with investment-grade credit strength or appropriate credit enhancements if corporate credit strength is not sufficient.

    Since acquiring our leasing subsidiary in November 1999, we have increased the weighted average lease term of our corporate tenant lease assets from 5.6 to
8.6 years. During that time we have also executed over 7.2 million square feet of new and renewal leases in 86 total transactions with a weighted average lease term of 9.9 years. Throughout this leasing activity, we have emphasized early lease renewals. Of the 2.4 million square feet of leases renewed since
June 1999, approximately 1.1 million square feet (44%) represented early renewals where there were more than 12 months left on the primary lease term. As of June 30, 2001, our corporate tenant lease portfolio was 96.7% leased.

    As of June 30, 2001, we had more than 170 corporate customers operating in more than ten major industry sectors, including aerospace, energy, financial services, healthcare, hospitality, technology, manufacturing and telecommunications. These customers include well-recognized national and international companies, such as Accenture Ltd., Federal Express, Hilton Hotels, IBM, Nike, Nokia Corporation, Verizon, Volkswagen of America and Wells Fargo Bank.

    The table below summarizes our corporate tenant lease assets as of June 30, 2001.

                                         % ANNUALIZED
                                        SECOND QUARTER
                                             2001
                                        TOTAL REVENUE            SIGNIFICANT CUSTOMERS
                                        --------------   --------------------------------------
Technology............................       16.6%       IBM, Cisco, Mitsubishi Electronics,
                                                         Hewlett-Packard, Unisys, Microsoft.
Telecommunications....................        8.0%       Nokia, Verizon, Avaya, Alcatel
                                                         Networks, Nortel Networks, AT&T
                                                         Wireless.
Transportation Services...............        1.0%       Federal Express, ABX Logistics (USA).

Energy & Utilities....................        2.5%       Entergy Services, Exxon-Mobil, Bay
                                                         State Gas.
Hospitality...........................        3.1%       Hilton Hotels.

Food & Related Services...............        2.9%       Caterair, Ralphs Grocery, Unified,
                                                         Western Grocers, Welch Foods.
Financial Services....................        2.7%       Wellpoint Health Networks, Arbella
                                                         Capital Corp., Blue Cross & Blue
                                                         Shield, Wells Fargo Bank.
Manufacturing.........................        1.9%       Nike, adidas America, Mast Industries.

Automotive, Aerospace &
  Defense.............................        1.9%       Volkswagen of America, Unison
                                                         Industries, Honeywell, TRW Space
                                                         Communications.
Professional Services.................        1.8%       Accenture, PricewaterhouseCoopers,
                                                         Parsons Infrastructure & Technology,
                                                         The Mitre Corp.
Healthcare............................        1.0%       Avitar, Fresenius USA, Haemonetics.

Government Services...................        0.3%       Massachusetts Lottery, State of CA
                                                         Dept. of Transportation.
Consumer Goods........................        0.6%       Sears Logistics, Rex Stores, Dunham's
                                                         Athleisure, Lever Brothers.

                                         % ANNUALIZED
                                        SECOND QUARTER
                                             2001
                                        TOTAL REVENUE            SIGNIFICANT CUSTOMERS
                                        --------------   --------------------------------------
Other Industry Sectors................        0.9%       Central Parking System, Modern
                                                         Graphics Arts, Universal Technical
                                                         Institute.
                                             ----
Total.................................       45.3%
                                             ====

    The table below illustrates our corporate tenant lease expirations as of June 30, 2001.

                               LEASE EXPIRATIONS

                                                        ANNUALIZED SECOND
                                                          QUARTER 2001
                                                            EXPIRING        % OF ANNUALIZED
                                                         OPERATING LEASE    SECOND QUARTER
YEAR OF LEASE                        NUMBER OF LEASES       REVENUES             2001
EXPIRATION                               EXPIRING       ($ IN THOUSANDS)     TOTAL REVENUE
-------------                        ----------------   -----------------   ---------------
2001...............................          6                 $2,627             0.5%
2002...............................         28                 11,143             2.3%
2003...............................         20                 15,276             3.2%
2004...............................         27                 24,276             5.0%
2005...............................         16                 13,984             2.9%
2006...............................         27                 27,547             5.7%
2007...............................         15                 18,562             3.8%
2008...............................          6                  7,086             1.5%
2009...............................         11                 13,703             2.8%
2010...............................          5                  7,268             1.5%
2011 and thereafter................         24                 77,380            16.0%
                                           ---            -----------            ----
Total..............................        185               $218,852            45.3%
                                           ===            ===========            ====

CORPORATE FINANCE

    We provide senior and subordinated capital to corporations engaged in real estate or real estate-related businesses. Corporate finance loans may be either secured or unsecured and typically range in size from $20 million to $150 million. These corporate loans are typically backed by real estate collateral and/or corporate guaranty.

LOAN ACQUISITION

    We acquire whole loans and loan participations which we believe present attractive risk-reward opportunities. These loans are generally acquired at a discount to the principal balance outstanding and may be acquired with financing provided by the seller. We restructure many of these loans on favorable terms. In other cases, we negotiate a payoff at a price above our basis in the loan. Loan acquisitions typically range from $5 million to $100 million and are collateralized by a variety of property types.

                                  OUR STRATEGY

    Our objective is to deliver superior risk-adjusted returns on equity to our stockholders by providing innovative and value-added financing solutions to our customers. We believe we have established a market leadership position for highly structured mortgage, corporate and mezzanine financing backed by high-quality commercial real estate nationwide. We deliver customized financial products to sophisticated real estate borrowers and corporate customers who require a high level of creativity and service. Our ability to provide value-added financial solutions has consistently enabled us to realize margins and returns on capital that are more attractive than those earned by many other commercial real estate lenders.

INVESTMENT STRATEGY

    In order to accomplish our objective, we have implemented the following investment strategy:

    - We focus on the origination of structured mortgage, corporate and lease financings backed by high-quality commercial real estate assets located in major U.S. metropolitan markets.

    - We offer sophisticated borrowers and corporate customers added value in the form of specific lending expertise, flexibility, certainty and post-closing support.

    - We seek to develop direct relationships with borrowers and corporate tenants as opposed to sourcing transactions through intermediaries.

    - We avoid businesses in which there is significant direct competition from other providers of capital.

    - We take advantage of market anomalies in the real estate financing markets when we believe credit is mispriced by other providers of capital, such as the spread between lease yields and the yields on corporate tenants' underlying credit obligations.

    - We stress test potential investments for adverse economic and real estate market conditions.

    We source our investment transactions from our existing relationships with real estate owners, through other direct relationships within the real estate and corporate finance communities, and from other capital providers and advisors who refer customers to us. We also utilize information obtained from our risk management group to generate leads on potential investment opportunities. We have completed over $1.6 billion of financing transactions with borrowers who have sought our expertise more than once.

    We discuss and analyze investment opportunities during regular weekly meetings which are attended by all of our investment professionals, as well as representatives from our legal, risk management and capital markets areas. We have developed a process for screening potential investments called the Six Point Methodology(SM). The Six Point Methodology(SM) reflects the six fundamental criteria by which we evaluate an investment opportunity prior to beginning our formal underwriting and commitment process.

                         THE SIX POINT METHODOLOGY(SM)

    - First, we evaluate the source of the opportunity. We prefer opportunities where we have a direct relationship with the customer or an intermediary who has worked with us before, because we believe that such relationships enable us to add more value to a transaction.

    - Second, we evaluate the quality of the collateral or corporate credit, as well as its market or industry dynamics.

    - Third, we evaluate the equity or corporate sponsor, including factors such as its reputation, financial strength and commitment to the collateral.

    - Fourth, we determine whether we can implement an appropriate legal and financial structure for the transaction given its risk profile, including our ability to control the collateral under various circumstances.

    - Fifth, we perform an alternative investment test. If we believe that we can earn a better risk-adjusted return in a comparable asset class or different part of the customer's capital structure, then the proposed investment will score poorly in this category.

    - Sixth, we evaluate the liquidity of the investment and our ability to match fund the asset. A security that is too highly structured is less desirable because it may limit our ability to obtain appropriately priced financing for the asset, or our ability to sell it if we ever so desire.

    We have an intensive underwriting process in place for all potential investments. This process provides for comprehensive feedback and review by all the disciplines within our Company, including investments, credit, risk management, legal/structuring and capital markets. Participation is encouraged from all professionals throughout the entire origination process, from the initial consideration of the opportunity, through the Six Point Methodology(SM) and into the preparation and distribution of a comprehensive memorandum for our internal and Board of Directors investment committees.

    Commitments of less than $30 million require the unanimous consent of our internal investment committee, consisting of senior management representatives from each of our key disciplines. For commitments between $30 million and $50 million, the further approval of our Board of Directors' investment committee is also required. All commitments of $50 million or more must be approved by our full Board of Directors.

    The following flow chart illustrates our formal investment origination process, beginning with the identification of an investment opportunity through the closing and on-going servicing of the asset:

                                     [LOGO]

RISK MANAGEMENT

    In addition to mitigating risk through the careful underwriting and structuring of our investments, we further pro-actively manage risk by:
(1) generating, analyzing and distributing information on-line to all our employees about our collateral and our customers on a continuous, real-time basis; (2) holding weekly Company-wide meetings to identify and address risk management issues; (3) applying a comprehensive risk rating process;
(4) establishing loan loss reserves and asset impairment procedures; and
(5) managing our assets and liabilities through match funding. We believe these risk management measures enable us to effectively manage our asset base and minimize our risk of loss. More than 50 of our approximately 135 employees are dedicated to our risk management platform.

COLLATERAL AND CUSTOMER MONITORING

    We have comprehensive real-time risk management systems that enable us to pro-actively monitor the performance of our asset base and to quickly identify and address potential issues with any of our assets. Risk management information, which is generated from numerous collateral-level controls, extensive customer reporting requirements and on-site asset monitoring programs, is accessible to all our employees nationwide via computer.

    Our comprehensive risk management systems require the active participation of each of our senior professionals and other employees within our regional office infrastructure. Every employee nationwide has access, via our computer network, to various risk management reports which provide real-time information regarding the performance of our asset base. These reports, which are continually updated as new customer information is received, are based on information that is: (1) required to be provided by our customers;
(2) generated by our risk management professionals; and (3) obtained from the public domain. Examples of risk management reports include daily payment reports, monthly covenant reviews, monthly reserve balance reports, monthly budget-versus-actual analyses of collateral and corporate customer performance, leasing activity reports and quarterly risk ratings reviews. This process ensures that risk management issues are quickly identified and that decisions are based on the most current information available.

    iStar Asset Services, or "iSAS," our rated loan servicing subsidiary, and iStar Real Estate Services, or "iRES," our corporate tenant lease asset management division, are critical to our asset and customer monitoring efforts. Together, they are principally responsible for managing our asset base, including monitoring our customers' compliance with their respective loan and leasing agreements, collecting customer payments, and efficiently analyzing and distributing customer performance information throughout our Company on a real-time basis. iSAS and iRES provide daily information on the performance and condition of our asset base. iSAS is currently rated "above average" by Standard & Poor's and is "approved" by Fitch as a master servicer. In addition to servicing our asset base, iSAS also provides loan servicing to third-party institutional owners of loan portfolios.

    Our loan customers are required to comply with periodic covenant tests, and typically must submit extensive collateral performance information such as monthly operating statements and operating budgets. We also may require customers to deposit cash into escrow accounts to cover major capital expenditures, such as expected re-tenanting costs, and we typically require approval rights over major decisions impacting collateral cash flows. In many cases, collateral cash receipts must be deposited into lock-box bank accounts that we control. We then distribute the net cash, after our debt service, to our customers.

    We furnish on-site asset management services for most of our corporate tenant lease customers, providing us with daily information regarding the condition of our assets. In addition, we have a formal annual inspection program that ensures that our corporate tenant lease customers are complying with their lease terms. Customer lease payments are deposited directly into lock-box accounts managed by our treasury group, and corporate customers are required to submit financial statements on a regular basis to our corporate credit professionals. In addition, our risk management group monitors the wire services for important news on our customers, including press releases, earnings announcements, credit ratings changes, research reports relating to our corporate customers and local market conditions, and distributes this information via email to all of our employees. All new corporate tenant leases must be approved by our Chief Operating Officer who evaluates, with the assistance of our credit professionals, the creditworthiness and appropriate security, if any, required by us.

WEEKLY RISK MANAGEMENT MEETINGS

    We hold weekly Company-wide meetings to identify current issues, and conduct monthly meetings to review actual collateral performance compared to our customers' budgets. During the weekly meetings, our regional offices connect via videoconference with our headquarters and we review asset-specific issues in detail. At these meetings, we develop an action plan to resolve any issues which arise. We also conduct systematic, asset-specific reviews of both our loan and corporate tenant lease assets on a quarterly basis, as discussed below.

RISK RATING PROCESS

    We have a comprehensive risk rating process that enables us to evaluate, monitor and pro-actively manage asset-specific credit issues and identify credit trends on a portfolio-wide basis. We conduct a detailed credit review of each asset on a quarterly basis, and we assign individual risk ratings to each asset ranging from "one" to "five." Attendance is mandatory for all of our professionals, including those in our regional offices. A "one" indicates superior credit quality, a "two" signifies better than average credit quality, a "three" serves as an average rating, a "four" indicates that management time and attention is required for the asset, and a "five" denotes a problem asset with potential principal risk to us. In addition to the ratings system, we maintain a "watch list" of assets which are generally rated "four," but which require highly pro-active asset management to preserve their current ratings. Each newly-originated asset is typically assigned an initial rating of "three," or average.

    Risk ratings provide a common language and uniform framework by which we can discuss and evaluate risk and relative levels of risk across our asset base. This is our primary early warning system and provides us with a means of identifying assets that warrant a greater degree of monitoring and senior management attention. In addition, this process provides a useful forum to identify assets or markets that may offer opportunities for new business. Lastly, the risk ratings process serves as a basis for determining our quarterly loan loss provision and evaluating the adequacy of our reserves.

    Based upon our second quarter 2001 review, the weighted average risk rating of our loan assets and corporate tenant lease assets was 2.68 and 2.79, respectively.

                    WEIGHTED AVERAGE LOAN ASSET RISK RATINGS

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

DEC-98  2.7
Mar-99  2.6
Jun-99  2.6
Sep-99  2.6
Dec-99  2.5
Mar-00  2.6
Jun-00  2.6
Sep-00  2.6
Dec-00  2.5
Mar-01  2.5
Jun-01  2.7

1=LOWEST RISK  5=HIGHEST RISK

    We consider several primary variables in determining which rating to assign to an asset. For our loans, the seven primary risk attributes are:

    - Trailing and projected collateral operating performance and debt service coverage ratios.

    - Current and estimated loan-to-value ratios.

    - Local and regional economic and real estate market trends.

    - Loan structure.

    - Collateral condition, location and marketability.

    - Borrower's source of repayment funds or ability to refinance or sell the collateral.

    - Borrower financial strength, quality of sponsorship and capital commitment to the collateral.

    For our corporate tenant leases, the five primary risk attributes are:

    - Corporate tenant credit and industry dynamics.

    - Remaining lease term.

    - Property condition, location and marketability.

    - Local and regional economic and real estate market trends.

    - Our book basis in the asset.

CREDIT LOSS RESERVE POLICY AND ASSET IMPAIRMENT PROCEDURES

    Our policy for establishing loan loss reserves and our asset impairment procedures are consistent with established accounting standards. We have never realized a loss of principal or interest on any loan investment we have funded, and do not currently believe that the book value of any of our assets is impaired.

    Our reserve levels reflect our judgment of loss potential and are evaluated based upon the quarterly risk rating review process. The overall factors in this evaluation include:

    - General economic conditions.

    - General loss trends in the industry, including comprehensive, long-term data on commercial mortgage delinquencies and loss severities tracked by the American Council of Life Insurers.

    - The size, diversity and geographic concentration of our asset base.

    At June 30, 2001, loan loss reserves and accumulated depreciation on corporate tenant lease assets collectively represented 205 basis points of the book value of owned receivables, which includes loans and corporate tenant lease assets.

ASSET/LIABILITY MANAGEMENT

    Our objective is to match fund our liabilities and assets with respect to maturities and interest rates. This means that we seek to match the maturities of our financial obligations with the maturities of our investments. Match funding allows us to reduce the risk of having to refinance our liabilities prior to the maturity of our assets. In addition, we match fund interest rates with like-kind debt (i.e., fixed-rate assets are financed with fixed-rate debt, and floating-rate assets are financed with floating-rate debt), through the use of hedges such as interest rate swaps, or through a combination of these strategies. This allows us to reduce the impact of changing interest rates on our earnings. Our objective is to limit volatility from a 100 basis point move in short-term interest rates to no more than 2.5% of annual adjusted earnings per share. As of June 30, 2001, a 100 basis point change in short-term interest rates would have impacted our second quarter adjusted earnings per share by approximately ($0.01), or approximately 1.4% of our second quarter adjusted earnings per share of $0.72.

FINANCING STRATEGY

    Our financing strategy revolves around three primary principles that are key to our business model:

    - Maintain significantly lower leverage than other commercial finance companies and a large tangible equity capital base.

    - Develop a deep and broad array of capital sources from a diversified group of debt and equity providers in order to insulate our business from potential fluctuations in the availability of capital.

    - Match fund our liabilities and assets to minimize the risk that we have to refinance our liabilities prior to the maturities of our assets and to reduce the impact of changing interest rates on our earnings.

LOWER LEVERAGE AND A LARGE TANGIBLE EQUITY CAPITAL BASE.

    Our business model is premised on operating at significantly lower leverage and maintaining a larger tangible equity capital base than many other commercial finance companies. At June 30, 2001, our consolidated debt-to-book equity ratio was 1.2x. We target a maximum consolidated debt-to-book equity ratio of 1.5x to 2.0x, and believe that this is the appropriate leverage level for our business model.

ACCESS TO A DEEP AND BROAD ARRAY OF RELIABLE CAPITAL SOURCES.

    We seek to develop a deep and broad array of reliable debt and equity capital sources to fund our business. Accordingly, we maintain a diverse range of short- and long-term financing sources from both the secured and unsecured lending and capital markets. We also believe that our track record as a private and public company and our investor base, comprised of leading institutional investors and high net worth individuals, will enable us to continue to access the public and private equity capital markets.

    As of June 30, 2001, we had $1.9 billion of committed total capacity under our secured credit facilities. We primarily use our secured facilities to initially fund our investments prior to seeking match funded, long-term financing sources. Our secured facilities bear interest rates ranging from LIBOR plus

1.40% to LIBOR plus 2.25%, and have final maturities, including extension options, ranging from August 2003 to March 2005.

    At June 30, 2001, we maintained unsecured lending relationships with 13 leading commercial banks and had $450.0 million of committed total capacity under our unsecured facilities. We primarily use our unsecured facilities for working capital purposes. We also had $275.0 million of long-term corporate unsecured debt outstanding.

MATCH FUNDING

    We primarily execute our match funding strategy through our own proprietary matched funding program, iStar Asset Receivables or "STARs(SM)," as well as through term lending relationships with approximately 12 large financial institutions. Using STARs(SM), we can access the securitized debt markets by issuing investment-grade rated securities collateralized by pools of our structured finance and corporate tenant lease assets. The STARs(SM) bond maturities match the maturities of the underlying collateral, thereby eliminating refinancing risk. We continue to service the assets in the collateral pool through our loan servicing subsidiary, iStar Asset Services. Because STARs(SM) is an on-balance sheet financing program, we recognize no gain on sale in our financial statements when utilizing this vehicle.

    We completed our first STARs(SM) transaction in May 2000, and issued approximately $900 million of investment-grade rated bonds backed by approximately $1.2 billion of collateral. Since that time, Fitch, Moody's and Standard & Poor's have upgraded by one notch from their initial ratings each class of investment grade bonds rated by them, except for the Class A bonds, which initially received the maximum ratings from each rating agency and continue to bear such ratings.

    We believe that the STARs(SM) program provides us significantly more flexibility in managing our collateral and match funding our liabilities and assets than other securitization structures, and that the strong performance of our initial STARs(SM) transaction should positively impact future debt issuances under this program. In addition, we view the securitized debt markets as a very reliable source of debt capital, even when macroeconomic conditions make other lending markets unavailable or unattractive.

    We also use term debt to match fund our investments, and we maintain term lending relationships with approximately 12 major commercial banks and insurance companies. As part of these term lending relationships, we have developed an innovative debt facility with a commercial bank that match funds certain of our corporate finance investments. We believe that the STARs(SM) program and our relationships with various term lenders provide us with a reliable, cost-effective and diverse source of capital for match funding our liabilities and assets.

                  COMMON STOCK PRICE AND DIVIDEND PERFORMANCE

    On June 12, 1998, the Frank Russell Company announced that our common stock would be included in the Russell 1000 and Russell 3000 equity indices. From the time of our inclusion in the Russell indices through June 16, 1999, when we announced our acquisition of TriNet Corporate Realty Trust, Inc., our reported stock price was highly volatile, and our trading volume was relatively low due to the very limited number of shares available for trading at that time. During this period, we believe that index funds that were required to mirror the Russell indices' performance purchased a large number of the shares of our common stock available in the public float. Those purchases, combined with the limited availability of the shares at that time, resulted in a dramatic increase in the "market" price for the common stock shortly after the June 12, 1998 announcement.

    The high and low sales prices per share and the dividends paid or declared by us on our common stock are each set forth below for the quarters indicated.

                                                             PRICE RANGE OF OUR
                                                                COMMON STOCK
                                                             -------------------
QUARTERLY PERIOD ENDED                                         HIGH       LOW      DIVIDEND/SHARE
----------------------                                       --------   --------   --------------
1998:

June 30, 1998..............................................  $56.0000   $26.2500      $ 0.35

September 30, 1998.........................................  $59.2500   $35.5000      $ 0.38

December 31, 1998..........................................  $80.2500   $45.2500      $ 0.41

1999:

March 31, 1999.............................................  $63.0000   $42.5000      $ 0.42

June 30, 1999..............................................  $66.5000   $31.6250      $ 0.43

September 30, 1999.........................................  $76.0000   $27.8750      $ 0.44

December 31, 1999..........................................  $27.6250   $16.6875      $ 0.57

2000:

March 31, 2000.............................................  $18.7500   $16.6250      $ 0.60

June 30, 2000..............................................  $20.9375   $17.3750      $ 0.60

September 30, 2000.........................................  $22.4375   $20.2500      $ 0.60

December 31, 2000..........................................  $21.6250   $19.0625      $ 0.60

2001:

March 31, 2001.............................................  $25.7000   $19.1875      $ 0.6125

June 30, 2001..............................................  $28.2000   $22.7400      $ 0.6125

Through September 5, 2001..................................  $28.4600   $26.8200

                                   MANAGEMENT

    The following table sets forth the names and the positions of our senior officers:

NAME                                                             TITLE
----                                        ------------------------------------------------
Jay Sugarman..............................  Chairman and Chief Executive Officer

Spencer B. Haber..........................  President, Chief Financial Officer and Director

H. Cabot Lodge, III.......................  Executive Vice President--Investments and
                                            Director

Jeffrey R. Digel..........................  Executive Vice President--Investments

R. Michael Dorsch, III....................  Executive Vice President--Investments

Barclay G. Jones, III.....................  Executive Vice President--Investments

Nina B. Matis.............................  Executive Vice President and General Counsel

Timothy J. O'Connor.......................  Executive Vice President and Chief Operating
                                            Officer

Diane Olmstead............................  Executive Vice President--Investments

Barbara Rubin.............................  President--iStar Asset Services, Inc.

Steven R. Blomquist.......................  Senior Vice President--Investments

Jeffrey N. Brown..........................  Senior Vice President--Asset Management

Roger M. Cozzi............................  Senior Vice President--Investments

Chase S. Curtis, Jr.......................  Senior Vice President--Credit

Geoffrey M. Dugan.........................  Senior Vice President--Human Resources and
                                            Assistant General Counsel

Andrew C. Richardson......................  Senior Vice President--Capital Markets

Steven B. Sinnett.........................  Senior Vice President--Project Finance

Elizabeth B. Smith........................  Senior Vice President--Asset Management

SENIOR MANAGEMENT

    JAY SUGARMAN is Chairman of the Board and Chief Executive Officer of iStar Financial. Mr. Sugarman has served as a director of iStar Financial (and its predecessor) since 1996 and Chief Executive Officer since 1997. Under
Mr. Sugarman's leadership, iStar Financial has become a leading provider of structured financial solutions to high-end private and corporate owners of real estate in the United States. Previously, Mr. Sugarman was president of Starwood Mezzanine Investors, L.P., a private investment partnership specializing in structured real estate finance. Prior to forming Starwood Mezzanine, Mr. Sugarman managed diversified investment funds on behalf of the Burden family, a branch of the Vanderbilt family, and the Ziff family. While in that position, he was jointly responsible for the formation of Starwood Capital Group, L.L.C., a large private investment fund, and the formation of HBK Investments, one of the nation's largest convertible arbitrage trading operations. He received his undergraduate degree SUMMA CUM LAUDE from Princeton University, where he was nominated for valedictorian and received the Paul Volcker Award in Economics, and his M.B.A. with high distinction from Harvard Business School, graduating as a Baker Scholar and recipient of the school's academic prizes for both finance and marketing. Mr. Sugarman is a director of WCI Communities, Inc., a residential developer in South Florida, and a member of the Board of Directors of NAREIT.

    SPENCER B. HABER is President, Chief Financial Officer and a director of iStar Financial. Mr. Haber has served as a director of iStar Financial (and its predecessor) since June 1999, its Chief Financial Officer since 1998 and its President since June 2001. Mr. Haber maintains primary responsibility for all of iStar Financial's capital-raising initiatives and external communications.
Mr. Haber also sits on iStar

Financial's internal and Board Investment Committees and oversees all finance, hedging, treasury and accounting functions. Prior to joining iStar Financial, Mr. Haber was a senior vice president in Lehman Brothers' global real estate group and was responsible for that firm's real estate mergers and acquisitions business. In addition to his M&A role, Mr. Haber maintained primary client coverage responsibilities in raising equity and debt capital for a wide range of public and private companies, participating in more than $10 billion of transactions. Before Lehman Brothers, Mr. Haber was a member of Salomon Brothers' real estate investment banking unit. At Salomon Brothers, Mr. Haber participated in that firm's principal and advisory real estate activities. Prior to Salomon Brothers, Mr. Haber worked for MIG Capital Management, a joint venture of MIG Companies, a domestic real estate pension fund advisor, and Charterhouse Inc., a British merchant bank. Mr. Haber holds a B.S. degree in economics SUMMA CUM LAUDE and an M.B.A. from the Wharton School, where he graduated a Palmer Scholar. He is a member of the National Association of Real Estate Investment Trusts and the Urban Land Institute. Mr. Haber also sits on the board of directors of Capital Thinking Inc., an application services provider to financial institutions.

    H. CABOT LODGE, III has served as a director and an Executive Vice President--Investments of iStar Financial since March 2000 and oversees iStar Financial's corporate tenant lease investment activity. Prior to joining iStar Financial, Mr. Lodge was a founder and principal of ACRE Partners LLC, a privately held firm focused on providing public and private corporations with highly structured, value-added financing for their corporate real estate facilities. Mr. Lodge served as chairman of Superconducting Core
Technologies, Inc., a wireless communications company from 1995 to 1997, and prior to that was managing director and co-head of investments for W.P. Carey & Co., Inc. from 1983 to 1995. Mr. Lodge is a director of Meristar Hospitality Corporation, High Voltage Engineering Corporation and TelAmerica Media, Inc. Mr. Lodge graduated with honors from Harvard College and received his M.B.A. from Harvard Business School.

    JEFFREY R. DIGEL has served as an Executive Vice President--Investments of iStar Financial since March 2000 and is co-head of our internal Investment Committee. Prior to that, he was Senior Vice President--Investments since
May 1998. Mr. Digel is responsible for the origination of new structured financing transactions, focusing on iStar Financial's financial institution and loan correspondent relationships. Previously, Mr. Digel was a vice president-mortgage finance at Aetna Life Insurance Company responsible for commercial mortgage securitizations, management of Aetna's mortgage correspondent network, management of a $750 million real estate equity portfolio for Aetna's pension clients and origination of new equity investments. Prior to joining Aetna, Mr. Digel was a member of Hart Advisors, responsible for the development and supervision of the portfolio, asset management and client communications functions for Hart's real estate pension advisory business. In addition, Mr. Digel is a member of the Mortgage Bankers Association and the International Council of Shopping Centers. Mr. Digel received a B.A. degree from Middlebury College and an M.M. from Northwestern University.

    R. MICHAEL DORSCH, III has served as an Executive Vice President--Investments of iStar Financial since March 2000, focusing on our corporate tenant leasing business. Prior to joining iStar Financial, Mr. Dorsch was a principal of ACRE Partners LLC, a privately held firm focused on providing public and private corporations with highly-structured, value-added financing solutions for their corporate real estate facilities. Mr. Dorsch was a founder and managing partner of Corporate Realty Capital, a Boston-based real estate investment bank from 1990 to 1997. CRC was formed as an affiliate of Corporate Property Investors and focused on originating, structuring and financing net lease transactions. Prior to the formation of CRC, Mr. Dorsch was a partner in a Boston-based real estate development, ownership and management concern. From 1984 to 1986, Mr. Dorsch was a vice president of Winthrop Financial Associates, private real estate syndication, where he structured and placed equity interests in transactions capitalized at over $1 billion. Mr. Dorsch graduated with a Sc.B.

in Mechanical Engineering from Brown University and earned honors while receiving an M.B.A. from Harvard Business School.

    BARCLAY G. JONES, III has served as an Executive Vice President--Investments of iStar Financial since March 2000, focusing on our corporate tenant leasing business. Prior to joining iStar Financial, Mr. Jones was a principal of ACRE Partners LLC, a privately held firm focused on providing public and private corporations with highly-structured, value-added financing solutions for their corporate real estate facilities. Prior to that, Mr. Jones served in a variety of capacities, including vice chairman and chief acquisitions officer, for W.P. Carey & Co., Inc. from 1982 to 1998. During that period, Mr. Jones was responsible for originating in excess of $2 billion of sale-leaseback financings and over $1 billion of mortgage placements. During his tenure at W.P. Carey, the firm grew from fewer than ten employees to over 70, and from approximately
$100 million in assets to over $2.5 billion. Mr. Jones holds a B.S. degree in economics from the Wharton School.

    NINA B. MATIS has served as General Counsel of iStar Financial (and its predecessor) since 1996 and Executive Vice President since November 1999.
Ms. Matis is responsible for legal, tax, structuring and regulatory aspects of iStar Financial's operations and investment and financing transactions. From 1984 through 1987, Ms. Matis was an adjunct professor at Northwestern University School of Law where she taught real estate transactions. Ms. Matis is a director for Burnham Pacific, Inc. and a member of the American College of Real Estate Lawyers, Ely Chapter of Lambda Alpha International, the Chicago Finance Exchange, the Urban Land Institute, REFF, the Chicago Real Estate Executive Women, The Chicago Network and The Economic Club of Chicago, and she is listed in both The Best Lawyers of America and Sterling's Who's Who. Ms. Matis received a B.A. degree, with honors, from Smith College and a J.D. degree from New York University School of Law.

    TIMOTHY J. O'CONNOR has served as Chief Operating Officer of iStar Financial (and its predecessor) since March 1998 and Executive Vice President since
March 2000. Mr. O'Connor is responsible for developing and managing iStar Financial's risk management and due diligence operations, participating in the evaluation and approval of new investments and coordinating iStar Financial's information systems. Previously, Mr. O'Connor was a vice president of Morgan Stanley & Co. responsible for the performance of more than $2 billion of assets acquired by the Morgan Stanley Real Estate Funds. Prior to joining Morgan Stanley, Mr. O'Connor was a vice president of Greystone Realty Corporation involved in the firm's acquisition and asset management operations. Previously, Mr. O'Connor was employed by Exxon Co. USA in its real estate and engineering group. Mr. O'Connor is a member of the International Council of Shopping Centers, the Institute of Real Estate Management and the Buildings Owners and Managers Association, and is a former vice president of the New York City/ Fairfield County chapter of the National Association of Industrial and Office Parks. Mr. O'Connor received a B.S. degree from the United States Military Academy at West Point and an M.B.A. from the Wharton School.

    DIANE OLMSTEAD has served as an Executive Vice President--Investments of iStar Financial in our San Francisco office since September 2000, and is responsible for the origination of new financing transactions. Prior to joining us, Ms. Olmstead was executive vice president of institutional ventures for Redbricks.com, an Internet start-up focused on the commercial real estate market. Previously, Ms. Olmstead was a partner at Arthur Andersen where she founded and ran the real estate capital markets (RECM) group for the western region. The RECM group executed private equity and debt placements, portfolio and company sales, REIT IPO advisory and M&A transactions in excess of $4.7 billion. Ms. Olmstead is a graduate of SUNY at Buffalo with a B.A. in English. She is a member of Urban Land Institute and National Association of Industrial and Office Park Owners, Fisher Center For Real Estate and Urban Economics Policy Advisory Board, Lambda Alpha and Mortgage Bankers Association.

    BARBARA RUBIN has served as President of iStar Asset Services, Inc., our Hartford-based loan asset management and servicing operation, since
September 1998 and as Senior Vice President of iStar Financial since
January 1999. She has more than 20 years of real estate investment experience, including loan and real estate equity origination, portfolio management, loan servicing, and capital markets activities. Prior to joining iStar Financial, Ms. Rubin was president and chief operating officer of Phoenix Realty Securities, Inc., a real estate advisory operation which managed portfolios of real estate securities (including mortgage loan investments and real estate equity securities). She is currently Chair of the Connecticut Health and Education Facilities Authority, a member of the Board of Governors of the Mortgage Bankers Association and a member of the Board of Commercial Mortgage Securities Association. Ms. Rubin received a B.A. from Williams College and an M.B.A. from the University of Connecticut.

    STEVEN R. BLOMQUIST has served as Senior Vice President--Investments of iStar Financial since September 1998. Mr. Blomquist is responsible for the origination and acquisition of new financings with borrowers in the Phoenix Home Life-serviced mortgage loan portfolio and related loan correspondents. He also shares responsibility in managing several of iStar Financial's relationships with financial institutions and other loan correspondents. Mr. Blomquist has over 16 years of loan origination and investment management experience. Previously, Mr. Blomquist was executive vice president and chief investment officer of Phoenix Realty Securities, a Phoenix Home Life subsidiary specializing in providing real estate securities investment advisory services. Mr. Blomquist directed the origination of over $1.5 billion of mortgage loans and maintains strong correspondent and borrower relations. Prior to his current position, Mr. Blomquist was responsible for the debt and equity management of a $750 million Phoenix Home Life portfolio in the Western United States.
Mr. Blomquist is a member of the Mortgage Bankers Association, the Urban Land Institute and the International Council of Shopping Centers. He received both his bachelors degree and an M.B.A. from the University of Connecticut.

    JEFFREY N. BROWN has served as Senior Vice President--Asset Management of iStar Financial since October 2000. Prior to that, he was Vice President--Asset Management since November 1999. Previously, he served as a vice president at TriNet. Mr. Brown is responsible for our East Region corporate tenant lease assets, including lease negotiations, corporate-level customer relations, lease compliance, portfolio-level analysis and reporting and market research activities. Mr. Brown's prior professional experience includes director of property management for Insignia Commercial Group (San Francisco), regional director (West Coast) with PM Realty Group and various project/property management positions with Eastover Corporation. Mr. Brown holds a B.S. degree from Millsaps College, Jackson, Mississippi.

    ROGER M. COZZI has served as Senior Vice President--Investments of iStar Financial (and its predecessor) since January 1999. Prior to that he was Vice President--Investments since 1997. Mr. Cozzi is responsible for the origination, structuring and underwriting of new financing transactions at iStar Financial. Previously, Mr. Cozzi was an assistant vice president at Starwood Capital Group directly involved with the origination of Starwood Capital's debt investments in Starwood Mezzanine Investors and Starwood Opportunity Fund IV. Prior to joining Starwood Capital, Mr. Cozzi worked at Goldman Sachs & Co. in its real estate department and mutual fund industry resource group. Mr. Cozzi received a B.S. degree, MAGNA CUM LAUDE, from the Wharton School.

    CHASE S. CURTIS, JR. has served as a Senior Vice President--Credit of iStar Financial since June 2001, and is responsible for coordinating the initial and on-going underwriting of corporate credit, with a particular emphasis on corporate tenant risk assessment. He joined iStar Financial from Bank of America following a 16-year career in credit risk management and structured corporate finance. Immediately prior to joining iStar Financial, he was senior vice president and chief credit officer of Bank of America Commercial Finance responsible for its credit approvals, risk policy and risk process controls. Prior to that, he spent three years in Hong Kong as an executive credit risk review officer overseeing portfolio and transactional risk assessments across Asia. Mr. Curtis holds an M.S. from the University of Arizona and he received a B.S. degree (with high honors) from Bates College. He is a Chartered Financial Analyst.

    GEOFFREY M. DUGAN has served as Senior Vice President of iStar Financial since January 2001, and as Assistant General Counsel and Assistant Secretary since November 1999. Previously, he served as vice president, administration and general counsel of TriNet, and in that capacity was responsible for corporate and securities laws compliance matters, corporate governance matters, and legal issues associated with administrative, human resources and employee benefit functions, including the oversight of outside legal counsel. Prior to joining us, Mr. Dugan was in private law practice for over 20 years, where his practice emphasized corporate finance, securities and commercial transactions for real estate investment trusts and other business entities. Mr. Dugan received a J.D. from Georgetown University Law Center and a B.A. from Harvard College.
Mr. Dugan is a Member of the New York Bar and the State Bar of California.

    ANDREW C. RICHARDSON has served as Senior Vice President--Capital Markets since March 2000. He joined iStar Financial from Salomon Smith Barney, where he was a vice president in the global real estate and lodging investment banking group, providing merger and acquisition advisory services and raising debt and equity capital for public and private real estate companies. Mr. Richardson's experience at Salomon Smith Barney also included working in its mergers and acquisitions group, advising clients in a wide range of industries. Prior to joining Salomon Smith Barney, Mr. Richardson worked for Ernst & Young and was a certified public accountant. Mr. Richardson holds an M.B.A. from the University of Chicago, and a B.B.A. in accountancy from the University of Notre Dame.

    STEVEN B. SINNETT has served as Senior Vice President--Project Finance of iStar Financial since January 2001, and prior to that served as Vice President and Controller since November 1999. Mr. Sinnett is responsible for project finance activities for iStar Financial and its subsidiaries. He previously served as vice president, controller of TriNet, and in that capacity was responsible for planning and executing all aspects of financial reporting, accounting and information technology activities. Prior to joining TriNet, he was associated with AMB Institutional Realty Advisors Inc., Meridian Point Properties, Inc. (a real estate investment trust) and its predecessor, and the accounting firm of Arthur Young & Co. Mr. Sinnett received a Masters of Professional Accounting from Georgia State University and a B.S. from the University of Florida. Mr. Sinnett is a certified public accountant in the State of California.

    ELIZABETH B. SMITH has served as Senior Vice President--Asset Management of iStar Financial since August 1999. Ms. Smith manages our Dallas office and is directly responsible for our Central Region corporate tenant lease assets. Prior to joining iStar Financial, Ms. Smith was a vice president for MBL Life Assurance Corporation, managing the rehabilitation and disposition of a $3 billion debt and equity portfolio located throughout the United States. Previously, Ms. Smith worked at J.E. Robert Companies, Inc., and for Sunbelt Savings, FSB, specializing in debt and equity portfolio management. Ms. Smith holds a B.B.A. degree from the University of Mississippi in Oxford, Mississippi.

NON-EMPLOYEE DIRECTORS

    The following table sets forth the names and current affiliations of our non-employee directors:

NAME                                                              AFFILIATION
----                                        --------------------------------------------------------
Willis Andersen, Jr.......................  Real estate industry consultant

Jeffrey G. Dishner........................  Starwood Capital Group, L.L.C.--Senior Managing Director

Andrew L. Farkas..........................  Insignia Financial Group, Inc.--Chairman and Chief
                                            Executive Officer

Madison F. Grose..........................  Starwood Capital Group, L.L.C.--Senior Managing Director
                                            and Co-General Counsel

Robert W. Holman, Jr......................  Pebble Beach Institute--Managing Director

Robin Josephs.............................  Ropasada, LLC--Managing Director

Merrick R. Kleeman........................  Starwood Capital Group, L.L.C.--Senior Managing Director

William M. Matthes........................  Behrman Capital--Managing Partner

John G. McDonald..........................  Stanford University--IBJ Professor of Finance in the
                                            Graduate School of Business

Michael G. Medzigian......................  Lazard Freres Real Estate Investors L.L.C.--President
                                            and Chief Executive Officer

Stephen B. Oresman........................  Saltash, Ltd.--Owner and President

George R. Puskar..........................  Lend Lease Real Estate Investments--Former Chairman of
                                            the Board

Barry S. Sternlicht.......................  Starwood Capital Group, L.L.C.--Founder, General
                                            Manager, President and Chief Executive Officer

                                            Starwood Hotels & Resorts Worldwide, Inc.--Chairman and
                                            Chief Executive Officer

                              SELLING STOCKHOLDERS

    This prospectus supplement relates to the offer and sale for the account of the selling stockholders described below of an aggregate of 15,000,000 shares of common stock. The following chart shows, according to our records as of July 31, 2001, the number of shares of common stock beneficially owned by the selling stockholders and the number of shares of common stock being offered hereby:

                                       SHARES OF COMMON STOCK                    SHARES OF COMMON STOCK
                                     OWNED PRIOR TO THE OFFERING               OWNED AFTER THE OFFERING(1)
                                     ---------------------------    SHARES     ---------------------------
                                      NUMBER OF      PERCENTAGE      BEING      NUMBER OF      PERCENTAGE
SELLING STOCKHOLDER                     SHARES        OF CLASS      OFFERED       SHARES        OF CLASS
-------------------                  ------------   ------------   ---------   ------------   ------------
SOFI-IV SMT Holdings, L.L.C........   41,854,934        48.4%      7,227,241    34,627,693        40.0%
Starwood Mezzanine Investors,
  L.P..............................   10,962,886        12.7%      7,227,241     3,735,645         4.3%
B Holdings, LLC....................      545,518         0.6%        545,518             0           0%

------------------------

(1) If the underwriters exercise their overallotment option, Starwood Mezzanine Investors, L.P. will sell up to an additional 2,250,000 shares.

    SOFI-IV SMT Holdings, L.L.C. is an entity owned by Starwood Opportunity Fund IV, L.P. Starwood Opportunity Fund IV, L.P. is an investment fund formed on
July 3, 1996. SOFI IV Management, L.L.C. is its general partner. Starwood Opportunity Fund IV, L.P.'s initial term expires on February 27, 2005, but may be extended by the general partner with the consent of its advisory committee for up to two additional one-year periods.

    Starwood Mezzanine Investors, L.P. is an investment fund formed on February 15, 1994. Starwood Capital Group I, L.P. is its managing general partner and Starwood Mezzanine Holdings, L.P. is a general partner. The fund's term expires on November 1, 2002, but may be extended for up to two additional one-year periods upon majority approval of its limited partners.

    Starwood Opportunity Fund II, L.P., Starwood Mezzanine Investors, L.P., Starwood Opportunity Fund IV, L.P. and Starwood Capital Group, L.L.C. each has an economic interest in the shares of iStar Financial common stock held by B Holdings, LLC, an investment entity.

    Each of the selling stockholders is controlled by entities which are controlled by Barry S. Sternlicht, one of our directors. Jay Sugarman, our Chairman and Chief Executive Officer, and Jeffrey G. Dishner, Madison F. Grose and Merrick R. Kleeman, each of whom is a director of iStar Financial, also have interests in the selling stockholders or entities that control the selling stockholders. Additional information regarding the selling stockholders may be found in "Participating Securityholders" and "Certain Relationships Between the Company and the Participating Securityholders" contained in the accompanying prospectus.

    The selling stockholders may determine, prior to the completion of this offering, to sell a different aggregate number of shares or apportion differently between them the shares sold in this offering. The actual number of shares sold by each selling stockholder will be shown in the final prospectus supplement.

                        FEDERAL INCOME TAX CONSEQUENCES

    The following supplements the discussion contained in the accompanying prospectus under the heading "Federal Income Tax Considerations," which discussion (to the extent not inconsistent with the following) is incorporated in its entirety in this prospectus supplement. The discussions contained under the headings herein are intended to supplement the discussions contained in the corresponding headings of the accompanying prospectus.

    THE FOLLOWING IS A SUMMARY OF THE FEDERAL INCOME TAX CONSEQUENCES ANTICIPATED TO BE MATERIAL TO AN INVESTOR IN iSTAR FINANCIAL. THIS SUMMARY IS BASED ON CURRENT LAW, IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOUR TAX CONSEQUENCES RELATED TO AN INVESTMENT IN iSTAR FINANCIAL MAY VARY DEPENDING ON YOUR PARTICULAR SITUATION AND THIS DISCUSSION DOES NOT PURPORT TO DISCUSS ALL ASPECTS OF TAXATION THAT MAY BE RELEVANT TO A HOLDER OF OUR SECURITIES IN LIGHT OF HIS OR HER PERSONAL INVESTMENT OR TAX CIRCUMSTANCES, OR TO HOLDERS OF OUR SECURITIES SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS EXCEPT TO THE EXTENT DISCUSSED UNDER THE HEADINGS "--TAXATION OF TAX-EXEMPT STOCKHOLDERS" AND "--TAXATION OF FOREIGN STOCKHOLDERS." INVESTORS SUBJECT TO SPECIAL TREATMENT INCLUDE, WITHOUT LIMITATION, INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, BROKER-DEALERS, TAX-EXEMPT ORGANIZATIONS, INVESTORS HOLDING SECURITIES AS PART OF A CONVERSION TRANSACTION, OR A HEDGE OR HEDGING TRANSACTION OR AS A POSITION IN A STRADDLE FOR TAX PURPOSES, FOREIGN CORPORATIONS OR PARTNERSHIPS, AND PERSONS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES. IN ADDITION, THE SUMMARY BELOW DOES NOT CONSIDER THE EFFECT OF ANY FOREIGN, STATE, LOCAL OR OTHER TAX LAWS THAT MAY BE APPLICABLE TO YOU AS A HOLDER OF OUR SECURITIES.

    The information in this summary is based on the Internal Revenue Code of 1986, as amended, current, temporary and proposed Treasury regulations promulgated under the Internal Revenue Code, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service, and court decisions, all as of the date of this prospectus. The administrative interpretations and practices of the Internal Revenue Service upon which this summary is based include its practices and policies as expressed in private letter rulings which are not binding on the Internal Revenue Service, except with respect to the taxpayers who requested and received such rulings. Future legislation, Treasury regulations, administrative interpretations and practices, and court decisions may affect the tax consequences contained in this summary, possibly on a retroactive basis. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning our tax treatment or the tax consequences contained in this summary, and the statements in this prospectus are not binding on the Internal Revenue Service or a court. Thus, we can provide no assurance that the tax consequences contained in this summary will not be challenged by the Internal Revenue Service or sustained by a court if challenged by the Internal Revenue Service.

    YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF: (1) THE ACQUISITION, OWNERSHIP AND SALE OR OTHER DISPOSITION OF OUR SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES; (2) OUR ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST FOR FEDERAL INCOME TAX PURPOSES; AND (3) POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

    ASSET TESTS:

    As discussed in the accompanying prospectus under the heading "--Other Tax Considerations--Possible Legislative or Other Actions Affecting Tax Consequences," subject to certain "grandfather" rules, we may generally not own more than 10% of the value of the outstanding securities of any issuer, other than securities of a "qualified REIT subsidiary," another REIT, or a "taxable REIT subsidiary." We have taken appropriate steps to ensure that, since
January 1, 2001 (and will take appropriate steps to ensure that in the future), with respect to any issuer, other than a qualified REIT subsidiary or another REIT, either: (1) we have owned 10% or less of the value of the outstanding securities of such issuer; (2) such issuer has qualified as a "taxable REIT subsidiary," or (3) the securities we own of such issuer are exempted under the aforementioned "grandfather" rules. Additionally, we believe that not more than 20% of the total value of our gross assets was or is represented by the securities of one or more taxable REIT subsidiaries, and we will monitor our assets to ensure that we will continue to meet this test at all applicable times in the future. However, there can be no assurance that the Internal Revenue Service will not contend that the value of the securities of taxable REIT subsidiaries represents more than 20% of the total value of our gross assets.

TAXATION OF SECURITYHOLDERS

    EXCESS INCLUSION INCOME

    A portion of our net income attributable to assets financed through our STARs(SM) program (and, therefore, a portion of the dividends payable by us) may be treated as Excess Inclusion income from a REMIC residual interest. See "--Taxation of Securityholders--Taxation of Tax-Exempt Stockholders" in the accompanying prospectus. These amounts have historically been immaterial and we expect that they will be immaterial in the future. Prospective stockholders should consult their own tax advisors regarding the federal income tax consequences to them of incurring Excess Inclusion income.

    BACKUP WITHHOLDING:

    Effective for dividend payments made after August 6, 2001 (or as soon as possible thereafter), the backup withholding rate will be reduced from 31% to 30.5%, and will further decrease as federal ordinary income tax rates decrease.

                                  UNDERWRITING

    Merrill Lynch, Pierce, Fenner & Smith Incorporated, Lehman Brothers Inc., Banc of America Securities LLC, Bear, Stearns & Co. Inc., Salomon Smith Barney Inc. and UBS Warburg LLC are acting as the representatives of the underwriters named below. Subject to the terms and conditions set forth in the underwriting agreement among the underwriters, the selling stockholders and us, the selling stockholders have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from the selling stockholders, the number of shares listed opposite their names below.

                                                              NUMBER OF
UNDERWRITER                                                    SHARES
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated......................................
Lehman Brothers Inc.........................................
Banc of America Securities LLC..............................
Bear, Stearns & Co. Inc.....................................
Salomon Smith Barney Inc....................................
UBS Warburg LLC.............................................

                                                               -------
           Total............................................
                                                               =======

    In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth therein, to purchase the shares of common stock being sold pursuant thereto at a price per share equal to the public offering price less the underwriting discount specified on the cover page of this prospectus supplement. According to the terms of the underwriting agreement, the underwriters will either purchase all of the shares or none of them.

COMMISSIONS AND DISCOUNTS

    The underwriters will offer the shares subject to prior sale and subject to receipt and acceptance of the shares by the underwriters. The underwriters may reject any order to purchase shares in whole or in part. After the commencement of the public offering, the public offering price, concession and discount may be changed. The underwriters have advised us that they will offer the shares of common stock to the public initially at the public offering price specified on the cover page of this prospectus supplement. The underwriters may also offer the shares to certain dealers at the public offering price less a concession not
in excess of $   per share. The underwriters may allow, and these dealers may
reallow, a concession not in excess of $   per share to certain other brokers
and dealers.

    The following table shows the public offering price, underwriting discounts and proceeds before expenses to the selling stockholders. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

                                                    PER SHARE   WITHOUT OPTION   WITH OPTION
                                                    ---------   --------------   -----------
Public offering price.............................      $              $              $
Underwriting discount.............................      $              $              $
Proceeds, before expenses, to the selling
  stockholders....................................      $              $              $

    The selling stockholders estimate the expenses of this offering payable by them (excluding underwriting discount) to be $600,000. We will not bear any expenses associated with this offering.

    We and the selling stockholders have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act.

OVERALLOTMENT OPTION

    The underwriters have the option to purchase up to an aggregate of 2,250,000 additional shares of common stock from the selling stockholders at the same price they are paying for the 15,000,000 shares offered hereby. The underwriters may purchase additional shares only to cover overallotments made in connection with this offering and only within 30 days after the date of this prospectus supplement. The underwriters will offer any additional shares that they purchase on the terms described in the preceding paragraph.

NO SALES OF SIMILAR SECURITIES

    We and the selling stockholders have agreed not to sell or transfer any shares of common stock or to engage in certain hedging transactions with respect to the common stock for a period of 90 and 180 days after the date of this prospectus supplement, respectively, without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, except in certain circumstances. The selling stockholders are permitted to include shares for sale in a public primary equity offering by us, subject to certain limitations. SOFI-IV SMT Holdings, L.L.C. has pledged 22,500,000 shares of common stock owned by it under a $150.0 million margin loan that is fully recourse to SOFI-IV SMT Holdings, L.L.C. In the event that SOFI-IV SMT Holdings, L.L.C. were to default in the performance of its obligations under the loan, the lender could foreclose upon those pledged shares and sell them in the open market at any time.

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

    Until the distribution of the common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for and purchase shares of common stock. As an exception to these rules, the underwriters are permitted to engage in certain transactions that stabilize the price of the common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock.

    If the underwriters create a short position in the common stock in connection with this offering, i.e., they sell more shares of common stock than are set forth on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing shares of common stock in the open market. The underwriters may also elect to reduce any short position through the exercise of all or part of the overallotment option described above.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of these purchases.

    Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

OTHER RELATIONSHIPS

    Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us and the selling stockholders and their affiliates. In addition, affiliates of some of the underwriters, including affiliates of Banc of America Securities LLC, Bear, Stearns & Co. Inc., Lehman Brothers Inc. and UBS Warburg LLC, are lenders under some of our credit facilities. In each case, they have received customary fees for these transactions.

                                 LEGAL MATTERS

    The legality of the common stock offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Clifford Chance Rogers & Wells LLP, New York, New York, and for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Clifford Chance Rogers & Wells LLP will rely upon the opinion of Ballard Spahr Andrews & Ingersoll, LLP with respect to matters of Maryland law.

                                    EXPERTS

    The financial statements as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, included in this prospectus supplement, have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             FINANCIAL INFORMATION

INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
UNAUDITED QUARTERLY FINANCIAL STATEMENTS:

Consolidated Balance Sheets of the Company as of June 30,
  2001 and December 31, 2000................................     F-2

Consolidated Statements of Operations of the Company for the
  three months and six months ended June 30, 2001 and
  2000......................................................     F-3

Consolidated Statement of Changes in Shareholders' Equity of
  the Company for the six months ended June 30, 2001........     F-4

Consolidated Statements of Cash Flows of the Company for the
  three months and six months ended June 30, 2001 and
  2000......................................................     F-5

Notes to Consolidated Financial Statements of the Company...     F-6

AUDITED ANNUAL FINANCIAL STATEMENTS:

Report of Independent Accountants...........................    F-29

Consolidated Balance Sheets of the Company as of December
  31, 2000 and December 31, 1999............................    F-30

Consolidated Statements of Operations of the Company for the
  years ended December 31, 2000, 1999 and 1998..............    F-31

Consolidated Statements of Changes in Shareholders' Equity
  of the Company for the years ended December 31, 2000, 1999
  and 1998..................................................    F-32

Consolidated Statements of Cash Flows of the Company for the
  years ended December 31, 2000, 1999 and 1998..............    F-33

Notes to Consolidated Financial Statements of Company.......    F-34

                              ISTAR FINANCIAL INC.

                          CONSOLIDATED BALANCE SHEETS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

                                                                AS OF         AS OF
                                                               JUNE 30,    DECEMBER 31,
                                                                 2001          2000
                                                              ----------   ------------
                                        ASSETS
Loans and other lending investments, net....................  $2,252,255    $2,225,183
Real estate subject to operating leases, net................   1,634,524     1,670,169
Cash and cash equivalents...................................      26,301        22,752
Restricted cash.............................................      27,800        20,441
Marketable securities.......................................          41            41
Accrued interest and operating lease income receivable......      17,353        20,167
Deferred operating lease income receivable..................      15,220        10,236
Deferred expenses and other assets..........................      77,135        62,224
Investment in iStar Operating...............................       2,721         3,562
                                                              ----------    ----------
  Total assets..............................................  $4,053,350    $4,034,775
                                                              ==========    ==========

                         LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Accounts payable, accrued expenses and other liabilities....  $   61,320    $   52,038
Dividends payable...........................................       5,225        56,661
Debt obligations............................................   2,153,031     2,131,967
                                                              ----------    ----------
  Total liabilities.........................................   2,219,576     2,240,666
                                                              ----------    ----------
Commitments and contingencies...............................          --            --
Minority interest in consolidated entities..................       2,649         6,224
Shareholders' equity:
Series A Preferred Stock, $0.001 par value, liquidation
  preference $50.00 per share, 4,400 shares issued and
  outstanding at June 30, 2001 and December 31, 2000,
  respectively..............................................           4             4
Series B Preferred Stock, $0.001 par value, liquidation
  preference $25.00 per share, 2,000 shares issued and
  outstanding at June 30, 2001 and December 31, 2000,
  respectively..............................................           2             2
Series C Preferred Stock, $0.001 par value, liquidation
  preference $25.00 per share, 1,300 shares issued and
  outstanding at June 30, 2001 and December 31, 2000,
  respectively..............................................           1             1
Series D Preferred Stock, $0.001 par value, liquidation
  preference $25.00 per share, 4,000 shares issued and
  outstanding at June 30, 2001 and December 31, 2000,
  respectively..............................................           4             4
Common Stock, $0.001 par value, 200,000 shares authorized,
  86,288 and 85,726 shares issued and outstanding at June
  30, 2001 and December 31, 2000, respectively..............          86            85
Warrants and options........................................      20,953        16,943
Additional paid in capital..................................   1,977,645     1,966,396
Retained earnings (deficit).................................    (112,290)     (154,789)
Accumulated other comprehensive income (losses) (See Note
  12).......................................................     (14,539)          (20)
Treasury stock (at cost)....................................     (40,741)      (40,741)
                                                              ----------    ----------
  Total shareholders' equity................................   1,831,125     1,787,885
                                                              ----------    ----------
  Total liabilities and shareholders' equity................  $4,053,350    $4,034,775
                                                              ==========    ==========

    The accompanying notes are an integral part of the financial statements.

                              ISTAR FINANCIAL INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

                                                            FOR THE               FOR THE
                                                      THREE MONTHS ENDED     SIX MONTHS ENDED
                                                           JUNE 30,              JUNE 30,
                                                      -------------------   -------------------
                                                        2001       2000       2001       2000
                                                      --------   --------   --------   --------
REVENUE:
  Interest income...................................  $ 63,903   $ 66,864   $130,816   $126,947
  Operating lease income............................    49,244     47,223     98,767     93,495
  Other income......................................     7,678      3,827     13,861      8,360
                                                      --------   --------   --------   --------
    Total revenue...................................   120,825    117,914    243,444    228,802
                                                      --------   --------   --------   --------

COSTS AND EXPENSES:
  Interest expense..................................    41,368     42,770     87,728     80,559
  Operating costs-corporate tenant lease assets.....     3,274      2,959      6,510      6,284
  Depreciation and amortization.....................     8,778      8,862     17,586     17,871
  General and administrative........................     6,498      7,808     12,600     14,711
  Provision for possible credit losses..............     1,750      1,500      3,500      3,000
  Stock-based compensation expense..................     1,200        586      2,060      1,134
                                                      --------   --------   --------   --------
    Total costs and expenses........................    62,868     64,485    129,984    123,559
                                                      --------   --------   --------   --------
Net income before minority interest, gain on sale of
  corporate tenant lease assets, extraordinary loss
  and cumulative effect of change in accounting
  principle.........................................    57,957     53,429    113,460    105,243
Minority interest in consolidated entities..........       (41)       (41)      (136)       (82)
Gain on sale of corporate tenant lease assets.......     1,044        441      1,599        974
                                                      --------   --------   --------   --------
Net income before extraordinary loss and cumulative
  effect of change in accounting principle..........    58,960     53,829    114,923    106,135
Extraordinary loss on early extinguishment of
  debt..............................................        --         --     (1,037)      (317)
Cumulative effect of change in accounting principle
  (See Note 3)......................................        --         --       (282)        --
                                                      --------   --------   --------   --------
Net income..........................................    58,960     53,829    113,604    105,818
Preferred dividend requirements.....................    (9,227)    (9,227)   (18,454)   (18,454)
                                                      --------   --------   --------   --------
Net income allocable to common shareholders.........  $ 49,733   $ 44,602   $ 95,150   $ 87,364
                                                      ========   ========   ========   ========
Basic earnings per common share.....................  $   0.58   $   0.52   $   1.11   $   1.03
                                                      ========   ========   ========   ========
Diluted earnings per common share...................  $   0.56   $   0.52   $   1.09   $   1.02
                                                      ========   ========   ========   ========

    The accompanying notes are an integral part of the financial statements.

                              ISTAR FINANCIAL INC.

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                     FOR THE SIX MONTHS ENDED JUNE 30, 2001

                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                            SERIES A    SERIES B    SERIES C    SERIES D     COMMON    WARRANTS    ADDITIONAL
                                            PREFERRED   PREFERRED   PREFERRED   PREFERRED    STOCK        AND       PAID-IN
                                              STOCK       STOCK       STOCK       STOCK      AT PAR     OPTIONS     CAPITAL
                                            ---------   ---------   ---------   ---------   --------   ---------   ----------
Balance at December 31, 2000..............    $  4        $  2        $  1        $  4        $ 85      $16,943    $1,966,396
Exercise of options.......................      --          --          --          --           1           --        8,428
Dividends declared-preferred stock........      --          --          --          --          --           --          166
Dividends declared-common stock...........      --          --          --          --          --           --           --
Restricted stock units issued to employees
  in lieu of cash bonuses.................      --          --          --          --          --           --        1,478
Restricted stock units granted to
  employees...............................      --          --          --          --          --           --        1,021
Options granted to employees..............      --          --          --          --          --        4,010           --
Issuance of stock under DRIP plan.........      --          --          --          --          --           --          156
Cumulative effect of change in accounting
  principle...............................      --          --          --          --          --           --           --
Change in accumulated other comprehensive
  income..................................      --          --          --          --          --           --           --
Net income for the period.................      --          --          --          --          --           --           --
                                              ----        ----        ----        ----        ----      -------    ----------
Balance at June 30, 2001..................    $  4        $  2        $  1        $  4        $ 86      $20,953    $1,977,645
                                              ====        ====        ====        ====        ====      =======    ==========

                                                         ACCUMULATED
                                            RETAINED        OTHER
                                            EARNINGS    COMPREHENSIVE    TREASURY     TOTAL
                                            (DEFICIT)       INCOME        STOCK       EQUITY
                                            ---------   --------------   --------   ----------
Balance at December 31, 2000..............  $(154,789)     $    (20)     $(40,741)  $1,787,885
Exercise of options.......................         --            --           --         8,429
Dividends declared-preferred stock........    (18,454)           --           --       (18,288)
Dividends declared-common stock...........    (52,651)           --           --       (52,651)
Restricted stock units issued to employees
  in lieu of cash bonuses.................         --            --           --         1,478
Restricted stock units granted to
  employees...............................         --            --           --         1,021
Options granted to employees..............         --            --           --         4,010
Issuance of stock under DRIP plan.........         --            --           --           156
Cumulative effect of change in accounting
  principle...............................         --        (9,445)          --        (9,445)
Change in accumulated other comprehensive
  income..................................         --        (5,074)          --        (5,074)
Net income for the period.................    113,604            --           --       113,604
                                            ---------      --------      --------   ----------
Balance at June 30, 2001..................  $(112,290)     $(14,539)     $(40,741)  $1,831,125
                                            =========      ========      ========   ==========

    The accompanying notes are an integral part of the financial statements.

                              ISTAR FINANCIAL INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                     FOR THE                 FOR THE
                                                               THREE MONTHS ENDED       SIX MONTHS ENDED
                                                                    JUNE 30,                JUNE 30,
                                                              ---------------------   ---------------------
                                                                2001        2000*       2001        2000*
                                                              ---------   ---------   ---------   ---------
Cash flows from operating activities:
Net income..................................................  $  58,960   $  53,829   $ 113,604   $ 105,818
Adjustments to reconcile net income to cash flows provided
  by operating activities:
  Minority interest.........................................         41          41         136          82
  Non-cash expense for options issued.......................      1,200         586       2,060       1,134
  Depreciation and amortization.............................     13,488      11,846      27,797      22,980
  Amortization of discounts/premiums, deferred interest and
    costs on lending investments............................    (14,429)     (4,683)    (19,301)    (11,750)
  Equity in earnings of unconsolidated joint ventures and
    subsidiaries............................................       (887)     (2,087)     (3,689)     (2,411)
  Distributions from operating joint ventures...............      1,818       1,426       2,916       2,378
  Deferred operating lease income adjustments...............     (2,407)     (2,249)     (4,983)     (4,531)
  Realized (gains) losses on sales of securities............         --          --          --         229
  Gain on sale of corporate tenant lease assets.............     (1,044)       (441)     (1,599)       (974)
  Extraordinary loss on early extinguishment of debt........         --          --       1,037         317
  Cumulative effect of change in accounting principle.......         --          --         282          --
  Provision for possible credit losses......................      1,750       1,500       3,500       3,000
  Changes in assets and liabilities:
    (Increase) decrease in accrued interest and operating
      lease income receivable...............................      1,786        (768)      3,152      (2,181)
    Increase in deferred expenses and other assets..........     (5,384)     (6,526)     (6,230)     (9,967)
    Increase (decrease) in accounts payable, accrued
      expenses and other liabilities........................       (150)        421      (2,745)     (4,336)
                                                              ---------   ---------   ---------   ---------
  Cash flows provided by operating activities...............     54,742      52,895     115,937      99,788
                                                              ---------   ---------   ---------   ---------
Cash flows from investing activities:
  New investment originations...............................   (300,182)   (231,248)   (543,471)   (443,173)
  Principal fundings on existing loan commitments...........    (13,327)    (21,267)    (24,442)    (37,809)
  Net proceeds from sale of corporate tenant lease assets...      4,079     100,974       7,834     146,265
  Repayments of and principal collections from loans and
    other lending investments...............................    309,588      41,429     556,980     163,232
  Investments in and advances to unconsolidated joint
    ventures................................................       (169)    (11,305)       (488)    (11,973)
  Distributions from unconsolidated joint ventures..........         --          --      24,265          --
  Capital expenditures for build-to-suit activities.........     (4,772)         --      (6,419)         --
  Capital improvement projects on real estate subject to
    operating leases........................................     (2,083)         --      (2,083)         --
  Other capital expenditures on real estate subject to
    operating leases........................................       (813)     (1,224)     (1,572)     (3,082)
                                                              ---------   ---------   ---------   ---------
  Cash flows provided by (used in) investing activities.....     (7,679)   (122,641)     10,604    (186,540)
                                                              ---------   ---------   ---------   ---------
Cash flows from financing activities:
  Net borrowings (repayments) under revolving credit
    facilities..............................................    141,893    (562,304)    183,052    (497,127)
  Borrowings under term loans...............................    193,000      60,000     210,040      90,000
  Repayments under term loans...............................    (78,883)   (230,629)   (116,215)   (240,355)
  Repayments under unsecured notes..........................   (100,000)         --    (100,000)         --
  Borrowings under repurchase agreements....................         --      27,981         367      27,981
  Repayments under repurchase agreements....................    (24,683)     (2,273)    (56,008)     (2,392)
  Repayments under bond offerings...........................    (99,908)    857,015    (101,897)    857,015
  Common dividends paid.....................................    (52,651)    (51,170)   (104,087)    (99,611)
  Preferred dividends paid..................................     (9,145)     (9,144)    (18,288)    (18,288)
  Increase in restricted cash held in connection with debt
    obligations.............................................    (14,575)     (4,882)     (7,358)     (5,943)
  Distributions to minority interest in consolidated
    entities................................................        (41)        (41)     (3,711)        (82)
  Extraordinary loss on early extinguishment of debt........         --          --      (1,037)       (317)
  Payments for deferred financing costs.....................     (5,032)    (23,858)    (16,459)    (25,771)
  Increase in loan costs....................................         --         (25)         --        (131)
  Proceeds from exercise of options and issuance of DRIP
    shares..................................................      6,962          83       8,609          83
                                                              ---------   ---------   ---------   ---------
  Cash flows provided by (used in) financing activities.....    (43,063)     60,753    (122,992)     85,062
                                                              ---------   ---------   ---------   ---------
Increase (decrease) in cash and cash equivalents............      4,000      (8,993)      3,549      (1,690)
Cash and cash equivalents at beginning of period............     22,301      41,711      22,752      34,408
                                                              ---------   ---------   ---------   ---------
Cash and cash equivalents at end of period..................  $  26,301   $  32,718   $  26,301   $  32,718
                                                              =========   =========   =========   =========
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest, net of amounts
    capitalized.............................................  $  38,147   $  34,595   $  80,970   $  71,445
                                                              =========   =========   =========   =========

----------------------------------

*   RECLASSIFED TO CONFORM TO 2001 PRESENTATION.

    The accompanying notes are an integral part of the financial statements

                              ISTAR FINANCIAL INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--ORGANIZATION AND BUSINESS

    ORGANIZATION--iStar Financial Inc. (the "Company") began its business in 1993 through private investment funds formed to capitalize on inefficiencies in the real estate finance market. In March 1998, these funds contributed their approximately $1.1 billion of assets to the Company's predecessor, Starwood Financial Trust, in exchange for a controlling interest in that company (collectively, the "Recapitalization Transactions"). Since that time, the Company has grown by originating new lending and leasing transactions, as well as through corporate acquisitions. Specifically, in September 1998, the Company acquired the loan origination and servicing business of a major insurance company, and in December 1998, the Company acquired the mortgage and mezzanine loan portfolio of its largest private competitor. Additionally, in November 1999, the Company acquired TriNet Corporate Realty Trust, Inc. ("TriNet" or the "Leasing Subsidiary"), which was then the largest publicly traded company specializing in the net leasing of corporate office and industrial facilities (the "TriNet Acquisition"). The TriNet Acquisition was structured as a stock-for-stock merger of TriNet with a subsidiary of the Company. Concurrent with the TriNet Acquisition, the Company also acquired its external advisor (the "Advisor Transaction") in exchange for shares of common stock of the Company ("Common Stock") and converted its organizational form to a Maryland corporation (the "Incorporation Merger"). As part of the conversion to a Maryland corporation, the Company replaced its dual class common share structure with a single class of Common Stock. The Company's Common Stock began trading on the New York Stock Exchange under the symbol "SFI" in November 1999.

    During 1993 through 1997, the Company did not qualify as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). However, pursuant to a closing agreement with the Internal Revenue Service (the "IRS") obtained in March 1998, the Company was eligible and elected to be taxed as a REIT for the taxable year beginning January 1, 1998.

    BUSINESS--The Company is the leading publicly traded finance company focused on the commercial real estate industry. The Company provides structured financing to private and corporate owners of real estate nationwide, including senior and junior mortgage debt, corporate mezzanine and subordinated capital, and corporate net lease financing. The Company seeks to deliver superior risk-adjusted returns on equity for shareholders by providing innovative and value-added financing solutions to its customers.

    The Company has implemented its investment strategy by: (1) focusing on the origination of large, highly structured mortgage, corporate and lease financings where customers require flexible financial solutions, and avoiding commodity businesses in which there is significant direct competition from other providers of capital; (2) developing direct relationships with borrowers and corporate tenants as opposed to sourcing transactions through intermediaries; (3) adding value beyond simply providing capital by offering borrowers and corporate tenants specific lending expertise, flexibility, certainty and continuing relationships beyond the closing of a particular financing transaction; and
(4) taking advantage of market anomalies in the real estate financing markets when the Company believes credit is mispriced by other providers of capital, such as the spread between lease yields and the yields on corporate tenants' underlying credit obligations.

    The Company intends to continue to emphasize a mix of portfolio financing transactions to create built-in diversification and single-asset financings for properties with strong, long-term competitive market positions.

                              ISTAR FINANCIAL INC.

NOTE 2--BASIS OF PRESENTATION

    The accompanying unaudited Consolidated Financial Statements have been prepared in conformity with the instructions to Form 10-Q and Article 10, Rule 10-01 of Regulation S-X for interim financial statements. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles ("GAAP"). The Consolidated Financial Statements include the accounts of the Company, its qualified REIT subsidiaries, and its majority-owned and controlled partnerships. Certain third-party mortgage servicing operations are conducted through iStar Operating, Inc. ("iStar Operating"), a taxable corporation which is not consolidated with the Company for financial reporting or income tax purposes. The Company owns all of the non-voting preferred stock and a 95% economic interest in iStar Operating, which is accounted for under the equity method for financial reporting purposes. The Company does not own any of the outstanding voting stock of iStar Operating. In addition, the Company has an investment in TriNet Management Operating
Company, Inc. ("TMOC"), a taxable noncontrolled subsidiary of the Company, which is also accounted for under the equity method. Further, certain other investments in partnerships or joint ventures which the Company does not control are also accounted for under the equity method. All significant intercompany balances and transactions have been eliminated in consolidation.

    In the opinion of management, the accompanying Consolidated Financial Statements contain all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the Company's consolidated financial position at June 30, 2001 and December 31, 2000 and the results of its operations, changes in shareholders' equity and its cash flows for the three- and six-month periods ended June 30, 2001 and 2000, respectively. Such operating results are not necessarily indicative of the results that may be expected for any other interim periods or the entire year.

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    LOANS AND OTHER LENDING INVESTMENTS, NET--As described in Note 4, "Loans and Other Lending Investments," includes the following investments: senior mortgages, subordinate mortgages, corporate/ partnership loans/unsecured notes, loan participations and other lending or similar investments. In general, management considers its investments in this category as held-to-maturity and, accordingly, reflects such items at amortized historical cost.

    REAL ESTATE SUBJECT TO OPERATING LEASES AND DEPRECIATION--Real estate subject to operating leases is generally recorded at cost. Certain improvements and replacements are capitalized when they extend the useful life, increase capacity or improve the efficiency of the asset. Repairs and maintenance items are expensed as incurred. The Company capitalizes interest costs incurred during the land development or construction period on qualified development projects, including investments in joint ventures accounted for under the equity method. Depreciation is computed using the straight line method of cost recovery over estimated useful lives of 40.0 years for buildings, five years for furniture and equipment, the shorter of the remaining lease term or expected life for tenant improvements, and the remaining life of the building for building improvements.

    Real estate assets to be disposed of are reported at the lower of their carrying amount or fair value less costs to sell. The Company also periodically reviews long-lived assets to be held and used for an impairment in value whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. In management's opinion, real estate assets to be held and used are not carried at amounts in excess of their estimated recoverable amounts.

                              ISTAR FINANCIAL INC.

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    CAPITALIZED INTEREST--The Company capitalizes interest costs incurred during the land development or construction period on qualified development projects, including investments in joint ventures accounted for under the equity method. Interest capitalized was approximately $487,000 and $338,000 during the six-month periods ended June 31, 2001 and 2000, respectively, and was approximately $286,000 and $0 during the three-month periods ended June 31, 2001 and 2000, respectively.

    CASH AND CASH EQUIVALENTS--Cash and cash equivalents include cash held in banks or invested in money market funds with original maturity terms of less than 90 days.

    RESTRICTED CASH--Restricted cash represents amounts required to be maintained in escrow under certain of the Company's debt obligations.

    MARKETABLE SECURITIES--From time to time, the Company invests excess working capital in short-term marketable securities such as those issued by the Government National Mortgage Association ("GNMA"), Federal National Mortgage Association ("FNMA"), and Federal Home Loan Mortgage Corporation ("FHLMC"). Although the Company generally intends to hold such investments for investment purposes, it may, from time to time, sell any of its investments in these securities as part of its management of liquidity. Accordingly, the Company considers such investments as "available-for-sale" and reflects such investments at fair market value with changes in fair market value reflected as a component of shareholders' equity.

    REPURCHASE AGREEMENTS--The Company may enter into sales of securities or loans under agreements to repurchase the same security or loan. The amounts borrowed under repurchase agreements are carried on the balance sheet as part of debt obligations at the amount advanced plus accrued interest. Interest incurred on the repurchase agreements is reported as interest expense.

    REVENUE RECOGNITION--The Company's revenue recognition policies are as follows:

    LOANS AND OTHER LENDING INVESTMENTS: The Company generally intends to hold all of its loans and other lending investments to maturity. Accordingly, it reflects all of these investments at amortized cost less allowance for loan losses, acquisition premiums or discounts, deferred loan fees and undisbursed loan funds. On occasion, the Company may acquire loans at either premiums or discounts based on the credit characteristics of such loans. These premiums or discounts are recognized as yield adjustments over the lives of the related loans. If loans that were acquired at a premium or discount are prepaid, the Company immediately recognizes the unamortized premium or discount as a decrease or increase in the prepayment gain or loss, respectively. Loan origination or exit fees, as well as direct loan origination costs, are also deferred and recognized over the lives of the related loans as a yield adjustment. Interest income is recognized using the effective interest method applied on a loan-by-loan basis.

    Certain of the Company's loans provide for accrual of interest at specified rates which differ from current payment terms. Interest is recognized on such loans at the accrual rate subject to management's determination that accrued interest and outstanding principal are ultimately collectible, based on the underlying collateral and operations of the borrower.

    Prepayment penalties or yield maintenance payments from borrowers are recognized as additional income when received. Certain of the Company's loan investments provide for additional interest based on the borrower's operating cash flow or appreciation of the underlying collateral. Such amounts are considered contingent interest and are reflected as income only upon certainty of collection.

                              ISTAR FINANCIAL INC.

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    LEASING INVESTMENTS: Operating lease revenue is recognized on the straight-line method of accounting from the later of the date of the origination of the lease or the date of acquisition of the facility subject to existing leases. Accordingly, contractual lease payment increases are recognized evenly over the term of the lease. The cumulative difference between lease revenue recognized under this method and contractual lease payment terms is recorded as a deferred operating lease income receivable on the balance sheet.

    PROVISION FOR POSSIBLE CREDIT LOSSES--The Company's accounting policies require that an allowance for estimated credit losses be maintained at a level that management, based upon an evaluation of known and inherent risks in the portfolio, considers adequate to provide for possible credit losses. Specific valuation allowances are established for impaired loans in the amount by which the carrying value, before allowance for estimated losses, exceeds the fair value of collateral less disposition costs on an individual loan basis. Management considers a loan to be impaired when, based upon current information and events, it believes that it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement on a timely basis. Management measures these impaired loans at the fair value of the loans' underlying collateral less estimated disposition costs. Impaired loans may be left on accrual status during the period the Company is pursuing repayment of the loan; however, these loans are placed on non-accrual status at such time as either: (1) the loans become 90 days delinquent; or (2) management determines the borrower is incapable of, or has ceased efforts toward, curing the cause of the impairment. While on non-accrual status, interest income is recognized only upon actual receipt. Impairment losses are recognized as direct write-downs of the related loan with a corresponding charge to the provision for possible credit losses. Charge-offs occur when loans, or a portion thereof, are considered uncollectible and of such little value that further pursuit of collection is not warranted. Management also provides a portfolio reserve based upon its periodic evaluation and analysis of the portfolio, historical and industry loss experience, economic conditions and trends, collateral values and quality, and other relevant factors.

    INCOME TAXES--The Company intends to operate in a manner consistent with and to elect to be treated as a REIT. As a REIT, the Company is subject to federal income taxation at corporate rates on its REIT taxable income; however, the Company is allowed a deduction for the amount of dividends paid to its shareholders, thereby subjecting the distributed net income of the Company to taxation at the shareholder level only. iStar Operating and TMOC are not consolidated for federal income tax purposes and are taxed as corporations. For financial reporting purposes, current and deferred taxes are provided for in the portion of earnings recognized by the Company with respect to its interest in iStar Operating and TMOC.

    EARNINGS (LOSS) PER COMMON SHARES--In accordance with the Statement of Financial Accounting Standards No. 128 ("FASB No. 128"), the Company presents both basic and diluted earnings per share ("EPS"). Basic earnings per share ("Basic EPS") excludes dilution and is computed by dividing net income available to common shareholders by the weighted average number of shares outstanding for the period. Diluted earnings per share ("Diluted EPS") reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock, where such exercise or conversion would result in a lower earnings per share amount.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the

                              ISTAR FINANCIAL INC.

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

    CHANGE IN ACCOUNTING PRINCIPLE--In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). On June 23, 1999, the FASB voted to defer the effectiveness of SFAS No. 133 for one year. SFAS No. 133 is now effective for fiscal years beginning after June 15, 2000, but earlier application is permitted as of the beginning of any fiscal quarter subsequent to June 15, 1998. SFAS No. 133 establishes accounting and reporting standards for derivative financial instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as:
(1) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment; (2) a hedge of the exposure to variable cash flows of a forecasted transaction; or (3) in certain circumstances, a hedge of a foreign currency exposure. The Company adopted this pronouncement, as amended by Statement of Financial Accounting Standards
No. 137 "Accounting for Derivative Instruments and Hedging Activities--deferral of the Effective Date of FASB Statement No. 133" and Statement of Financial Accounting Standards No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities--an Amendment of FASB Statement No. 133," on
January 1, 2001. Because the Company has primarily used derivatives as cash flow hedges of interest rate risk only, the adoption of SFAS No. 133 did not have a material financial impact on the financial position and results of operations of the Company. However, should the Company change its current use of such derivatives (see Note 8), the adoption of SFAS No. 133 could have a more significant effect on the Company prospectively.

    Upon adoption, the Company recognized a charge to net income of approximately $282,000 and an additional charge of $9.4 million to other comprehensive income, representing the cumulative effect of the change in accounting principle.

    OTHER NEW ACCOUNTING STANDARDS--In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." In June 2000, the SEC staff amended SAB 101 to provide registrants with additional time to implement SAB 101. The Company adopted SAB 101, as required, in the fourth quarter of fiscal 2000. The adoption of SAB 101 did not have a material financial impact on the financial position or the results of operations of the Company.

    In March 2000, the FASB issued FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation." The Company was required to adopt FIN 44 effective July 1, 2000 with respect to certain provisions applicable to new awards, exchanges of awards in a business combination, modifications to outstanding awards, and changes in grantee status that occur on or after that date. FIN 44 addresses practice issues related to the application of Accounting Practice Bulletin Opinion No. 25, "Accounting for Stock Issued to Employees." The initial adoption of FIN 44 by the Company did not have a material impact on its consolidated financial position or results of operations.

                              ISTAR FINANCIAL INC.

NOTE 4--LOANS AND OTHER LENDING INVESTMENTS

    The following is a summary description of the Company's loans and other lending investments (in thousands) (unaudited):

                                                                                                   CARRYING VALUE AS OF
                                                       # OF        ORIGINAL       PRINCIPAL      -------------------------
        TYPE OF                                      BORROWERS    COMMITMENT       BALANCES       JUNE 30,    DECEMBER 31,
       INVESTMENT         UNDERLYING PROPERTY TYPE  IN CLASS(1)    AMOUNT(1)    OUTSTANDING(1)      2001          2000
------------------------  ------------------------  -----------   -----------   --------------   ----------   ------------
Senior Mortgages          Office/Hotel/Mixed Use/        16       $1,135,143      $1,032,868     $1,016,547    $1,210,992
                          Apartment/Retail/Resort/
                          Entertainment

Subordinated Mortgages    Office/Hotel/Mixed Use         13          405,120         352,690       349,563        325,558

Corporate Loans/          Office/Hotel/Residential/      19          610,046         587,922       557,759        398,978
  Partnership Loans/      Entertainment
  Unsecured Notes

Loan Participations       Office/Retail                   3          127,497         111,364       111,232        111,251

Other Lending             Resort/Office/Mixed Use/      N/A              N/A             N/A       234,654        192,404
  Investments             Residential/Industrial
                                                                                                 ----------    ----------
Gross Carrying Value                                                                             $2,269,755    $2,239,183
Provision for Possible
  Credit Losses                                                                                    (17,500)       (14,000)
                                                                                                 ----------    ----------
Total, Net                                                                                       $2,252,255    $2,225,183
                                                                                                 ==========    ==========


                            EFFECTIVE
        TYPE OF             MATURITY       CONTRACTUAL INTEREST      CONTRACTUAL INTEREST      PRINCIPAL     PARTICIPATION
       INVESTMENT             DATES          PAYMENT RATES(2)          ACCRUAL RATES(2)       AMORTIZATION     FEATURES
------------------------  -------------   -----------------------   -----------------------   ------------   -------------
Senior Mortgages           2001 to 2019   Fixed: 6.13% to 14.25%    Fixed: 6.13% to 18.25%       Yes (3)        No
                                          Variable: LIBOR + 1.50%   Variable: LIBOR + 1.50%
                                          to 4.50%                  to 4.50%
Subordinated Mortgages     2002 to 2011   Fixed: 7.00% to 15.25%    Fixed: 7.32% to 17.00%       Yes (3)        Yes  (4)
                                          Variable: LIBOR + 5.80%   Variable: LIBOR + 5.80%
Corporate Loans/           2001 to 2011   Fixed: 6.13% to 15.00%    Fixed: 6.13% to 17.50%       Yes            Yes  (4)
  Partnership Loans/                      Variable: LIBOR + 2.78%   Variable: LIBOR + 2.78%
  Unsecured Notes                         to 7.50%                  to 7.50%
Loan Participations        2003 to 2005   Fixed: 10.00% to 13.60%   Fixed: 13.60% to 14.00%      No             Yes  (4)
                                          Variable: LIBOR + 4.50%   Variable: LIBOR + 4.50%
Other Lending              2002 to 2013   Fixed: 6.75% to 12.75%    Fixed: 6.75% to 12.75%       No             Yes  (4)
  Investments                             Variable: LIBOR + 7.56%   Variable: LIBOR + 7.56%
                                          to 9.36%                  to 9.36%
Gross Carrying Value
Provision for Possible
  Credit Losses
Total, Net

EXPLANATORY NOTES:
----------------------------------------

(1)  Amounts and details are for loans outstanding as of June 30, 2001.

(2) Substantially all variable-rate loans are based on 30-day LIBOR and reprice monthly. The 30-day LIBOR rate on June 30, 2001 was 3.86%.

(3) The loans require fixed payments of principal and interest resulting in partial principal amortization over the term of the loan with the remaining principal due at maturity. In addition, one of the loans permits additional annual prepayments of principal of up to $1.3 million without penalty at the borrower's option.

(4) Under some of these loans, the lender receives additional payments representing additional interest from participation in available cash flow from operations of the property and the proceeds, in excess of a base amount, arising from a sale or refinancing of the property.

                              ISTAR FINANCIAL INC.

NOTE 4--LOANS AND OTHER LENDING INVESTMENTS

    During the six-month periods ended June 30, 2001 and 2000, respectively, the Company and its affiliated ventures originated or acquired an aggregate of approximately $543.5 million and $443.2 million in loans and other lending investments, funded $24.4 million and $37.8 million under existing loan commitments, and received principal repayments of $557.0 million and $163.2 million.

    As of June 30, 2001, the Company had nine loans with unfunded commitments. The total unfunded commitment amount was approximately $127.4 million, of which $53.4 million was discretionary (i.e., at the Company's option) and $74.0 million was non-discretionary.

    The Company's loans and other lending investments are predominantly pledged as collateral under either the iStar Asset Receivables secured notes, the secured revolving facilities or secured term loans (see Note 6).

    The Company has reflected provisions for possible credit losses of approximately $1.8 million and $1.5 million in its results of operations during the three months ended June 30, 2001 and 2000, respectively, and $3.5 million and $3.0 million during the six months ended June 30, 2001 and 2000, respectively. These provisions represent portfolio reserves based on management's evaluation of general market conditions, the Company's internal risk management policies and credit risk ratings system, industry loss experience, the likelihood of delinquencies or defaults, and the underlying collateral. No direct impairment reserves on specific loans were considered necessary. Management may transfer reserves between general and specific reserves as considered necessary.

NOTE 5--REAL ESTATE SUBJECT TO OPERATING LEASES

    The Company's investments in real estate subject to operating leases, at cost, were as follows (in thousands) (unaudited):

                                                               JUNE 30,    DECEMBER 31,
                                                                 2001          2000
                                                              ----------   ------------
Buildings and improvements..................................  $1,299,223    $1,294,572
Land and land improvements..................................     343,458       344,490
Less: accumulated depreciation..............................     (63,740)      (46,975)
                                                              ----------    ----------
                                                               1,578,941     1,592,087
Investments in unconsolidated joint ventures................      55,583        78,082
                                                              ----------    ----------
  Real estate subject to operating leases, net..............  $1,634,524    $1,670,169
                                                              ==========    ==========

    Under certain leases, the Company receives additional participating lease payments to the extent gross revenues of the tenant exceed a base amount. The Company earned no such additional participating lease payments in the three- and six-month periods ended June 31, 2001 and 2000, respectively. In addition, the Company also receives reimbursements from tenants for certain facility operating expenses.

    INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED JOINT VENTURES--At June 30, 2001, the Company had investments in five joint ventures: (1) TriNet Sunnyvale Partners L.P. ("Sunnyvale"), whose external partners are John D. O'Donnell, Trustee, John W. Hopkins, and Donald S. Grant; (2) Corporate Technology Associates LLC ("CTC I"), whose external member is Corporate Technology Centre Partners LLC; (3) Sierra Land Ventures ("Sierra"), whose external joint venture partner is Sierra-LC Land, Ltd.; (4) TriNet Milpitas Associates, LLC ("Milpitas"), whose external member is The Prudential Insurance Company of America; and (5) ACRE Simon, L.L.C. ("ACRE"), whose external partner is William
E. Simon & Sons Realty Investments, L.L.C. These ventures were formed for the purpose of operating, acquiring and in certain cases, developing corporate tenant lease facilities. At June 30, 2001, all facilities held by CTC II and TN-CP had been sold. The Company previously had an equity investment in CTC II, which was sold for approximately $66.0 million in September 2000. In connection with this sale, the note receivable from the venture was modified to mature on December 31, 2001. The note receivable and related accrued interest are included in Loans and Other Lending Investments at June 30, 2001 and December 31, 2000.

    At June 30, 2001, the ventures comprised 23 net leased facilities. Additionally, 17.7 acres of land are held for sale. The Company's combined investment in these joint ventures at June 30, 2001 was $55.6 million. The joint ventures' purchase price for the 23 facilities

                              ISTAR FINANCIAL INC.

NOTE 5--REAL ESTATE SUBJECT TO OPERATING LEASES (CONTINUED) owned at June 30, 2001 was $344.5 million. The purchase price of the land held for sale was $6.8 million. In the aggregate, the joint ventures had total assets of $383.6 million and total liabilities of $280.7 million as of June 30, 2001, and net income of $4.4 million and $8.0 million for the three and six months ended June 30, 2001. The Company accounts for these investments under the equity method because the Company's joint venture partners have certain participating rights which limit the Company's control. The Company's investments in and advances to unconsolidated joint ventures, its percentage ownership interests, its respective income and the Company's pro rata share of its ventures' third-party debt as of June 30, 2001 are presented below (in thousands) (unaudited):

                                                                                                   PRO RATA
                                                                                        JOINT      SHARE OF
UNCONSOLIDATED                                                OWNERSHIP     EQUITY     VENTURE    THIRD-PARTY
JOINT VENTURE                                                     %       INVESTMENT    INCOME       DEBT
--------------                                                ---------   ----------   --------   -----------
Operating:
  Sunnyvale.................................................    44.7%       $12,208     $  218      $ 10,728
  CTC I.....................................................    50.0%        10,226      2,051        60,838
  Milpitas..................................................    50.0%        24,398      2,021        40,385
  ACRE Simon................................................    20.0%         4,972         92         6,675
Development:
  Sierra....................................................    50.0%         3,779        148           724
                                                                            -------     ------      --------
      Total.................................................                $55,583     $4,530      $119,350
                                                                            =======     ======      ========

    Effective September 29, 2000, iStar Sunnyvale Partners, LP (the entity which is controlled by Sunnyvale) entered into an interest rate cap agreement with Bear Stearns Financial Products, limiting the venture's exposure to interest rate movements on its $24.0 million LIBOR-based mortgage loan to an interest rate cap of 9.0% through November 9, 2003.

    Currently, the limited partners of Sunnyvale have the option to convert their partnership interest into cash; however, the Company may elect to deliver 297,728 shares of Common Stock in lieu of cash. Additionally, commencing in February 2002, subject to acceleration under certain circumstances, the venture interest held by the external member of Milpitas may be converted into 984,476 shares of Common Stock.

    Income generated from the above joint venture investments is included in Operating Lease Income in the Consolidated Statements of Operations.

                              ISTAR FINANCIAL INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6--DEBT OBLIGATIONS

    As of June 30, 2001 and December 31, 2000, the Company has debt obligations under various arrangements with financial institutions as follows (in thousands) (unaudited):

                                                   CARRYING VALUE AS OF
                                    MAXIMUM     ---------------------------             STATED                   SCHEDULED
                                     AMOUNT       JUNE 30,     DECEMBER 31,            INTEREST                   MATURITY
                                   AVAILABLE        2001           2000                 RATES                       DATE
                                   ----------   ------------   ------------   --------------------------   ----------------------
SECURED REVOLVING CREDIT
  FACILITIES (1):
    Line of credit...............  $  700,000    $  194,100     $  284,371      LIBOR + 1.75% - 2.25%         March 2005 (2)
    Line of credit...............     700,000       514,503             --      LIBOR + 1.40% - 2.15%        January 2005 (2)
    Line of credit...............     500,000        81,248        307,978      LIBOR + 1.50% - 1.75%         August 2003 (2)
UNSECURED REVOLVING CREDIT
  FACILITIES:
    Line of credit...............     350,000       153,000        173,450          LIBOR + 1.55%              May 2002 (3)
    Line of credit...............     100,000         6,000             --          LIBOR + 2.25%            January 2003 (3)
                                   ----------    ----------     ----------
    Total revolving credit         $2,350,000       948,851        765,799
      facilities.................
                                   ==========
SECURED TERM LOANS:
    Secured by real estate under operating          149,113        150,678              7.44%                   March 2009
      leases.................................
    Secured by corporate lending                     60,000         60,000          LIBOR + 2.50%              June 2004 (4)
      investments............................
    Secured by real estate under operating               --         77,860          LIBOR + 1.38%                June 2001
      leases.................................
    Secured by real estate under operating           40,720         60,471       Fixed: 6.00%-11.38%       Various through 2011
      leases.................................
    Secured by real estate under operating          193,000             --        LIBOR + 1.85% (5)            July 2006 (5)
      leases.................................
                                                 ----------     ----------
    Total term loans.........................       442,833        349,009
    Debt premiums............................           379             51
                                                 ----------     ----------
    Total secured term loans.................       443,212        349,060

iStar Asset Receivables secured notes:
    Class A..................................       105,216        207,114          LIBOR + 0.30%             August 2003 (6)
    Class B..................................        94,055         94,055          LIBOR + 0.50%            October 2003 (6)
    Class C..................................       105,813        105,813          LIBOR + 1.00%            January 2004 (6)
    Class D..................................        52,906         52,906          LIBOR + 1.45%              June 2004 (6)
    Class E..................................       123,447        123,447          LIBOR + 2.75%            January 2005 (6)
    Class F..................................         5,000          5,000          LIBOR + 3.15%            January 2005 (6)
                                                 ----------     ----------
    Total iStar Asset Receivables secured           486,437        588,335
      notes..................................

UNSECURED NOTES (7):
    6.75% Dealer Remarketable Securities            125,000        125,000              6.75%                   March 2013
      (8)....................................
    7.30% Notes..............................            --        100,000              7.30%                    May 2001
    7.70% Notes..............................       100,000        100,000              7.70%                    July 2017
    7.95% Notes..............................        50,000         50,000              7.95%                    May 2006
                                                 ----------     ----------
    Total unsecured notes (1)................       275,000        375,000
    Less: debt discount (9)..................       (17,091)       (18,490)
                                                 ----------     ----------
    Total unsecured notes....................       257,909        356,510
OTHER DEBT OBLIGATIONS.......................        16,622         72,263             Various                    Various
                                                 ----------     ----------
TOTAL DEBT OBLIGATIONS.......................    $2,153,031     $2,131,967
                                                 ==========     ==========

                              ISTAR FINANCIAL INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6--DEBT OBLIGATIONS (CONTINUED)

EXPLANATORY NOTES:

------------------------

(1) Subsequent to June 30, 2001, we completed a $350.0 million public offering of unsecured seven-year senior notes bearing interest at 8.75%. The net proceeds of this offering were used to repay borrowings under our secured revolving credit facilities that had a weighted average interest rate at 5.93% and a weighted average maturity of 3.6 years.

(2) Maturity date reflects a one-year "term-out" extension at the Company's option.

(3) Subsequent to June 30, 2001, the Company replaced both of these facilities with a new $300.0 million revolving credit facility bearing interest at LIBOR + 2.125%. The new facility has an initial maturity of July 2003 with a one-year extension at the Company's option and another one-year extension at the lenders' option.

(4) Maturity date reflects a one-year extension at the Company's option.

(5) On June 14, 2001, the Company closed $193.0 million of financing secured by 15 corporate tenant lease assets. The three-year floating-rate loan bears interest at LIBOR plus 1.85% (not to exceed 10.00%) and has two one-year extensions at the Company's option (maturity date reflects extensions).

(6) Principal payments on these bonds are a function of the principal repayments on loan assets which collateralize these obligations. The dates indicated above represent the expected date on which the final payment would occur for such class based on the assumptions that the loans which collateralize the obligations are not voluntarily prepaid, the loans are paid on their effective maturity dates and no extensions of the effective maturity dates of any of the loans are granted. The final maturity date for the underlying indenture on classes A, B, C, D, E and F is September 25, 2022.

(7) The notes are callable by the Company at any time for an amount equal to the total of principal outstanding, accrued interest and the applicable make-whole prepayment premium.

(8) Subject to mandatory tender on March 1, 2003, to either the dealer or the Leasing Subsidiary. The initial coupon of 6.75% applies to the first five-year term through the mandatory tender date. If tendered to the dealer, the notes must be remarketed. The rates reset upon remarketing.

(9) These obligations were assumed as part of the TriNet Acquisition. As part of the accounting for the purchase, these fixed rate obligations were considered to have stated interest rates which were below the then-prevailing market rates at which the Leasing Subsidiary could issue new debt obligations and, accordingly, the Company ascribed a market discount to each obligation. Such discounts will be amortized as an adjustment to interest expense using the effective interest method over the related term of the obligations. As adjusted, the effective annual interest rates on these obligations were 8.81%, 8.75%, 9.51% and 9.04%, for the 6.75% Dealer Remarketable Securities, 7.30% Notes, 7.70% Notes and 7.95% Notes, respectively.

                              ISTAR FINANCIAL INC.

NOTE 6--DEBT OBLIGATIONS (CONTINUED)

    Availability of amounts under the secured revolving credit facilities are based on percentage borrowing base calculations. Certain of the Leasing Subsidiary's debt obligations contain financial covenants pertaining to the subsidiary.

    On January 31, 2000, the Company closed a new unsecured revolving credit facility. The facility is led by a major commercial bank, which committed
$50.0 million of the facility amount. On July 7, 2000, the Company increased the facility amount to $100.0 million through syndication. The new facility has a two-year primary term and a one-year extension, at the Company's option, and bears interest at LIBOR plus 2.25%.

    On February 4, 2000, the Company extended the term of its existing
$500.0 million secured credit facility. The Company extended the original
August 2000 maturity date to August 2002, through a one-year extension to the facility's draw period and an additional one-year "term out" period during which outstanding principal amortizes 25% per quarter. In connection with the extension, the Company and the facility lender also expanded the range of assets that the lender would accept as collateral under the facility. In exchange for the extension and expansion, the Company agreed to increase the facility's interest rate from LIBOR plus 1.25% to 1.50%, to a revised rate of LIBOR plus 1.50% to 1.75%, depending upon certain conditions.

    On May 17, 2000, the Company closed the inaugural offering under its proprietary matched funding program, iStar Asset Receivables ("STARs"), Series 2000-1. In the initial transaction, a wholly-owned subsidiary of the Company issued $896.5 million of investment grade bonds secured by the subsidiary's assets, which had an aggregate outstanding principal balance of approximately $1.2 billion at inception. Principal payments received on the assets will be utilized to repay the most senior class of the bonds then outstanding. The maturity of the bonds match funds the maturity of the underlying assets financed under the program. The Company initially purchased the Class F bonds at a par value of $38.2 million, which the Company financed with a $27.8 million repurchase agreement maturing in May 2001 (this repurchase agreement was repaid in April 2001). On July 17, 2000, the Company sold, at par, $5.0 million of the Class F bonds to an institutional investor. For accounting purposes, these transactions were treated as secured financings.

    On June 20, 2000, the Company closed a $60.0 million term loan secured by a corporate lending investment it originated in the first quarter of 2000. The new loan replaced a $30.0 million interim facility, and effectively match funds the expected weighted average maturity of the underlying corporate loan asset. The loan has a three-year primary term and a one-year extension, at the Company's option, and bears interest at LIBOR plus 2.50%.

    On December 28, 2000, the Company expanded its existing $675.0 million secured warehouse facility to $700.0 million. The Company extended the original March 2001 maturity date to March 2005, including a one-year "term-out" extension option to the facility's maturity during which the interest rate spread will increase 0.25%, no additional draws under the facility will be permitted, and the outstanding principal must amortize 25% per quarter. In connection with the extension, the Company and the facility lender also increased the range of collateral eligible for inclusion in the facility. Also in connection with the extension, the Company agreed to increase the facility's interest rate from LIBOR plus 1.50% to a revised rate of LIBOR plus 1.75% to 2.25%, depending upon certain conditions.

    On January 11, 2001, the Company closed a new $700.0 million secured revolving credit facility which is led by a major commercial bank. The new facility has a three-year primary term and one-year

                              ISTAR FINANCIAL INC.

NOTE 6--DEBT OBLIGATIONS (CONTINUED)
"term-out" extension option, and bears interest at LIBOR plus 1.40% to 2.15%, depending upon the collateral contributed to the borrowing base. The new facility accepts a broad range of structured finance assets and has a final maturity of January 2005. In addition, on February 22, 2001, the Company extended the maturity of its $350.0 million unsecured revolving credit facility to May 2002.

    On May 15, 2001, the Company repaid its $100.0 million 7.30% unsecured notes. These notes were senior unsecured obligations of the Company and ranked equally with the Company's other senior unsecured and unsubordinated indebtedness.

    On June 14, 2001, the Company closed $193.0 million of financing secured by 15 corporate tenant lease assets. The three-year floating-rate loan bears interest at LIBOR plus 1.85% (not to exceed 10.00%) and has two one-year extensions at the Company's option. The Company used these proceeds to repay a $77.8 million secured term loan maturing in June 2001 and to pay down a portion of its revolving credit facilities. In addition, the Company extended the final maturity of its $500.0 million secured revolving credit facility to August 12, 2003.

    On July 27, 2001, the Company completed a $300.0 million revolving credit facility with a group of leading financial institutions. The new facility has an initial maturity of July 2003, with a one-year extension at the Company's option and another one-year extension at the lenders' option. The new facility replaces two prior credit facilities maturing in 2002 and 2003, and bears interest at LIBOR + 2.125%.

    During the six-month period ended June 30, 2001, the Company incurred an extraordinary loss of approximately $1.0 million as a result of the early retirement of certain secured debt obligations of its Leasing Subsidiary.

    As of June 30, 2001, future expected/scheduled maturities of outstanding long-term debt obligations are as follows (in thousands) (unaudited) (1):

2001 (remaining six months).................................  $   16,622
2002........................................................     167,807
2003........................................................     286,520
2004........................................................     218,719
2005........................................................     840,675
Thereafter..................................................     639,400
                                                              ----------
Total principal maturities..................................   2,169,743
Net unamortized debt discounts..............................     (16,712)
                                                              ----------
Total debt obligations......................................  $2,153,031
                                                              ==========

EXPLANATORY NOTE:
------------

(1) Assumes exercise of extensions to the extent such extensions are at the Company's option.

                              ISTAR FINANCIAL INC.

NOTE 7--SHAREHOLDERS' EQUITY

   As described in Note 1, the Company consummated a series of transactions on November 4, 1999 in which its class A and class B shares were exchanged into a single class of Common Stock. The Company's charter now provides for the issuance of up to 200.0 million shares of Common Stock, par value $0.001 per share, and 30.0 million shares of preferred stock. As part of these transactions, the Company adopted articles supplementary creating four series of preferred stock designated as 9.5% Series A Cumulative Redeemable Preferred Stock, consisting of 4.4 million shares, 9.375% Series B Cumulative Redeemable Preferred Stock, consisting of 2.3 million shares, 9.20% Series C Cumulative Redeemable Preferred Stock, consisting of approximately 1.5 million shares, and 8.0% Series D Cumulative Redeemable Preferred Stock, consisting of 4.6 million shares. The Series B, C and D Cumulative Redeemable Preferred Stock were issued in the TriNet Acquisition in exchange for similar issuances of TriNet stock then outstanding. The Series A, B, C and D Cumulative Redeemable Preferred Stock are redeemable without premium at the option of the Company at their respective liquidation preferences beginning on December 15, 2003, June 15, 2001,
August 15, 2001 and October 8, 2002, respectively.

    STOCK REPURCHASE PROGRAM: The Board of Directors approved, and the Company has implemented, a stock repurchase program under which the Company is authorized to repurchase up to 5.0 million shares of its Common Stock from time to time, primarily using proceeds from the disposition of assets and excess cash flow from operations, but also using borrowings under its credit facilities if the Company determines that it is advantageous to do so. As of both June 30, 2001 and December 31, 2000, the Company had repurchased approximately
2.3 million shares at an aggregate cost of approximately $40.7 million.

NOTE 8--RISK MANAGEMENT AND USE OF FINANCIAL INSTRUMENTS

    RISK MANAGEMENT--In the normal course of its on-going business operations, the Company encounters economic risk. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or different bases, than its interest-earning assets. Credit risk is the risk of default on the Company's loan assets that results from a property's, borrower's or tenant's inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of loans due to changes in interest rates or other market factors, including the rate of prepayments of principal and the value of the collateral underlying loans and the valuation of corporate tenant lease facilities held by the Company.

    USE OF DERIVATIVE FINANCIAL INSTRUMENTS--The Company's use of derivative financial instruments is primarily limited to the utilization of interest rate agreements or other instruments to manage interest rate risk exposure. The principal objective of such arrangements is to minimize the risks and/or costs associated with the Company's operating and financial structure as well as to hedge specific anticipated transactions. The counterparties to these contractual arrangements are major financial institutions with which the Company and its affiliates may also have other financial relationships. The Company is potentially exposed to credit loss in the event of nonperformance by these counterparties. However, because of their high credit ratings, the Company does not anticipate that any of the counterparties will fail to meet their obligations.

    In connection with the TriNet Acquisition, the Company acquired LIBOR interest rate caps currently struck at 7.75%, and 7.75% in notional amounts of $75.0 million and $35.0 million,

                              ISTAR FINANCIAL INC.

NOTE 8--RISK MANAGEMENT AND USE OF FINANCIAL INSTRUMENTS (CONTINUED) respectively, which both expire in December 2004. In June 2001, an interest rate cap acquired in the TriNet Acquisition, with a notional amount of $75.0 million, matured. In connection with the closing of STARs, Series 2000-1 in May 2000, the Company entered into a LIBOR interest rate cap struck at 10.00% in the notional amount of $312.0 million, and simultaneously sold a LIBOR interest rate cap with the same terms. Since these instruments do not reduce the Company's net interest rate risk exposure, they do not qualify as hedges and changes in their respective values are charged to earnings. As the significant terms of these arrangements are substantially the same, the effects of a revaluation of these two instruments are expected to substantially offset one another. In
January 2001, March 2001 and June 2001 three interest rate caps with notional amounts of $40.4 million, $300.0 million and $38.3 million respectively, matured. At June 30, 2001 and December 31, 2000, the net fair value of the Company's interest rate caps were $0.4 million and $0.4 million, respectively.

    The Company has entered into LIBOR interest rate swaps struck at 7.055% and 7.058%, both with notional amounts of $125.0 million that expire in June 2003. These swaps effectively fix the interest rate on a portion of the Company's floating-rate term loan obligations. In connection with the TriNet Acquisition, the Company acquired an interest rate swap which, together with certain existing interest rate cap agreements, effectively fix the interest rate on $75.0 million of the Leasing Subsidiary's LIBOR-based borrowings at 5.58% plus the applicable margin through December 1, 2004. Management expects that it will have aggregate LIBOR-based borrowings at the Leasing Subsidiary in excess of the notional amount for the duration of the swap. The actual borrowing cost to the Company with respect to indebtedness covered by the swap will depend upon the applicable margin over LIBOR for such indebtedness, which will be determined by the terms of the relevant debt instruments. In January 2001 and June 2000, interest rate swaps with notional amounts of approximately $92.0 million and $112.0 million, respectively, matured. At June 30, 2001 and December 31, 2000, the fair value (liability) of the Company's interest rate swaps was ($12.8) million and ($7.7) million, respectively.

    During the year ended December 31, 1999, the Company settled an aggregate notional amount of approximately $63.0 million that was outstanding under certain hedging agreements which the Company had entered into in order to hedge the potential effects of interest rate movements on anticipated fixed-rate borrowings. The settlement of such agreements resulted in a receipt of approximately $0.6 million which had been deferred pending completion of the planned fixed-rate financing transaction. Subsequently, the transaction was modified and was actually consummated as a variable-rate financing transaction. As a result, the previously deferred receipt no longer qualified for hedge accounting treatment and the $0.6 million was recognized as a gain included in other income in the consolidated statement of operations for the year ended December 31, 2000 in connection with the closing of STARs, Series 2000-1 in May 2000.

    During the year ended December 31, 1999, the Company refinanced its $125.0 million term loan maturing March 15, 1999 with a $155.4 million term loan maturing March 5, 2009. The new term loan bears interest at 7.44% per annum, payable monthly, and amortizes over an approximately 22-year schedule. The new term loan represented forecasted transactions for which the Company had previously entered into U.S. Treasury-based hedging transactions. The net
$3.4 million cost of the settlement of such hedges has been deferred and is being amortized as an increase to the effective financing cost of the new term loan over its effective ten-year term.

    CREDIT RISK CONCENTRATIONS--Concentrations of credit risks arise when a number of borrowers or customers related to the Company's investments are engaged in similar business activities, or activities

                              ISTAR FINANCIAL INC.

NOTE 8--RISK MANAGEMENT AND USE OF FINANCIAL INSTRUMENTS (CONTINUED) in the same geographic region, or have similar economic features that would cause their ability to meet contractual obligations, including those to the Company, to be similarly affected by changes in economic conditions. The Company regularly monitors various segments of its portfolio to assess potential concentrations of credit risks. Management believes the current credit risk portfolio is reasonably well diversified and does not contain any unusual concentration of credit risks.

    Substantially all of the Company's real estate subject to operating leases (including those held by joint ventures) and loans and other lending investments, are collateralized by facilities located in the United States, with significant concentrations (i.e., greater than 10.0%) as of June 30, 2001 in California (24.9%), Texas (14.1%) and New York (11.3%). As of June 30, 2001, the Company's investments also contain significant concentrations in the following asset/collateral types: office (47.9%) and hotel/resorts (20.1%).

    The Company underwrites the credit of prospective borrowers and customers and often requires them to provide some form of credit support such as corporate guarantees or letters of credit. Although the Company's loans and other lending investments and corporate customer lease assets are geographically diverse and the borrowers and customers operate in a variety of industries, to the extent the Company has a significant concentration of interest or operating lease revenues from any single borrower or customer, the inability of that borrower or customer to make its payment could have an adverse effect on the Company.

NOTE 9--INCOME TAXES

    Although originally formed to qualify as a REIT under the Code for the purpose of making and acquiring various types of mortgage and other loans, during 1993 through 1997, the Company failed to qualify as a REIT. As confirmed by a closing agreement with the IRS obtained in March 1998, the Company was eligible, elected to be taxed as a REIT and qualified for REIT status for the tax years commencing on January 1, 1998. The Company did not incur any material tax liabilities as a result of its operations during such years.

NOTE 10--STOCK OPTION PLANS AND EMPLOYEE BENEFITS

    The Company's 1996 Long-Term Incentive Plan (the "Plan") is designed to provide incentive compensation for officers, other key employees and directors of the Company. The Plan provides for awards of stock options and shares of restricted stock and other performance awards. The maximum number of shares of Common Stock available for awards under the Plan is 9.0% of the outstanding shares of Common Stock, calculated on a diluted basis, from time to time; provided that the number of shares of Common Stock reserved for grants of options designated as incentive stock options is 5.0 million, subject to certain antidilution provisions in the Plan. All awards under the Plan, other than automatic awards to non-employee directors, are at the discretion of the Board or a committee of the Board. At June 30, 2001, a total of approximately
7.9 million shares of Common Stock were available for awards under the Plan, of which options to purchase approximately 6.0 million shares of Common Stock were outstanding and approximately 650,000 shares of restricted stock were outstanding.

    Concurrently with the Recapitalization Transactions, the Company issued approximately 2.5 million (as adjusted) fully vested and immediately exercisable options to purchase class A shares at $14.72 per share (as adjusted) to the external advisor with a term of ten years. The external advisor granted a portion of these options to its employees and the remainder were allocated to an affiliate. Upon

                              ISTAR FINANCIAL INC.

NOTE 10--STOCK OPTION PLANS AND EMPLOYEE BENEFITS (CONTINUED) consummation of the Advisor Transaction, these individuals became employees of the Company. In general, the grants to these employees provided for scheduled vesting over a predefined service period of three to five years and, under certain conditions, provide for accelerated vesting. These options expire on March 15, 2008.

    In connection with the TriNet Acquisition, outstanding options to purchase TriNet stock under TriNet's stock option plans were converted into options to purchase shares of Common Stock on substantially the same terms, except that both the exercise price and number of shares issuable upon exercise of the TriNet options were adjusted to give effect to the merger exchange ratio of 1.15 shares of Common Stock for each share of TriNet common stock. In addition, options held by the former directors of TriNet and certain executive officers became fully vested as a result of the transaction.

    Also, as a result of the TriNet Acquisition, TriNet terminated its dividend equivalent rights program. The program called for immediate vesting and cash redemption of all dividend equivalent rights upon a change of control of 50.0% or more of the voting common stock of TriNet. Concurrent with the TriNet Acquisition, all dividend equivalent rights were vested and amounts due to former TriNet employees of approximately $8.3 million were paid by the Company. Such payments were included as part of the purchase price paid by the Company to acquire TriNet for financial reporting purposes.

    Changes in options outstanding during the six months ended June 30, 2001 are as follows:

                                                               NUMBER OF SHARES
                                                     ------------------------------------   AVERAGE
                                                                 NON-EMPLOYEE                STRIKE
                                                     EMPLOYEES    DIRECTORS       OTHER      PRICE
                                                     ---------   ------------   ---------   --------
OPTIONS OUTSTANDING, DECEMBER 31, 2000
  (UNAUDITED)......................................  3,535,572     226,379        961,163    $18.97
  Granted in 2001..................................  1,618,400          --        100,000    $19.81
  Exercised in 2001................................   (425,494)    (10,000)            --    $18.09
  Forfeited in 2001................................    (51,122)         --             --    $28.13
                                                     ---------     -------      ---------
OPTIONS OUTSTANDING, JUNE 30, 2001 (UNAUDITED).....  4,677,356     216,379      1,061,163
                                                     =========     =======      =========

                              ISTAR FINANCIAL INC.

NOTE 10--STOCK OPTION PLANS AND EMPLOYEE BENEFITS (CONTINUED)
    The following table summarizes information concerning outstanding and exercisable options as of June 30, 2001 (unaudited):

                                     OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                             ------------------------------------   ----------------------
                                            WEIGHTED
                                             AVERAGE     WEIGHTED                 WEIGHTED
                                            REMAINING    AVERAGE                  AVERAGE
                               OPTIONS     CONTRACTUAL   EXERCISE    CURRENTLY    EXERCISE
EXERCISE PRICE RANGE         OUTSTANDING      LIFE        PRICE     EXERCISABLE    PRICE
--------------------         -----------   -----------   --------   -----------   --------
$14.72 - $15.00(1)            1,809,792        6.71       $14.73     1,261,530     $14.72
$16.69 - $16.88               1,107,939        8.52       $16.86       370,282     $16.88
$17.38 - $17.56                 690,000        8.72       $17.39       223,335     $17.38
$19.50 - $19.75               1,695,400        9.62       $19.69         2,083     $19.54
$20.63 - $21.44                 108,050        2.48       $21.12       100,050     $21.13
$22.44 - $22.45                  20,000        9.26       $22.44            --     $   --
$23.32 - $23.64                  72,335        2.88       $23.57        52,850     $23.55
$24.13 - $24.71                 127,500        4.28       $24.28       126,500     $24.27
$25.10 - $26.09                  21,700        5.15       $26.04        20,700     $26.09
$26.30 - $26.85                 110,100        3.05       $26.75       108,100     $26.74
$27.00                           25,000        9.99       $27.00            --     $   --
$28.26 - $28.54                  55,613        3.29       $28.37        55,613     $28.37
$30.33                           96,025        3.40       $30.33        85,967     $30.33
$33.15 - $33.70                  10,350        1.47       $33.39         8,913     $33.43
$55.39                            5,094        7.92       $55.39         3,396     $55.39
                              ---------       -----       ------     ---------     ------
                              5,954,898        7.78       $18.06     2,419,319     $17.89
                              =========       =====       ======     =========     ======

EXPLANATORY NOTE:
------------

(1) Includes 764,266 options which were granted, on a fully exercisable basis, in connection with the Recapitalization Transactions, and which are now held by a privately owned affiliate of Starwood Capital Group. Beneficial interests in these options were subsequently regranted by that affiliate to employees of Starwood Capital Group and its affiliates subject to vesting requirements. In the event that these employees forfeit such options, they will revert to this affiliate, which may regrant them at its discretion.

    The Company has elected to use the intrinsic method for accounting for options issued to employees or directors, as allowed under Statement of Financial Accounting Standards No. 123 "Accounting for Stock Based Compensation" ("SFAS No. 123") and, accordingly, recognizes no compensation charge in connection with these options to the extent that the options exercise price equals or exceeds the quoted price of the Company's common shares at the date of grant or measurement date. In connection with the Advisor Transaction, as part of the computation of the one-time charge to earnings, the Company calculated a deferred compensation charge of approximately $5.1 million. This deferred charge represents the difference of the closing sales price of the shares of Common Stock on the date of the Advisor Transaction of $20.25 over the strike price of the options of $14.72 per share (as adjusted) for the unvested portion of the options granted to former employees of the Advisor who are now employees of the Company. This deferred charge will be amortized over the related remaining vesting terms to the individual employees as additional compensation expense.

    In connection with the original grant of options in March 1998 to its external advisor, the Company utilized the option value method as required by SFAS No. 123. An independent financial

                              ISTAR FINANCIAL INC.

NOTE 10--STOCK OPTION PLANS AND EMPLOYEE BENEFITS (CONTINUED) advisory firm estimated the value of these options at date of grant to be approximately $2.40 per share using a Black-Scholes valuation model. In the absence of comparable historical market information for the Company, the advisory firm utilized assumptions consistent with activity of a comparable peer group of companies, including an estimated option life of five years, a 27.5% volatility rate and an estimated annual dividend rate of 8.5%. The resulting charge to earnings was calculated as the number of options allocated to the Advisor multiplied by the estimated value at consummation. A charge of approximately $6.0 million was reflected in the Company's first quarter 1998 financial results for this original grant.

    Future charges may be taken to the extent of additional option grants, which are at the discretion of the Board of Directors.

    During the six-month period ended June 30, 2001, the Company granted 94,859 restricted shares to employees in lieu of cash bonuses for the year ended December 31, 2000 at the employees' election. These restricted shares were immediately vested on the date of grant and are not transferable for a period of one year following vesting. In addition, during the three months ended June 30, 2001, the Company entered into a three-year employment agreement with an executive in connection with his appointment as president of the Company. Under the agreement, in lieu of salary and bonus, the Company granted the executive 500,000 unvested restricted shares. The vesting of these shares is a function of the total rate of return (dividends and price appreciation) on the Company's Common Stock, although none of the shares vest (regardless of the total return to shareholders) if the executive voluntarily terminates his employment without good reason prior to September 30, 2002. Until shares under the agreement are otherwise vested or forfeited, the executive will receive dividends on the share grant during the term of the agreement if and when the Company declares and pays dividends on its Common Stock. None of these restricted shares were vested at June 30, 2001.

    During the three months ended June 30, 2001, the Company also entered into a new three-year employment agreement with its chief executive officer. As part of this agreement, the Company confirmed a prior grant of 750,000 stock options made to the executive on March 2, 2001. The options will vest in equal installments of 250,000 shares in each January beginning with January 2002. The Company also granted the executive 2,000,000 unvested phantom shares, each of which represents one share of the Company's Common Stock. These shares will vest in installments on a contingent basis if the average closing price of the Company's Common Stock achieves certain levels ($25.00 to $37.00 per share) over specified periods of time. Shares that have contingently vested generally will not become fully vested until the end of the three-year term of the agreement, except upon certain termination or change of control events. Further, if the stock price drops below certain specified levels for the 60-day average before such date, they would also not fully vest and be forfeited. The executive will receive dividends on shares that have contingently or fully vested and have not been forfeited under the terms of the agreement, if and when the Company declares and pays dividends on its Common Stock.

    During the year ended December 31, 2000, the Company granted 143,646 restricted shares to employees. Of this total, 74,996 restricted shares were granted in lieu of cash bonuses at the employees' election, were immediately vested on the date of grant, and were not transferable for a period of one year following vesting. An additional 68,650 of such restricted shares vest over periods ranging from one to three years following the date of grant and are transferable upon vesting.

    Effective November 4, 1999, the Company implemented a savings and retirement plan (the "401(k) Plan"), which is a voluntary, defined contribution plan. All employees are eligible to participate

                              ISTAR FINANCIAL INC.

NOTE 10--STOCK OPTION PLANS AND EMPLOYEE BENEFITS (CONTINUED) in the 401(k) Plan following completion of six months of continuous service with the Company. Each participant may contribute on a pretax basis between 2% and 15% of such participant's compensation. At the discretion of the Board of Directors, the Company may make matching contributions on the participant's behalf up to 50% of the first 10% of the participant's annual contribution. The Company made contributions of approximately $65,000 and $45,000 to the 401(k) Plan for the three-month periods ended June 30, 2001 and 2000, respectively and approximately $178,000 and $175,000 to the 401(k) Plan for the six-month periods ended June 30, 2001 and 2000, respectively.

NOTE 11--EARNINGS PER SHARE

    Prior to November 4, 1999, Basic EPS was computed based on the income allocable to class A shares (net income reduced by accrued dividends on preferred shares and by 1% allocated to class B shares), divided by the weighted average number of class A shares outstanding during the period. Diluted EPS was based on the net earnings allocable to class A shares plus dividends on class B shares which were convertible into class A shares, divided by the weighted average number of class A shares and dilutive potential class A shares that were outstanding during the period. Dilutive potential class A shares included the class B shares, which were convertible into class A shares at a rate of 49 class B shares for one class A share, and potentially dilutive options to purchase class A shares issued to the Advisor and the Company's directors and warrants to acquire class A shares.

    As described in Note 1, in the Incorporation Merger, the class B shares were converted into shares of Common Stock on a 49-for-one basis (the same ratio at which class B shares were previously convertible into class A shares), and the class A shares were converted into shares of Common Stock on a one-for-one basis. As a result, the Company no longer has multiple classes of common shares. Basic and diluted earnings per share are based upon the following weighted average shares outstanding during the three- and six-month periods ended
June 30, 2001 and 2000, respectively (in thousands):

                                                                FOR THE                    FOR THE
                                                          THREE MONTHS ENDED          SIX MONTHS ENDED
                                                               JUNE 30,                   JUNE 30,
                                                       -------------------------   -----------------------
                                                         2001             2000       2001           2000
                                                       --------         --------   --------       --------
                                                                           (UNAUDITED)
Weighted average common shares outstanding for basic
  earnings per common share..........................   86,081           85,281     85,958         85,184
Add: effect of assumed shares issued under treasury
  stock method for stock options and restricted
  shares.............................................    1,871              709      1,568            541
Add: effect of contingent shares.....................      115               --         58             --
Add: effect of joint venture shares..................       75               --         --             --
                                                        ------           ------     ------         ------
Weighted average common shares outstanding for
  diluted earnings per common share..................   88,142           85,990     87,584         85,725
                                                        ======           ======     ======         ======

NOTE 12--COMPREHENSIVE INCOME

    In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130") effective for fiscal years beginning after December 15, 1997. The statement changes the reporting of certain items currently reported as changes in the shareholders' equity section of the balance sheet and establishes standards for the reporting and display

                              ISTAR FINANCIAL INC.

NOTE 12--COMPREHENSIVE INCOME (CONTINUED) of comprehensive income and its components in a full set of general-purpose financial statements. SFAS No. 130 requires that all components of comprehensive income shall be reported in the financial statements in the period in which they are recognized. Furthermore, a total amount for comprehensive income shall be displayed in the financial statements. The Company has adopted this standard effective January 1, 1998. Total comprehensive income was $80.6 million and $87.1 million for the six-month periods ended June 30, 2001 and 2000, respectively, and $51.0 million and $44.6 million for the three-month period ended June 2001 and 2000, respectively. The primary component of comprehensive income other than net income was the adoption of SFAS No. 133.

    For the three and six months ended June 30, 2001, the change in fair market value of the Company's interest rate swaps was $1.3 million and $(5.1) million and was recorded in other comprehensive income. The reconciliation to other comprehensive income is as follows (in thousands) (unaudited):

                                                                FOR THE               FOR THE
                                                          THREE MONTHS ENDED     SIX MONTHS ENDED
                                                               JUNE 30,              JUNE 30,
                                                          -------------------   -------------------
                                                            2001       2000       2001       2000
                                                          --------   --------   --------   --------
Net income..............................................  $49,733    $44,602    $95,150    $87,364
Other comprehensive income (loss):
  Unrealized gains (losses) on securities for the
    period..............................................       --         --         --       (229)
  Cumulative effect of change in accounting principle
    (SFAS No. 133) on other comprehensive income........       --         --     (9,445)        --
  Unrealized derivative gains (losses) on cash flow
    hedges..............................................    1,280         --     (5,074)        --
                                                          -------    -------    -------    -------
Comprehensive income....................................  $51,013    $44,602    $80,631    $87,135
                                                          =======    =======    =======    =======

NOTE 13--DIVIDENDS

    In order to maintain its election to qualify as a REIT, the Company must distribute, at a minimum, an amount equal to 90% of its taxable income and must distribute 100% of its taxable income to avoid paying corporate federal income taxes. The distribution rate was modified to 90% from 95% by the REIT Modernization Act beginning in fiscal 2001. The Company anticipates it will distribute all of its taxable income to its shareholders. Because taxable income differs from cash flow from operations due to non-cash revenues or expenses, in certain circumstances, the Company may be required to borrow to make sufficient dividend payments to meet this anticipated dividend threshold.

    On November 4, 1999, the class A shares were converted into shares of Common Stock on a one-for-one basis. In November 1999, the Company declared and paid a dividend of a total of one million shares of Common Stock pro rata to all holders of record of Common Stock as of the close of business on November 3, 1999. For the year ended December 31, 2000, total dividends declared by the Company aggregated $205.5 million, or $2.40 per common share. Total common dividends declared by the Company aggregated $52.6 million or $0.6125 per share of Common Stock for the three-and six-months ended June 30, 2001. This dividend, paid on April 2, 2001, was applicable to the three-month period ended March 31, 2001 and payable to shareholders of record on April 16, 2001. On July 2, 2001, the Company declared a dividend of approximately $53.2 million, or $0.6125 per share of Common Stock, applicable to the second quarter and payable to shareholders of record on July 16,

                              ISTAR FINANCIAL INC.

NOTE 13--DIVIDENDS (CONTINUED)
2001. The Company also declared dividends aggregating $10.4 million, $2.4 million, $1.4 million and $4.0 million, respectively, on its Series A, B, C and D preferred stock, respectively, for the six-month period ended June 30, 2001 and $5.2 million, $1.2 million, $0.7 million and $2.0 million, respectively, on its Series A, B, C and D preferred stock, respectively, for the three-month period ended June 30, 2001. There are no divided arrearages on any of the preferred shares currently outstanding.

    The Series A preferred stock has a liquidation preference of $50.00 per share and carries an initial dividend yield of 9.50% per annum. The dividend rate on the preferred shares will increase to 9.75% on December 15, 2005, to 10.00% on December 15, 2006 and to 10.25% on December 15, 2007 and thereafter. Dividends on the Series A preferred shares are payable quarterly in arrears and are cumulative.

    Holders of shares of the Series B preferred stock are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 9.375% per annum of the $25.00 liquidation preference, equivalent to a fixed annual rate of $2.34 per share. Dividends are cumulative from the date of original issue and are payable quarterly in arrears on or before the 15th day of each March, June, September and December or, if not a business day, the next succeeding business day. Any dividend payable on the Series B preferred stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as of the close of business on the first day of the calendar month in which the applicable dividend payment date falls or on another date designated by the Board of Directors of the Company for the payment of dividends that is not more than 30 nor less than ten days prior to the dividend payment date.

    Holders of shares of the Series C preferred stock are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 9.20% per annum of the $25.00 liquidation preference, equivalent to a fixed annual rate of $2.30 per share. The remaining terms relating to dividends of the Series C preferred stock are substantially identical to the terms of the Series B preferred stock described above.

    Holders of shares of the Series D preferred stock are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 8.00% per annum of the $25.00 liquidation preference, equivalent to a fixed annual rate of $2.00 per share. The remaining terms relating to dividends of the Series D preferred stock are substantially identical to the terms of the Series B preferred stock described above.

    The exact amount of future quarterly dividends to common shareholders will be determined by the Board of Directors based on the Company's actual and expected operations for the fiscal year and the Company's overall liquidity position.

NOTE 14--SEGMENT REPORTING

    Statement of Financial Accounting Standard No. 131 ("SFAS No. 131") establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected financial information about operating segments in interim financial reports issued to shareholders.

                              ISTAR FINANCIAL INC.

NOTE 14--SEGMENT REPORTING (CONTINUED)
    The Company has two reportable segments: Real Estate Lending and Corporate Tenant Leasing. The Company does not have substantial foreign operations. The accounting policies of the segments are the same as those described in Note 3. The Company has no single customer that accounts for 10% or more of revenues (see Note 8 for other information regarding concentrations of credit risk).

    The Company evaluates performance based on the following financial measures for each segment. Selected results of operations for the three- and six-month periods ended June 30, 2001 and 2000 and selected asset information as of June 30, 2001 and December 31, 2000 regarding the Company's operating segments are as follows (in thousands):

                                                                  CREDIT
                                                  REAL ESTATE     TENANT     CORPORATE/    COMPANY
                                                    LENDING     LEASING(1)    OTHER(2)      TOTAL
                                                  -----------   ----------   ----------   ----------
                                                                     (UNAUDITED)
Total revenues(3):
Three months ended:
  June 30, 2001.................................  $   72,592    $   49,353    $ (1,120)   $  120,825
  June 30, 2000.................................      69,468        47,930         516       117,914
Six months ended:
  June 30, 2001.................................  $  144,925    $   98,981    $   (462)   $  243,444
  June 30, 2000.................................     134,225        94,330         247       228,802
Total operating and interest expense(4):
Three months ended:
  June 30, 2001.................................  $   29,264    $   25,906    $  7,698    $   62,868
  June 30, 2000.................................      28,295        18,933      17,257        64,485
Six months ended:
  June 30, 2001.................................  $   63,390    $   51,934    $ 14,660    $  129,984
  June 30, 2000.................................      50,813        39,004      33,742       123,559
Net operating income before minority interest
  and gain on sale of net lease assets(5):
Three months ended:
  June 30, 2001.................................  $   43,328    $   23,447    $ (8,818)   $   57,957
  June 30, 2000.................................      41,173        28,997     (16,741)       53,429
Six months ended:
  June 30, 2001.................................  $   81,535    $   47,047    $(15,122)   $  113,460
  June 30, 2000.................................      83,412        55,326     (33,495)      105,243
Total long-lived assets(6):
  June 30, 2001.................................  $2,252,255    $1,634,524         N/A    $3,886,779
  December 31, 2000.............................   2,225,183     1,670,169         N/A     3,895,352
Total assets:
  June 30, 2001.................................  $2,252,255    $1,634,524    $166,571    $4,053,350
  December 31, 2000.............................   2,225,183     1,670,169     139,423     4,034,775

EXPLANATORY NOTES:
------------

(1) Includes the Company's pre-existing Corporate Tenant Leasing investments since March 18, 1998 and the Corporate Tenant Leasing business acquired in the TriNet Acquisition since November 4, 1999.

                              ISTAR FINANCIAL INC.

NOTE 14--SEGMENT REPORTING (CONTINUED)
(2) Corporate and Other represents all corporate level items, including general and administrative expenses and any intercompany eliminations necessary to reconcile to the consolidated Company totals. This caption also includes the Company's servicing business, which is not considered a material separate segment.

(3) Total revenues represents all revenues earned during the period from the assets in each segment. Revenue from the Real Estate Lending business primarily represents interest income and revenue from the Corporate Tenant Leasing business primarily represents operating lease income.

(4) Total operating and interest expense represents provision for possible credit losses for the Real Estate Lending business and operating costs on corporate tenant lease assets for the Corporate Tenant Leasing business, as well as interest expense specifically related to each segment. General and administrative expense, advisory fees (prior to November 4, 1999) and stock-based compensation expense is included in Corporate and Other for all periods. Depreciation and amortization of $8.8 million and $8.9 million for the three-month periods ended June 30, 2001 and 2000, respectively, and $17.6 million and $17.9 million for the six-month periods ended June 30, 2001 and 2000, respectively, are included in the amounts presented above.

(5) Net operating income before minority interests represents net operating income before minority interest, gain on sale of corporate tenant lease assets and extraordinary loss as defined in note (3) above, less total operating and interest expense, as defined in note (4) above.

(6) Total long-lived assets is comprised of Loans and Other Lending Investments, net and Real Estate Subject to Operating Leases, net, for each respective segment.

NOTE 15--SUBSEQUENT EVENTS

   On July 27, 2001, the Company completed a $300.0 million revolving credit facility with a group of leading financial institutions. The new facility has an initial maturity of July 2003, with a one-year extension at the Company's option and another one-year extension at the lenders' option. The new facility replaces two prior credit facilities maturing in 2002 and 2003, and bears interest at LIBOR + 2.125%.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of iStar Financial Inc.

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of iStar Financial Inc. and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the accompanying index present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
New York, NY
March 2, 2001

                              ISTAR FINANCIAL INC.

                          CONSOLIDATED BALANCE SHEETS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                AS OF DECEMBER 31,
                                                              -----------------------
                                                                 2000        1999*
                                                              ----------   ----------
                                       ASSETS
Loans and other lending investments, net....................  $2,225,183   $2,003,506
Real estate subject to operating leases, net................   1,670,169    1,714,284
Cash and cash equivalents...................................      22,752       34,408
Restricted cash.............................................      20,441       10,195
Marketable securities.......................................          41        4,344
Accrued interest and operating lease income receivable......      20,167       16,211
Deferred operating lease income receivable..................      10,236        1,147
Deferred expenses and other assets..........................      62,224       29,074
Investment in iStar Operating, Inc..........................       3,562          383
                                                              ----------   ----------
  Total assets..............................................  $4,034,775   $3,813,552
                                                              ==========   ==========

                        LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Accounts payable, accrued expenses and other liabilities....  $   52,038   $   54,773
Dividends payable...........................................      56,661       53,667
Debt obligations............................................   2,131,967    1,901,204
                                                              ----------   ----------
  Total liabilities.........................................   2,240,666    2,009,644
                                                              ----------   ----------
Commitments and contingencies...............................          --           --

Minority interests in consolidated entities.................       6,224        2,565

Shareholders' equity:
Series A Preferred Stock, $0.001 par value, liquidation
  preference $220,000, 4,400 shares issued and outstanding
  at December 31, 2000 and December 31, 1999................           4            4
Series B Preferred Stock, $0.001 par value, liquidation
  preference $50,000, 2,000 shares issued and outstanding at
  December 31, 2000 and December 31, 1999...................           2            2
Series C Preferred Stock, $0.001 par value, liquidation
  preference $32,500, 1,300 shares issued and outstanding at
  December 31, 2000 and December 31, 1999...................           1            1
Series D Preferred Stock, $0.001 par value, liquidation
  preference $100,000, 4,000 shares issued and outstanding
  at December 31, 2000 and December 31, 1999................           4            4
Common Stock, $0.001 par value, 200,000 shares authorized,
  85,726 and 84,985 shares issued and outstanding at
  December 31, 2000 and December 31, 1999, respectively.....          85           85
Warrants and options........................................      16,943       17,935
Additional paid in capital..................................   1,966,396    1,953,972
Retained earnings (deficit).................................    (154,789)    (129,992)
Accumulated other comprehensive income (losses).............         (20)        (229)
Treasury stock (at cost)....................................     (40,741)     (40,439)
                                                              ----------   ----------
  Total shareholders' equity................................   1,787,885    1,801,343
                                                              ----------   ----------
  Total liabilities and shareholders' equity................  $4,034,775   $3,813,552
                                                              ==========   ==========

--------------------------

*   RECLASSIFIED TO CONFORM TO 2000 PRESENTATION.

    The accompanying notes are an integral part of the financial statements.

                              ISTAR FINANCIAL INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        YEAR ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                2000      1999*      1998*
                                                              --------   --------   --------
REVENUE:
  Interest income...........................................  $268,011   $209,848   $112,914
  Operating lease income....................................   185,956     42,186     12,378
  Other income..............................................    17,855     12,763      2,804
                                                              --------   --------   --------
    Total revenue...........................................   471,822    264,797    128,096
                                                              --------   --------   --------

COSTS AND EXPENSES:
  Interest expense..........................................   173,891     91,184     44,697
  Operating costs-corporate tenant lease assets.............    12,809      2,246         --
  Depreciation and amortization.............................    34,514     10,340      4,287
  General and administrative................................    25,706      6,269      2,583
  Provision for possible credit losses......................     6,500      4,750      2,750
  Stock option compensation expense.........................     2,864        412      5,985
  Advisory fees.............................................        --     16,193      7,837
  Costs incurred in acquiring external advisor..............        --     94,476         --
                                                              --------   --------   --------
    Total costs and expenses................................   256,284    225,870     68,139
                                                              --------   --------   --------
Net income before minority interest, gain on sale of
  corporate tenant lease assets and extraordinary loss......   215,538     38,927     59,957
Minority interest in consolidated entities..................      (195)       (41)       (54)
Gain on sale of corporate tenant lease assets...............     2,948         --         --
                                                              --------   --------   --------
Net income before extraordinary loss........................   218,291     38,886     59,903
Extraordinary loss on early extinguishments of debt.........      (705)        --         --
                                                              --------   --------   --------
Net income..................................................  $217,586   $ 38,886   $ 59,903
Preferred dividend requirements.............................   (36,908)   (23,843)      (944)
                                                              --------   --------   --------
Net income allocable to common shareholders.................  $180,678   $ 15,043   $ 58,959
                                                              ========   ========   ========
Basic earnings per common share(1)..........................  $   2.11   $   0.25   $   1.40
                                                              ========   ========   ========
Diluted earnings per common share(1)........................  $   2.10   $   0.25   $   1.36
                                                              ========   ========   ========
EXPLANATORY NOTES:

------------------------

*    RECLASSIFIED TO CONFORM TO 2000 PRESENTATION.

(1) Net income per basic common share excludes 1% of net income allocable to the Company's class B shares prior to November 4, 1999. These shares were exchanged for Common Stock in connection with the TriNet Acquisition and related transactions on November 4, 1999. As a result, the Company now has a single class of Common Stock outstanding.

    The accompanying notes are an integral part of the financial statements.

                              ISTAR FINANCIAL INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                 (IN THOUSANDS)

                                                                                                        COMMON STOCK
                                         SERIES A    SERIES B    SERIES C    SERIES D     COMMON           AT PAR
                                         PREFERRED   PREFERRED   PREFERRED   PREFERRED    STOCK     --------------------
                                           STOCK       STOCK       STOCK       STOCK      AT PAR     CLASS A    CLASS B
                                         ---------   ---------   ---------   ---------   --------   ---------   --------
Balance at January 1, 1998.............    $ --        $ --        $ --        $ --        $ --     $   7,550   $    38
Recapitalization Transactions..........      --          --          --          --          --       306,796     1,534
Issuance of options to Advisor.........      --          --          --          --          --            --        --
Effects of reorganization(1)...........      --          --          --          --          --      (261,956)   (1,310)
Exercise of options....................      --          --          --          --          --            18        --
Issuance of preferred shares and
  warrants.............................      44          --          --          --          --            --        --
Dividends declared-preferred...........      --          --          --          --          --            --        --
Dividends declared-common..............      --          --          --          --          --            --        --
Net Income for the period..............      --          --          --          --          --            --        --
Change in accumulated other
  comprehensive income.................      --          --          --          --          --            --        --
                                           ----        ----        ----        ----        ----     ---------   -------
Balance at December 31, 1998*..........    $ 44        $ --        $ --        $ --        $ --     $  52,408   $   262
Exercise of options....................      --          --          --          --          --            63        --
Dividends declared-preferred...........      --          --          --          --          --            --        --
Dividends declared-common..............      --          --          --          --          --            --        --
Effects of Incorporation Merger........     (40)         --          --          --          53       (52,471)     (262)
Acquisition of TriNet..................      --           2           1           4          29            --        --
Issuance of shares of Common Stock
  through conversion of joint venture
  partners interest....................      --          --          --          --          --            --        --
Advisor Transaction....................      --          --          --          --           4            --        --
Special stock dividend.................      --          --          --          --           1            --        --
Purchase of treasury stock.............      --          --          --          --          (2)           --        --
Net income for the period..............      --          --          --          --          --            --        --
Change in accumulated other
  comprehensive income.................      --          --          --          --          --            --        --
                                           ----        ----        ----        ----        ----     ---------   -------
Balance at December 31, 1999...........    $  4        $  2        $  1        $  4        $ 85     $      --   $    --
Exercise of options....................      --          --          --          --          --            --        --
Dividends declared-preferred...........      --          --          --          --          --            --        --
Dividends declared-common..............      --          --          --          --          --            --        --
Acquisition of ACRE Partners...........      --          --          --          --          --            --        --
Restricted stock units issued to
  employees in lieu of cash bonuses....      --          --          --          --          --            --        --
Restricted stock units granted to
  employees............................      --          --          --          --          --            --        --
Issuance of stock through DRIP plan....      --          --          --          --          --            --        --
Purchase of treasury stock.............      --          --          --          --          --            --        --
Net income for the period..............      --          --          --          --          --            --        --
Change in accumulated other
  comprehensive income.................      --          --          --          --          --            --        --
                                           ----        ----        ----        ----        ----     ---------   -------
Balance at December 31, 2000...........    $  4        $  2        $  1        $  4        $ 85     $      --   $    --
                                           ====        ====        ====        ====        ====     =========   =======
EXPLANATORY NOTE:

                                                                               ACCUMULATED
                                         WARRANTS    ADDITIONAL   RETAINED        OTHER
                                            AND       PAID-IN     EARNINGS    COMPREHENSIVE    TREASURY
                                          OPTIONS     CAPITAL     (DEFICIT)       INCOME        STOCK       TOTAL
                                         ---------   ----------   ---------   --------------   --------   ----------
Balance at January 1, 1998.............  $     --    $      --    $ (1,075)       $(162)       $    --    $    6,351
Recapitalization Transactions..........        --      432,084          --           --             --       740,414
Issuance of options to Advisor.........     5,985           --          --           --             --         5,985
Effects of reorganization(1)...........        --      262,786          --           --             --          (480)
Exercise of options....................      (270)         537          --           --             --           285
Issuance of preferred shares and
  warrants.............................    13,189      206,170          --           --             --       219,403
Dividends declared-preferred...........        --           15        (944)          --             --          (929)
Dividends declared-common..............        --           --     (60,343)          --             --       (60,343)
Net Income for the period..............        --           --      59,903           --             --        59,903
Change in accumulated other
  comprehensive income.................        --           --          --          139             --           139
                                         --------    ----------   ---------       -----        --------   ----------
Balance at December 31, 1998*..........  $ 18,904    $ 901,592    $ (2,459)       $ (23)       $    --    $  970,728
Exercise of options....................      (969)       1,853          --           --             --           947
Dividends declared-preferred...........        --          330     (25,149)          --             --       (24,819)
Dividends declared-common..............        --           --    (116,813)          --             --      (116,813)
Effects of Incorporation Merger........        --       52,720          --           --             --            --
Acquisition of TriNet..................        --      868,933          --           --             --       868,969
Issuance of shares of Common Stock
  through conversion of joint venture
  partners interest....................        --        6,226          --           --             --         6,226
Advisor Transaction....................        --       97,862          --           --             --        97,866
Special stock dividend.................        --       24,456     (24,457)          --             --            --
Purchase of treasury stock.............        --           --          --           --        (40,439)      (40,441)
Net income for the period..............        --           --      38,886           --             --        38,886
Change in accumulated other
  comprehensive income.................        --           --          --         (206)            --          (206)
                                         --------    ----------   ---------       -----        --------   ----------
Balance at December 31, 1999...........  $ 17,935    $1,953,972   $(129,992)      $(229)       $(40,439)  $1,801,343
Exercise of options....................      (992)       7,089          --           --             --         6,097
Dividends declared-preferred...........        --          330     (36,906)          --             --       (36,576)
Dividends declared-common..............        --           --    (205,477)          --             --      (205,477)
Acquisition of ACRE Partners...........        --        3,637          --           --             --         3,637
Restricted stock units issued to
  employees in lieu of cash bonuses....        --        1,125          --           --             --         1,125
Restricted stock units granted to
  employees............................        --          212          --           --             --           212
Issuance of stock through DRIP plan....        --           31          --           --             --            31
Purchase of treasury stock.............        --           --          --           --           (302)         (302)
Net income for the period..............        --           --     217,586                                   217,586
Change in accumulated other
  comprehensive income.................        --           --          --          209             --           209
                                         --------    ----------   ---------       -----        --------   ----------
Balance at December 31, 2000...........  $ 16,943    $1,966,396   $(154,789)      $ (20)       $(40,741)  $1,787,885
                                         ========    ==========   =========       =====        ========   ==========
EXPLANATORY NOTE:

----------------------------------------

*   RECLASSIFIED TO CONFORM TO 2000 PRESENTATION.

(1)  As adjusted for one-for-six reverse stock split effective June 19, 1998.

    The accompanying notes are an integral part of the financial statements.

                              ISTAR FINANCIAL INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                           YEAR ENDED
                                                                          DECEMBER 31,
                                                              -------------------------------------
                                                                2000         1999*         1998*
                                                              ---------   -----------   -----------
Cash flows from operating activities:
Net income..................................................  $ 217,586   $    38,886   $    59,903
Adjustments to reconcile net income to cash flows provided
  by operating activities:
  Minority interest.........................................        195            41            54
  Non-cash expense for options issued to Advisor............      1,700           412         5,985
  Non-cash expense for Advisor Transaction..................         --        94,476            --
  Equity in earnings of unconsolidated joint ventures and
    subsidiaries............................................     (4,753)         (234)          (96)
  Depreciation and amortization.............................     47,402        15,932         7,662
  Amortization of discounts/premiums and deferred
    interest................................................    (27,059)      (25,493)      (17,750)
  Distributions from operating joint venture................      4,511           470            --
  Deferred operating lease income adjustments...............     (9,130)       (1,597)           --
  Realized (gain)/loss on sale of securities................        233           (11)           --
  Gain on sale of corporate tenant lease assets.............     (2,948)           --            --
  Extraordinary loss on early extinguishment of debt........        705            --            --
  Provision for possible credit losses......................      6,500         4,750         2,750
  Changes in assets and liabilities:
    (Increase) decrease in restricted cash..................    (10,246)        2,924        (5,699)
    Increase in accrued interest and operating lease income
     receivable.............................................     (3,761)       (3,089)       (5,613)
    Decrease in deferred expenses and other assets..........    (26,764)       (1,212)         (902)
    Increase (decrease) in accounts payable, accrued
     expenses and other liabilities.........................     (1,702)       (3,706)        8,621
                                                              ---------   -----------   -----------
  Cash flows provided by operating activities...............    192,469       122,549        54,915
                                                              ---------   -----------   -----------
Cash flows from investing activities:
  Net cash outflow for the Recapitalization Transactions
    (Note 3)................................................         --            --      (334,964)
  Net cash outflow for TriNet Acquisition (Note 3)..........         --       (23,723)           --
  Proceeds from sale of corporate tenant lease assets.......    146,265            --            --
  New investment originations/acquisitions..................   (849,618)     (640,757)     (975,670)
  Principal fundings on existing loan commitments...........    (56,039)      (45,916)      (16,500)
  Investment in iStar Operating, Inc........................     (3,443)           --          (426)
  Proceeds from sale of investment securities...............         30            --            --
  Repayments of and principal collections from loans and
    other investments.......................................    584,452       520,768       103,926
  Investments (in) and advances to unconsolidated joint
    ventures................................................    (24,047)         (377)      (47,675)
  Distributions from unconsolidated joint ventures..........     34,759        47,365            --
  Other capital expenditures on real estate subject to
    operating leases........................................     (9,011)       (1,271)           --
                                                              ---------   -----------   -----------
    Cash flows used in investing activities.................   (176,652)     (143,911)   (1,271,309)
                                                              ---------   -----------   -----------
Cash flows from financing activities:
  Net borrowings (repayments) under revolving credit
    facilities..............................................   (183,837)      168,592       640,945
  Borrowings under term loans...............................     90,000        39,234       368,683
  Repayments under term loans...............................   (300,799)           --            --
  Borrowings under repurchase agreements....................     65,067        (7,331)       46,091
  Repayments under repurchase agreements....................    (31,564)           --            --
  Mortgage note repayments..................................         --          (150)           --
  Borrowings under bond offerings...........................    863,254            --            --
  Repayments under bond offerings...........................   (274,919)           --            --
  Common dividends paid.....................................   (202,397)      (90,076)      (38,638)
  Preferred dividends paid..................................    (36,576)      (20,524)           --
  Minority interest.........................................       (164)           --            --
  Extraordinary loss on early extinguishment of debt........       (317)           --            --
  Payment for deferred financing costs......................    (21,048)       (4,593)      (11,615)
  Proceeds from issuance of class B shares..................         --            --         1,534
  Costs incurred in reorganization..........................         --            --          (480)
  Purchase of treasury stock................................       (302)      (40,439)           --
  Proceeds from exercise of options.........................      6,129           947           285
  Proceeds from issuance of preferred stock and warrants....         --            --       219,403
                                                              ---------   -----------   -----------
    Cash flows (used in) provided by financing activities...    (27,473)       45,660     1,226,208
                                                              ---------   -----------   -----------
Increase (decrease) in cash and cash equivalents............    (11,656)       24,298         9,814
Cash and cash equivalents at beginning of period............     34,408        10,110           296
                                                              ---------   -----------   -----------
Cash and cash equivalents at end of period..................  $  22,752   $    34,408   $    10,110
                                                              =========   ===========   ===========
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest..................  $ 142,145   $    85,835   $    38,006
                                                              =========   ===========   ===========

----------------------------------
*   RECLASSIFIED TO CONFORM TO 2000 PRESENTATION.

    The accompanying notes are an integral part of the financial statements.

                              ISTAR FINANCIAL INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--ORGANIZATION AND BUSINESS

    ORGANIZATION--iStar Financial Inc.(1) (the "Company") began its business in 1993 through private investment funds formed to capitalize on inefficiencies in the real estate finance market. In March 1998, these funds contributed their approximately $1.1 billion of assets to the Company's predecessor, Starwood Financial Trust, in exchange for a controlling interest in that company. Since that time, the Company has grown by originating new lending and leasing transactions, as well as through corporate acquisitions. Specifically, in September 1998, the Company acquired the loan origination and servicing business of a major insurance company, and in December 1998, the Company acquired the mortgage and mezzanine loan portfolio of its largest private competitor. Additionally, in November 1999, the Company acquired TriNet Corporate Realty Trust, Inc. ("TriNet"), which was then the largest publicly traded company specializing in the net leasing of corporate office and industrial facilities (the "TriNet Acquisition"). The TriNet Acquisition was structured as a stock-for-stock merger of TriNet with a subsidiary of the Company. Concurrent with the TriNet Acquisition, the Company also acquired its external advisor (the "Advisor Transaction") in exchange for shares of common stock of the Company ("Common Stock") and converted its organizational form to a Maryland corporation (the "Incorporation Merger"). As part of the conversion to a Maryland corporation, the Company replaced its dual class common share structure with a single class of Common Stock. The Company's Common Stock began trading on the New York Stock Exchange under the symbol "SFI" in November 1999.

    During 1993 through 1997, the Company did not qualify as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). However, pursuant to a closing agreement with the Internal Revenue Service (the "IRS") obtained in March 1998, the Company was eligible and elected to be taxed as a REIT for the taxable year beginning January 1, 1998.

    BUSINESS--The Company is the leading publicly traded finance company focused on the commercial real estate industry. The Company provides structured financing to private and corporate owners of real estate nationwide, including senior and junior mortgage debt, corporate mezzanine and subordinated capital, and corporate net lease financing. The Company, which has elected to be taxed as a real estate investment trust ("REIT"), seeks to deliver superior risk-adjusted returns on equity for shareholders by providing innovative and value-added financing solutions to its customers.

    The Company has implemented its investment strategy by: (1) focusing on the origination of large, highly structured mortgage, corporate and lease financings where customers require flexible financial solutions, and avoiding commodity businesses in which there is significant direct competition from other providers of capital; (2) developing direct relationships with borrowers and corporate tenants as opposed to sourcing transactions through intermediaries; (3) adding value beyond simply providing capital by offering borrowers and corporate tenants specific lending expertise, flexibility, certainty and continuing relationships beyond the closing of a particular financing transaction; and
(4) taking advantage of market anomalies in the real estate financing markets when the Company believes credit is mispriced by other providers of capital, such as the spread between lease yields and the yields on corporate tenants' underlying credit obligations.

    The Company intends to continue to emphasize a mix of portfolio financing transactions to create built-in diversification and single-asset financings for properties with strong, long-term competitive market positions.

EXPLANATORY NOTE:
------------

(1) As more fully discussed in Note 4, on November 4, 1999, the Company changed its form and became a corporation under Maryland law and changed its name from Starwood Financial Trust to Starwood Financial Inc. Further, effective April 30, 2000, the registrant changed its name to iStar Financial Inc.

                              ISTAR FINANCIAL INC.

NOTE 2--BASIS OF PRESENTATION

    The accompanying audited Consolidated Financial Statements have been prepared in conformity with generally accepted accounting principles ("GAAP") for complete financial statements. The Consolidated Financial Statements include the accounts of the Company, its qualified REIT subsidiaries, and its majority-owned and controlled partnerships. Certain third-party mortgage servicing operations are conducted through iStar Operating, Inc. ("iStar Operating"), a taxable corporation which is not consolidated with the Company for financial reporting or income tax purposes. The Company owns all of the non-voting preferred stock and a 95% economic interest in iStar Operating, which is accounted for under the equity method for financial reporting purposes. The Company does not own any of the outstanding voting stock of iStar Operating. In addition, the Company has an investment in TriNet Management Operating
Company, Inc. ("TMOC"), a taxable noncontrolled subsidiary of the Company, which is also accounted for under the equity method. Further, certain other investments in partnerships or joint ventures which the Company does not control are also accounted for under the equity method. All significant intercompany balances and transactions have been eliminated in consolidation.

    In the opinion of management, the accompanying Consolidated Financial Statements contain all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the Company's consolidated financial position at December 31, 2000 and December 31, 1999 and the results of its operations, changes in shareholders' equity and its cash flows for the years ended December 31, 2000, 1999 and 1998. Such operating results are not necessarily indicative of the results that may be expected for any other interim periods or the entire year.

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    LOANS AND OTHER LENDING INVESTMENTS, NET--As described in Note 5, "Loans and Other Lending Investments," includes the following investments: senior mortgages, subordinate mortgages, corporate/ partnership loans/unsecured notes, loan participations and other lending investments. In general, management considers its investments in this category as held-to-maturity and, accordingly, reflects such items at amortized historical cost.

    REAL ESTATE SUBJECT TO OPERATING LEASES AND DEPRECIATION--Real estate subject to operating leases is generally recorded at cost. Certain improvements and replacements are capitalized when they extend the useful life, increase capacity or improve the efficiency of the asset. Repairs and maintenance items are expensed as incurred. The Company capitalizes interest costs incurred during the land development or construction period on qualified development projects, including investments in joint ventures accounted for under the equity method. Depreciation is computed using the straight line method of cost recovery over estimated useful lives of 40.0 years for buildings, five years for furniture and equipment, the shorter of the remaining lease term or expected life for tenant improvements, and the remaining life of the building for building improvements.

    Real estate assets to be disposed of are reported at the lower of their carrying amount or fair value less costs to sell. The Company also periodically reviews long-lived assets to be held and used for an impairment in value whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. In management's opinion, real estate assets to be held and used are not carried at amounts in excess of their estimated recoverable amounts.

    CAPITALIZED INTEREST--The Company capitalizes interest costs incurred during the land development or construction period on qualified development projects, including investments in joint ventures

                              ISTAR FINANCIAL INC.

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) accounted for under the equity method. Interest capitalized was approximately $513,000 and $377,000 during the years ended December 31, 2000 and 1999, respectively.

    CASH AND CASH EQUIVALENTS--Cash and cash equivalents include cash held in banks or invested in money market funds with original maturity terms of less than 90 days.

    RESTRICTED CASH--Restricted cash represents amounts required to be maintained in escrow under certain of the Company's debt obligations and leasing cost obligations.

    NON-CASH ACTIVITY--During the year ended December 31, 1998, the Company had significant non-cash activity including: (1) conversion of units in APMT Limited Partnership (shown as "minority interest" in the consolidated financial statements) to class A shares of the Company (see Note 4); (2) issuance of options to Starwood Financial Advisors, L.L.C. (the "Advisor") to acquire class A shares of the Company (see Note 11); and (3) issuance of new class A shares in exchange for a portion of the acquisition of loans and related investments as part of the Recapitalization Transactions (see Note 4).

    The cash portion of the Recapitalization Transactions is summarized as follows (in thousands):

Acquisition of loans and other investments..................  $(1,061,006)
Acquired accrued interest and operating lease income
  receivable................................................       (7,451)
Conversion of minority interest.............................       (5,387)
Par value of class A shares issued..........................      306,796
Additional paid in capital on class A shares issued.........      432,084
                                                              -----------
Net cash outflow for the Recapitalization Transactions......  $  (334,964)
                                                              ===========

    During 1999, the Company acquired TriNet (see Note 4). The following is a summary of the effects of this transaction on the Company's consolidated financial position (in thousands):

                                                              ACQUISITION OF
                                                                  TRINET
                                                              --------------
Fair value of:
  Assets acquired...........................................   $(1,589,714)
  Liabilities assumed.......................................       676,936
  Minority interest.........................................         2,524
  Stock issued..............................................       875,195
                                                               -----------
  Cash paid.................................................       (35,059)
  Less cash acquired........................................        11,336
                                                               -----------
  Net cash outflow for TriNet Acquisition...................   $   (23,723)
                                                               ===========

    There was no non-cash activity during the year ended December 31, 2000.

    MARKETABLE SECURITIES--From time to time, the Company invests excess working capital in short-term marketable securities such as those issued by the Government National Mortgage Association ("GNMA"), Federal National Mortgage Association ("FNMA"), and Federal Home Loan Mortgage Corporation ("FHLMC"). Although the Company generally intends to hold such investments for investment purposes, it may, from time to time, sell any of its investments in these securities as part of its management of liquidity. Accordingly, the Company considers such investments as

                              ISTAR FINANCIAL INC.

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
"available-for-sale" and reflects such investments at fair market value with changes in fair market value reflected as a component of shareholders' equity.

    REPURCHASE AGREEMENTS--The Company may enter into sales of securities or loans under agreements to repurchase the same security or loan. The amounts borrowed under repurchase agreements are carried on the balance sheet as part of debt obligations at the amount advanced plus accrued interest. Interest incurred on the repurchase agreements is reported as interest expense.

    REVENUE RECOGNITION--The Company's revenue recognition policies are as follows:

    LOANS AND OTHER LENDING INVESTMENTS: The Company generally intends to hold all of its loans and other lending investments to maturity. Accordingly, it reflects all of these investments at amortized cost less allowance for loan losses, acquisition premiums or discounts, deferred loan fees and undisbursed loan funds. On occasion, the Company may acquire loans at either premiums or discounts based on the credit characteristics of such loans. These premiums or discounts are recognized as yield adjustments over the lives of the related loans. If loans that were acquired at a premium or discount are prepaid, the Company immediately recognizes the unamortized premium or discount as a decrease or increase in the prepayment gain or loss, respectively. Loan origination or exit fees, as well as direct loan origination costs, are also deferred and recognized over the lives of the related loans as a yield adjustment. Interest income is recognized using the effective interest method applied on a loan-by-loan basis.

    Certain of the Company's loans provide for accrual of interest at specified rates which differ from current payment terms. Interest is recognized on such loans at the accrual rate subject to management's determination that accrued interest and outstanding principal are ultimately collectible, based on the underlying collateral and operations of the borrower.

    Prepayment penalties or yield maintenance payments from borrowers are recognized as additional income when received. Certain of the Company's loan investments provide for additional interest based on the borrower's operating cash flow or appreciation of the underlying collateral. Such amounts are considered contingent interest and are reflected as income only upon certainty of collection.

    LEASING INVESTMENTS: Operating lease revenue is recognized on the straight-line method of accounting from the later of the date of the origination of the lease or the date of acquisition of the facility subject to existing leases. Accordingly, contractual lease payment increases are recognized evenly over the term of the lease. The cumulative difference between lease revenue recognized under this method and contractual lease payment terms is recorded as a deferred operating lease income receivable on the balance sheet.

    PROVISION FOR POSSIBLE CREDIT LOSSES--The Company's accounting policies require that an allowance for estimated credit losses be maintained at a level that management, based upon an evaluation of known and inherent risks in the portfolio, considers adequate to provide for possible credit losses. Specific valuation allowances are established for impaired loans in the amount by which the carrying value, before allowance for estimated losses, exceeds the fair value of collateral less disposition costs on an individual loan basis. Management considers a loan to be impaired when, based upon current information and events, it believes that it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement on a timely basis. Management measures these impaired loans at the fair value of the loans' underlying collateral less estimated disposition costs. Impaired loans may be left on accrual status during the period the Company is pursuing repayment of the loan; however, these loans are placed on non-accrual status at such time

                              ISTAR FINANCIAL INC.

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) that the loans either: (1) become 90 days delinquent; or (2) management determines the borrower is incapable of, or has ceased efforts toward, curing the cause of the impairment. While on non-accrual status, interest income is recognized only upon actual receipt. Impairment losses are recognized as direct write-downs of the related loan with a corresponding charge to the provision for possible credit losses. Charge-offs occur when loans, or a portion thereof, are considered uncollectible and of such little value that further pursuit of collection is not warranted. Management also provides a portfolio reserve based upon its periodic evaluation and analysis of the portfolio, historical and industry loss experience, economic conditions and trends, collateral values and quality, and other relevant factors.

    INCOME TAXES--The Company did not qualify as a REIT from 1993 through 1997; however, it did not incur any material tax liabilities as a result of its operations. See Note 10 to the Consolidated Financial Statements for more information.

    As confirmed in a closing agreement with the IRS obtained in March 1998, the Company was eligible and has elected to be taxed as a REIT for its tax year beginning January 1, 1998. As a REIT, the Company is subject to federal income taxation at corporate rates on its REIT taxable income; however, the Company is allowed a deduction for the amount of dividends paid to its shareholders, thereby subjecting the distributed net income of the Company to taxation at the shareholder level only. iStar Operating and TMOC are not consolidated for federal income tax purposes and are taxed as corporations. For financial reporting purposes, current and deferred taxes are provided for in the portion of earnings recognized by the Company with respect to its interest in iStar Operating and TMOC.

    NET INCOME ALLOCABLE TO COMMON SHARES--Net income allocable to common shares excludes 1% of net income allocable to the class B shares prior to November 4, 1999. The class A and class B shares were exchanged for Common Stock in connection with the TriNet Acquisition, as more fully described in Note 4.

    EARNINGS (LOSS) PER COMMON SHARES--In accordance with the Statement of Financial Accounting Standards No. 128 ("FASB No. 128"), the Company presents both basic and diluted earnings per share ("EPS"). Basic earnings per share ("Basic EPS") excludes dilution and is computed by dividing net income available to common shareholders by the weighted average number of shares outstanding for the period. Diluted earnings per share ("Diluted EPS") reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock, where such exercise or conversion would result in a lower earnings per share amount.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

    NEW ACCOUNTING STANDARDS--In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). On June 23, 1999, the FASB voted to defer the effectiveness of SFAS No. 133 for one year. SFAS No. 133 is now effective for fiscal years beginning after June 15, 2000, but earlier application is permitted as of the beginning of any fiscal quarter subsequent to June 15, 1998. SFAS No. 133 establishes accounting and reporting standards for derivative financial instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are

                              ISTAR FINANCIAL INC.

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) met, a derivative may be specifically designated as: (1) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment; (2) a hedge of the exposure to variable cash flows of a forecasted transaction; or (3) in certain circumstances, a hedge of a foreign currency exposure. The Company adopted this pronouncement, as amended by Statement of Financial Accounting Standards No. 137 "Accounting for Derivative Instruments and Hedging Activities--deferral of the Effective Date of FASB Statement No. 133" and Statement of Financial Accounting Standards No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities--an Amendment of FASB Statement No. 133," on January 1, 2001. Because the Company has primarily used derivatives as cash flow hedges of interest rate risk only, the adoption of SFAS No. 133 did not have a material financial impact on the financial position and results of operations of the Company. However, should the Company change its current use of such derivatives (see Note 9), the adoption of SFAS No. 133 could have a more significant effect on the Company prospectively.

    In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), Revenue Recognition in Financial Statements." In June 2000, the SEC staff amended SAB 101 to provide registrants with additional time to implement SAB 101. The Company adopted SAB 101, as required, in the fourth quarter of fiscal 2000. The adoption of SAB 101 did not have a material financial impact on the financial position or the results of operations of the Company.

    In March 2000, the FASB issued FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation." The Company was required to adopt FIN 44 effective July 1, 2000 with respect to certain provisions applicable to new awards, exchanges of awards in a business combination, modifications to outstanding awards, and changes in grantee status that occur on or after that date. FIN 44 addresses practice issues related to the application of Accounting Practice Bulletin Opinion No. 25, "Accounting for Stock Issued to Employees." The initial adoption of FIN 44 by the Company did not have a material impact on its consolidated financial position or results of operations.

NOTE 4--CAPITAL TRANSACTIONS

    PRIOR TRANSACTIONS WITH AFFILIATES--Through a series of transactions beginning in November 1993 and through March 18, 1998, the date of the Recapitalization Transactions described in the following section, Starwood Mezzanine Investors, L.P. ("Starwood Mezzanine") and certain other affiliates (collectively, the "Starwood Investors") had acquired controlling interests in the Company represented by an aggregate of 874,016 class A shares, or 69.46% of the then total class A shares outstanding, and 629,167 class B shares, representing 100% of the then total class B shares outstanding. Together, the class A and class B shares held by the Starwood Investors represented 79.64% of the voting interests of the Company.

    During the quarter ended March 31, 1998, the Company consummated certain transactions and entered into agreements which significantly recapitalized and expanded its capital resources, as well as modified future operations, including those described herein below in "Recapitalization Transactions" and "Advisor Agreement."

    RECAPITALIZATION TRANSACTIONS--As more fully discussed above, pursuant to a series of transactions beginning in March 1994 and including the exercise of the class A and class B warrants in January 1997, the Starwood Investors acquired joint ownership of 69.46% and 100% of the outstanding class A shares and class B shares of the Company, respectively, through which they controlled

                              ISTAR FINANCIAL INC.

NOTE 4--CAPITAL TRANSACTIONS (CONTINUED) approximately 79.64% of the voting interests in the Company as of December 31, 1997. Prior to the consummation of these transactions on March 18, 1998 (collectively, the "Recapitalization Transactions"), Starwood Mezzanine also owned 761,491 units which represented the remaining 91.95% of APMT Limited Partnership not held by the Company. Those units were convertible into cash, an additional 761,491 class A shares of the Company, or a combination of the two, as determined by the Company.

    On March 18, 1998, each outstanding unit held by Starwood Mezzanine was exchanged for one class A share of the Company and, concurrently, the partnership was liquidated through a distribution of its net assets to the Company, its then sole partner.

    Simultaneously, Starwood Mezzanine contributed various real estate loan investments to the Company in exchange for 9,191,333 class A shares and $25.5 million in cash, as adjusted. Starwood Opportunity Fund IV, L.P. ("SOF IV"), one of the Starwood Investors, contributed loans and other lending investments, $17.9 million in cash and certain letters of intent in exchange for 41,179,133 class A shares of the Company and a cash payment of $324.3 million. Concurrently, the holders of the class B shares who were affiliates of the Starwood Investors acquired 25,565,979 additional class B shares sufficient to maintain existing voting preferences pursuant to the Company's Amended and Restated Declaration of Trust. Immediately after these transactions, the Starwood Investors owned approximately 99.27% of the outstanding class A shares of the Company and 100% of the class B shares. Assets acquired from Starwood Mezzanine were reflected using step acquisition accounting at predecessor basis adjusted to fair value to the extent of post-transaction, third-party ownership. Assets acquired from SOF IV were reflected at their fair market value.

    ADVISORY AGREEMENT--In connection with the Recapitalization Transactions, the Company and its former external advisor (the "Advisor"), an affiliate of the Starwood Investors, entered into an Advisory Agreement (the "Advisory Agreement") pursuant to which the Advisor managed the affairs of the Company, subject to the Company's purpose and investment policy, the investment restrictions and the directives of the Board of Directors.

    The Company paid the Advisor a quarterly base management fee of 0.3125% (1.25% per annum) of the "Book Equity Value" of the Company. "Book Equity Value" was generally defined as the excess of the book value of the assets of the Company over all liabilities of the Company.

    In addition, the Company paid the Advisor a quarterly incentive fee of 5.00% of the Company's "Adjusted Net Income" during each quarter that the Adjusted Net Income for such quarter (restated and annualized as a rate of return on the Company's Book Equity Value for such quarter) equaled or exceeded the "Benchmark BB Rate." "Adjusted Net Income" was generally defined as the Company's gross income less the Company's expenses for the applicable quarter (including the base fee for such quarter but not the incentive fee for such quarter). The Advisor was also reimbursed for certain expenses it incurred on behalf of the Company.

    Prior to the transactions described below through which, among other things, the Company became internally-managed, the Company was dependent on the services of the Advisor and its officers and employees for the successful execution of its business strategy.

    1999 TRANSACTIONS--On November 3, 1999, consistent with previously announced terms, the Company's shareholders approved a series of transactions including:
(1) the acquisition, through a merger, of TriNet; (2) the acquisition, through a merger and a contribution of interests, of 100% of the ownership interests in the Advisor; and (3) the change in form, through a merger, of the Company's organization to a Maryland corporation. TriNet shareholders also approved the TriNet Acquisition on

                              ISTAR FINANCIAL INC.

NOTE 4--CAPITAL TRANSACTIONS (CONTINUED)
November 3, 1999. These transactions were consummated on November 4, 1999. As part of these transactions, the Company also replaced its dual class common share structure with a single class of Common Stock.

    TRINET ACQUISITION--TriNet merged with and into a subsidiary of the Company, with TriNet surviving as a wholly-owned subsidiary of the Company (the "Leasing Subsidiary"). In the TriNet Acquisition, each share of TriNet common stock was converted into 1.15 shares of Common Stock, resulting in an aggregate issuance of 28.9 million shares of Common Stock. Each share of TriNet Series A, Series B and Series C Cumulative Redeemable Preferred Stock was converted into a share of Series B, Series C or Series D (respectively) Cumulative Redeemable Preferred Stock of the Company. The Company's preferred stock issued to the former TriNet preferred shareholders has substantially the same terms as the TriNet preferred stock, except that the new Series B, C and D preferred stock has additional voting rights not associated with the TriNet preferred stock. The holders of the Company's Series A preferred stock retained the same rights and preferences as existed prior to the TriNet Acquisition.

    The TriNet Acquisition was accounted for as a purchase. Because the Company's stock prior to the transaction was largely held by the Starwood Investors, and, as a result, the stock was not widely traded relative to the amount of shares outstanding, the pro forma financial information presented below was prepared utilizing a stock price of $28.14 per TriNet share, which was the average stock price of TriNet during the five-day period before and after the TriNet Acquisition was agreed to and announced.

    ADVISOR TRANSACTION--Contemporaneously with the consummation of the TriNet Acquisition, the Company acquired 100% of the interests in the Advisor in exchange for total consideration of four million shares of Common Stock. For accounting purposes, the Advisor Transaction was not considered the acquisition of a "business" in applying Accounting Principles Board Opinion No. 16, "Business Combinations" and, therefore, the market value of the Common Stock issued in excess of the fair value of the net tangible assets acquired of approximately $94.5 million was charged to operating income as a non-recurring, non-cash item in the fourth quarter of 1999, rather than capitalized as goodwill.

    INCORPORATION MERGER--Prior to the consummation of the TriNet Acquisition and the Advisor Transaction, the Company changed its form from a Maryland trust to a Maryland corporation in the Incorporation Merger, which technically involved a merger of the Company with a wholly-owned subsidiary formed solely to effect such merger. In the Incorporation Merger, the class B shares were converted into shares of Common Stock on a 49-for-one basis (the same ratio at which class B shares were previously convertible into class A shares), and the class A shares were converted into shares of Common Stock on a one-for-one basis. As a result, the Company no longer has multiple classes of common shares. The Incorporation Merger was treated as a transfer of assets and liabilities under common control. Accordingly, the assets and liabilities transferred from the Maryland trust to the Maryland corporation were reflected at their predecessor basis and no gain or loss was recognized.

    The Company declared and paid a special dividend of one million shares of its Common Stock payable pro rata to all holders of record of its Common Stock following completion of the Incorporation Merger, but prior to the effective time of the TriNet Acquisition and the Advisor Transaction.

    PRO FORMA INFORMATION--The summary unaudited pro forma consolidated statements of operations for the years ended December 31, 1999 and 1998 are presented as if the following transactions, consummated in November 1999, had occurred on January 1, 1998: (1) the TriNet Acquisition; (2) the Advisor Transaction; and (3) the borrowings necessary to consummate the aforementioned transactions,

                              ISTAR FINANCIAL INC.

NOTE 4--CAPITAL TRANSACTIONS (CONTINUED) and as if the following transactions consummated in March 1998 had occurred on January 1, 1998: (1) the Recapitalization Transactions; (2) the exchange of each outstanding unit in the APMT Limited Partnership held by holders other than the Company for one class A share; (3) the liquidation and termination of the partnership; and (4) the borrowings necessary to consummate the aforementioned transactions. The unaudited pro forma information is based upon the historical consolidated results of operations of the Company and TriNet for the years ended December 31, 1999 and 1998, after giving effect to the events described above.

                                   PRO FORMA
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              FOR THE YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
                                                                  (UNAUDITED)
REVENUE:
  Interest income...........................................  $218,359   $140,261
  Operating lease income....................................   186,776    169,196
  Other income..............................................    21,000      9,776
                                                              --------   --------
    Total revenue...........................................   426,135    319,233
                                                              --------   --------
EXPENSES:
  Interest expense..........................................   135,795     99,138
  Operating costs-corporate tenant lease assets.............    12,601      7,651
  Depreciation and amortization.............................    36,423     35,053
  General and administrative................................    21,716     20,770
  Provision for possible credit losses......................     4,750      2,750
  Stock option compensation expense.........................     2,474      5,985
                                                              --------   --------
    Total costs and expenses................................   213,759    171,347
                                                              --------   --------
  Income before minority interest...........................  $212,376   $147,886
  Minority interest.........................................      (164)      (128)
                                                              --------   --------
  Net income................................................  $212,212   $147,758
  Preferred dividend requirements...........................   (36,906)   (16,622)
                                                              --------   --------
  Net income allocable to common shareholders...............  $175,306   $131,136
                                                              ========   ========
BASIC EARNINGS PER SHARE:
  Basic earnings per common share...........................  $   2.01   $   1.50
                                                              ========   ========
  Weighted average number of common shares outstanding......    87,073     87,193
                                                              ========   ========

    Investments and dispositions are assumed to have taken place as of January 1, 1998; however, loan originations and acquisitions are not reflected in these pro forma numbers until the actual origination or acquisition date by the Company. The pro forma information above excludes the charge of approximately $94.5 million taken by the Company in fiscal 1999 to reflect the costs incurred in acquiring the Advisor as such charge is non-recurring. The pro forma information also excludes certain non-recurring historical charges recorded by TriNet of $3.4 million in 1999 for a provision for a real estate write-down and $3.0 million in 1998 for a special charge for an expected reduction in TriNet's

                              ISTAR FINANCIAL INC.

NOTE 4--CAPITAL TRANSACTIONS (CONTINUED) investment activity. General and administrative costs represent estimated expense levels as an internally-managed Company.

    The pro forma financial information is not necessarily indicative of what the consolidated results of operations of the Company would have been as of and for the periods indicated, nor does it purport to represent the results of operations for future periods.

                              ISTAR FINANCIAL INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 5--LOANS AND OTHER LENDING INVESTMENTS

    The following is a summary description of the Company's loans and other lending investments (in thousands):

                                                                                                            CARRYING VALUE
                                                             # OF         ORIGINAL       PRINCIPAL        AS OF DECEMBER 31,
                                                           BORROWERS     COMMITMENT       BALANCES      -----------------------
    TYPE OF INVESTMENT       UNDERLYING PROPERTY TYPE(1)  IN CLASS(1)    AMOUNT(1)     OUTSTANDING(1)      2000         1999
---------------------------  ---------------------------  -----------   ------------   --------------   ----------   ----------
Senior Mortgages(5)          Office/Hotel/Mixed Use/           21        $1,337,717      $1,232,307     $1,210,992   $1,039,052
                             Apartment/Retail/Resort

Subordinated Mortgages       Office/Hotel/Mixed Use            13           372,136         340,088        325,558      464,105

Corporate Loans/Partnership  Office/Hotel/Residential/         14           413,946         401,795        398,978      309,768
  Loans/Unsecured Notes      Apartment

Loan Participations          Office/Retail                      3           127,497         111,388        111,251      128,105

Other Lending Investments    Resort/Office/Mixed Use/         N/A               N/A             N/A        192,404       69,976
                             Residential/Homebuilder
                                                                                                        ----------   ----------
Gross Carrying Value                                                                                    $2,239,183   $2,011,006
Provision for Possible
  Credit Losses                                                                                            (14,000)      (7,500)
                                                                                                        ----------   ----------
Total, Net                                                                                              $2,225,183   $2,003,506
                                                                                                        ==========   ==========


                               EFFECTIVE                                                         PRINCIPAL   PARTICI-
                               MATURITY       CONTRACTUAL INTEREST      CONTRACTUAL INTEREST     AMORTIZ-     PATION
    TYPE OF INVESTMENT           DATES          PAYMENT RATES(2)          ACCRUAL RATES(3)         ATION     FEATURES
---------------------------  -------------   -----------------------   -----------------------   ---------   --------
Senior Mortgages(5)           2001 to 2019   Fixed: 6.13% to 20.00%    Fixed: 6.13% to 24.00%      Yes (4)    Yes (3)
                                             Variable: LIBOR + 1.50%   Variable: LIBOR + 1.50%
                                             to 6.00%                  to 6.00%
Subordinated Mortgages        2002 to 2007   Fixed: 7.00% to 15.25%    Fixed: 10.07% to 17.00%     Yes (4)    Yes (3)
                                             Variable: LIBOR + 5.80%   Variable: LIBOR + 5.80%
Corporate Loans/Partnership   2001 to 2008   Fixed: 6.13% to 14.50%    Fixed: 6.13% to 17.50%      Yes        Yes (3)
  Loans/Unsecured Notes                      Variable: LIBOR + 2.78%   Variable: LIBOR + 2.78%
                                             to 7.50%                  to 7.50%
Loan Participations           2003 to 2005   Fixed: 10.00% to 13.60%   Fixed: 13.60% to 14.00%     No         Yes (3)
                                             Variable: LIBOR + 4.50%   Variable: LIBOR + 4.50%
Other Lending Investments    2002 and 2013   Fixed: 6.75% to 12.75%    Fixed: 6.75% to 12.75%      No         No
Gross Carrying Value
Provision for Possible
  Credit Losses
Total, Net

EXPLANATORY NOTES:
----------------------------------

(1)  Amounts and details are for loans outstanding as of December 31, 2000.

(2) Substantially all variable-rate loans are based on 30-day LIBOR and reprice monthly. The 30-day LIBOR rate on December 29, 2000 was 6.56%.

(3) Under some of these loans, the lender receives additional payments representing additional interest from participation in available cash flow from operations of the property and the proceeds, in excess of a base amount, arising from a sale or refinancing of the property.

(4) The loans require fixed payments of principal and interest resulting in partial principal amortization over the term of the loan with the remaining principal due at maturity. In addition, one of the loans permits additional annual prepayments of principal of up to $1.3 million without penalty at the borrower's option.

(5) The unfunded commitment amount on one of the Company's construction loans, included in senior mortgages, was $16.2 million as of December 31, 1999. As of December 31, 2000, the construction loan was fully funded.

                              ISTAR FINANCIAL INC.

NOTE 5--LOANS AND OTHER LENDING INVESTMENTS (CONTINUED)

    During the years ended December 31, 2000 and 1999, respectively, the Company and its affiliated ventures originated or acquired an aggregate of approximately $721.2 million and $663.4 million in loans and other lending investments, funded $56.0 million and $46.4 million under existing loan commitments and received principal repayments of $584.5 million and $561.9 million.

    As of December 31, 2000, the Company had nine loans with unfunded commitments. The total unfunded commitment amount was approximately
$151.1 million, of which $83.5 million was discretionary (i.e., at the Company's option) and $67.6 million was non-discretionary.

    The Company's loans and other lending investments are predominantly pledged as collateral under either the iStar Asset Receivables secured notes, the secured revolving facilities or secured term loans (see Note 7).

    The Company has reflected provisions for possible credit losses of approximately $6.5 million, $4.8 million and $2.8 million in its results of operations during the years ended December 31, 2000, 1999 and 1998, respectively. These provisions represent portfolio reserves based on management's evaluation of general market conditions, the Company's internal risk management policies and credit risk ratings system, industry loss experience, the likelihood of delinquencies or defaults, and the underlying collateral. No direct impairment reserves on specific loans were considered necessary. Management may transfer reserves between general and specific reserves as considered necessary.

NOTE 6--REAL ESTATE SUBJECT TO OPERATING LEASES

    During 2000, the Company acquired one corporate tenant lease facility for a purchase price of $22.8 million and exercised an option to purchase another facility for $16.4 million by funding an additional $474,000 on an existing convertible mortgage loan. Construction was completed on five facilities under development in one of the Company's joint venture partnerships for a total development cost of $65.2 million. In addition, the TN-CP joint venture acquired one facility for a purchase price of $36.8 million. The Company also purchased
78.4 acres of land for approximately $80.7 million subject to a 20-year ground lease to a corporate customer, with the first year of operating lease payments equal to a return on cost of approximately 11.6%. In addition, the Company purchased 32.4 acres of land for approximately $2.3 million on which it is constructing a build-to-suit distribution facility for a corporate customer under a 15-year tenant lease.

    The Company's investments in real estate subject to operating leases, at cost, were as follows (in thousands):

                                                            DECEMBER 31,
                                                       -----------------------
                                                          2000         1999
                                                       ----------   ----------
Buildings and improvements...........................  $1,294,572   $1,390,933
Land and land improvements...........................     344,490      277,872
Less: accumulated depreciation.......................     (46,975)     (14,627)
                                                       ----------   ----------
                                                        1,592,087    1,654,178
Investments in unconsolidated joint ventures.........      78,082       60,106
                                                       ----------   ----------
      Real estate subject to operating leases, net...  $1,670,169   $1,714,284
                                                       ==========   ==========

                              ISTAR FINANCIAL INC.

NOTE 6--REAL ESTATE SUBJECT TO OPERATING LEASES (CONTINUED)
    The Company's net lease facilities are leased to customers with initial term expiration dates from 2001 to 2020. Future operating lease payments under non-cancelable leases, excluding customer reimbursements of expenses, in effect at December 31, 2000, are approximately as follows (in thousands):

YEAR                                                            AMOUNT
----                                                          ----------
2001........................................................  $  176,429
2002........................................................     172,811
2003........................................................     164,401
2004........................................................     146,279
2005........................................................     127,867
Thereafter..................................................     751,177
                                                              ----------
                                                              $1,538,964
                                                              ==========

Under certain leases, the Company receives additional participating lease payments to the extent gross revenues of the tenant exceed a base amount. The Company earned $0.6 million and $0.5 million of such additional participating lease payments in the years ended December 31, 2000 and 1999, respectively. In addition, the Company also receives reimbursements from tenants for certain facility operating expenses.

    At December 31, 2000, the Company had investments in five joint ventures:
(1) TriNet Sunnyvale Partners L.P. ("Sunnyvale"), whose external partners are John D. O'Donnell, Trustee, John W. Hopkins, and Donald S. Grant; (2) Corporate Technology Associates LLC ("CTC I"), whose external member is Corporate Technology Centre Partners LLC; (3) Sierra Land Ventures ("Sierra"), whose external joint venture partner is Sierra-LC Land, Ltd.; (4) TriNet Milpitas Associates, LLC ("Milpitas"), whose external member is The Prudential Insurance Company of America; and (5) ACRE Simon, L.L.C. ("ACRE"), whose external partner is William E. Simon & Sons Realty Investments, L.L.C. These ventures were formed for the purpose of operating, acquiring and in certain cases, developing corporate tenant lease facilities. At December 31, 2000, all facilities held by CTC II and TN-CP had been sold. The Company previously had an equity investment in CTC II which was sold for approximately $66.0 million in September, 2000. In connection with this sale, the note receivable from the venture was modified to mature on December 31, 2001. The note receivable and related accrued interest are included in Loans and Other Lending Investments at December 31, 2000.

    Through the TriNet Acquisition, the Company also acquired a 50% interest in W9/TriNet Poydras LLC ("Poydras"). Effective November 22, 1999, the joint venture partners, who are affiliates of Whitehall Street Real Estate Limited Partnership, IX and The Goldman Sachs Group L.P. (the "Whitehall Group"), elected to exercise their right under the partnership agreement, which was accelerated as a result of the TriNet Acquisition, to exchange all of their membership units for 350,746 shares of Common Stock of the Company and a $767,000 distribution of available cash. As a consequence, Poydras is now wholly owned and is reflected on a consolidated basis in these financial statements.

    At December 31, 2000, the ventures comprised 23 net leased facilities, three of which were under development (these three facilities became fully operational with lease payments commencing as of January 2001). Additionally, 17.7 acres of land are held for sale. The Company's combined investment in these joint ventures at December 31, 2000 was $78.1 million. The joint ventures' purchase price for

                              ISTAR FINANCIAL INC.

NOTE 6--REAL ESTATE SUBJECT TO OPERATING LEASES (CONTINUED) the 23 facilities owned at December 31, 2000 was $295.7 million. The purchase price of the land held for sale was $6.8 million. In the aggregate, the joint ventures had total assets of $366.8 million and total liabilities of $267.8 million as of December 31, 2000, and net income of $7.1 million for the year ended December 31, 2000. The Company accounts for these investments under the equity method because the Company's joint venture partners have certain participating rights which limit the Company's control. The Company's investments in and advances to unconsolidated joint ventures, its percentage ownership interests, its respective income and the Company's pro rata share of its ventures' third-party debt as of December 31, 2000 are presented below (in thousands):

                                                                                                                  PRO RATA
                                                                  ACCRUED                   JOINT                 SHARE OF
UNCONSOLIDATED             OWNERSHIP     EQUITY        NOTE       INTEREST      TOTAL      VENTURE    INTEREST   THIRD-PARTY
JOINT VENTURE                  %       INVESTMENT   RECEIVABLE   RECEIVABLE   INVESTMENT    INCOME     INCOME       DEBT
--------------             ---------   ----------   ----------   ----------   ----------   --------   --------   -----------
Operating:
  Sunnyvale..............     44.7%      $12,772      $    --      $   --      $ 12,772     $1,163     $   --      $ 10,728
  CTC I..................     50.0%       32,440           --          --        32,440      1,053                   43,789
  CTC II.................     50.0%           --       24,874       6,222        31,096       (755)     5,371            --
  Milpitas...............     50.0%       24,289           --          --        24,289      2,941         --        40,641
  TN-CP..................     50.0%           --           --          --            --        397         --            --
  ACRE Simon.............     20.0%        5,099           --          --         5,099         42         --         6,009
Development:
  Sierra.................     50.0%        3,482           --          --         3,482        217         --           724
                                         -------      -------      ------      --------     ------     ------      --------
      Total..............                $78,082      $24,874      $6,222      $109,178     $5,058     $5,371      $101,891
                                         =======      =======      ======      ========     ======     ======      ========

    Effective September 29, 2000, iStar Sunnyvale Partners, LP entered into an interest rate cap agreement with Bear Stearns Financial Products, limiting the venture's exposure to interest rate movements on its $24.0 million LIBOR-based mortgage loan to an interest rate cap of 9.0% through November 9, 2003.

    Currently, the limited partners of the Sunnyvale partnership have the option to convert their partnership interest into cash; however, the Company may elect to deliver 297,728 shares of Common Stock in lieu of cash. Additionally, commencing in February 2002, subject to acceleration under certain circumstances, partnership units held by certain partners of Milpitas may be converted into 984,476 shares of Common Stock.

    Income generated from the above joint venture investments is included in Operating Lease Income in the Consolidated Statements of Operations.

                              ISTAR FINANCIAL INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7--DEBT OBLIGATIONS

    As of December 31, 2000 and 1999, the Company has debt obligations under various arrangements with financial institutions as follows (in thousands):

                                                   CARRYING VALUE AS OF
                                    MAXIMUM     ---------------------------             STATED                   SCHEDULED
                                     AMOUNT     DECEMBER 31,   DECEMBER 31,            INTEREST                   MATURITY
                                   AVAILABLE        2000           1999                 RATES                       DATE
                                   ----------   ------------   ------------   --------------------------   ----------------------
SECURED REVOLVING CREDIT
  FACILITIES:
    Line of credit...............  $  700,000(1)  $  284,371    $  592,984    LIBOR + 1.75% - 2.25% (1)       March 2005 (1)
    Line of credit...............     500,000       307,978        169,952    LIBOR + 1.50% - 1.75% (2)       August 2002 (2)
UNSECURED REVOLVING CREDIT
  FACILITIES:
    Line of credit...............     350,000       173,450        186,700          LIBOR + 1.55%              May 2001 (3)
    Line of credit...............     100,000            --             --          LIBOR + 2.25%              January 2002
                                   ----------    ----------     ----------
    Total revolving credit         $1,650,000       765,799        949,636
      facilities.................
                                   ==========
SECURED TERM LOANS:
    Secured by real estate under operating          150,678        153,618              7.44%                   March 2009
      leases.................................
    Secured by senior and subordinate                    --        109,398          LIBOR + 1.00%             August 2000 (4)
      mortgage investments...................
    Secured by senior mortgage investment....            --         90,902          LIBOR + 1.00%             August 2000 (4)
    Secured by corporate lending                     60,000             --          LIBOR + 2.50%              June 2003 (5)
      investments............................
    Secured by real estate under operating           77,860         78,610          LIBOR + 1.38%                June 2001
      leases(6)..............................
    Secured by real estate under operating           60,471         73,279       Fixed: 6.00%-11.38%                (7)
      leases.................................                                  Variable: LIBOR + 1.00%
    Secured by senior mortgage investment....            --         54,000        LIBOR+ 1.75% (8)             November 2000
                                                 ----------     ----------
    Total principal of term loans............       349,009        559,807
    Add: debt premiums (discounts)...........            51           (521)
                                                 ----------     ----------
    Total secured term loans.................       349,060        559,286
iStar Asset Receivables secured
  notes:
    Class A..................................       207,114             --          LIBOR + 0.30%             August 2003 (9)
    Class B..................................        94,055             --          LIBOR + 0.50%            October 2003 (9)
    Class C..................................       105,813             --          LIBOR + 1.00%            January 2004 (9)
    Class D..................................        52,906             --          LIBOR + 1.45%              June 2004 (9)
    Class E..................................       123,447             --          LIBOR + 2.75%            January 2005 (9)
    Class F..................................         5,000             --          LIBOR + 3.15%            January 2005 (9)
                                                 ----------     ----------
    Total iStar Asset Receivables secured           588,335             --
      notes..................................
UNSECURED NOTES(10):
    6.75% Dealer Remarketable Securities            125,000        125,000              6.75%                   March 2013
      (11)...................................
    7.30% Notes..............................       100,000        100,000              7.30%                    May 2001
    7.70% Notes..............................       100,000        100,000              7.70%                    July 2017
    7.95% Notes..............................        50,000         50,000              7.95%                    May 2006
                                                 ----------     ----------
    Total principal of unsecured notes.......       375,000        375,000
    Less: debt discount (12).................       (18,490)       (21,481)
                                                 ----------     ----------
    Total unsecured notes....................       356,510        353,519
OTHER DEBT OBLIGATIONS.......................        72,263         38,763             Various                    Various
                                                 ----------     ----------
TOTAL DEBT OBLIGATIONS.......................    $2,131,967     $1,901,204
                                                 ==========     ==========

EXPLANATORY NOTES:
------------
(1) On December 28, 2000, the Company expanded the facility to $700.0 million, increased the range of collateral eligible for inclusion in the facility, increased pricing to LIBOR +1.75% to 2.25%, and extended its final maturity to March 2005 (including an option to extend for an additional year).

                              ISTAR FINANCIAL INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7--DEBT OBLIGATIONS (CONTINUED)

(2) On February 4, 2000, the Company extended the term of its $500.0 million facility to August 2002 and increased pricing under the facility to LIBOR + 1.50% to 1.75%.

(3) Subsequent to year end, the Company extended the maturity of this credit facility to May 2002.

(4)  On May 17, 2000, the Company repaid these secured term loan obligations.

(5)  The Company has a one-year extension option in June 2003.

(6) The Company provides a guarantee for 25% of the principal balance outstanding.

(7)  These mortgage loans mature at various dates through 2010.

(8)  On November 30, 2000, the Company repaid this secured loan obligation.

(9) Principal payments on these bonds are a function of the principal repayments on loan assets which collateralize these obligations. The dates indicated above represent the expected date on which the final payment would occur for such class based on the assumptions that the loans which collateralize the obligations are not voluntarily prepaid, the loans are paid on their effective maturity dates and no extensions of the effective maturity dates of any of the loans are granted. The final maturity date for the underlying indenture on classes A, B, C, D, E and F is September 25, 2022.

(10) The notes are callable by the Company at any time for an amount equal to the total of principal outstanding, accrued interest and the applicable make-whole prepayment premium.

(11) Subject to mandatory tender on March 1, 2003, to either the dealer or the Leasing Subsidiary. The initial coupon of 6.75% applies to first five-year term through the mandatory tender date. If tendered to the dealer, the notes must be remarketed. The rates reset upon remarketing.

(12) These obligations were assumed as part of the TriNet Acquisition. As part of the accounting for the purchase, these fixed rate obligations were considered to have stated interest rates which were below the then prevailing market rates at which the Leasing Subsidiary could issue new debt obligations and, accordingly, the Company ascribed a market discount to each obligation. Such discounts will be amortized as an adjustment to interest expense using the effective interest method over the related term of the obligations. As adjusted, the effective annual interest rates on these obligations were 8.81%, 8.75%, 9.51% and 9.04%, for the 6.75% Dealer Remarketable Securities, 7.30% Notes, 7.70% Notes and 7.95% Notes, respectively.

                              ISTAR FINANCIAL INC.

NOTE 7--DEBT OBLIGATIONS (CONTINUED)

    Availability of amounts under the secured revolving credit facilities are based on percentage borrowing base calculations.

    Certain of the Leasing Subsidiary's debt obligations contain financial covenants pertaining to the subsidiary. Such obligations also establish restrictions on certain intercompany transactions between the Leasing Subsidiary and other Company affiliates. Further, such obligations also provide for a limit on distributions from the Leasing Subsidiary at 85% of cash flow from operations on a rolling four-quarter basis.

    On January 31, 2000, the Company closed a new unsecured revolving credit facility. The facility is led by a major commercial bank, which committed
$50.0 million of the facility amount. On July 7, 2000, the Company increased the facility amount to $100.0 million through syndication. The new facility has a two-year primary term and a one-year extension, at the Company's option, and bears interest at LIBOR plus 2.25%.

    On February 4, 2000, the Company extended the term of its existing
$500.0 million secured credit facility. The Company extended the original
August 2000 maturity date to August 2002, through a one-year extension to the facility's draw period and an additional one-year "term out" period during which outstanding principal amortizes 25% per quarter. In connection with the extension, the Company and the facility lender also expanded the range of assets that the lender would accept as collateral under the facility. In exchange for the extension and expansion, the Company agreed to increase the facility's interest rate from LIBOR plus 1.25% to 1.50%, to a revised rate of LIBOR plus 1.50% to 1.75%, depending upon certain conditions.

    On May 17, 2000, the Company closed the inaugural offering under its proprietary matched funding program, iStar Asset Receivables ("STARS"), Series 2000-1. In the initial transaction, a wholly-owned subsidiary of the Company issued $896.5 million of investment grade bonds secured by the subsidiary's assets, which had an aggregate outstanding principal balance of approximately $1.2 billion at inception. Principal payments received on the assets will be utilized to repay the most senior class of the bonds then outstanding. The maturity of the bonds match funds the maturity of the underlying assets financed under the program. The Company initially purchased the class F bonds at a par value of $38.2 million, which the Company financed with a $27.8 million repurchase agreement maturing in May 2001, which has a balance of $24.2 million at December 31, 2000 and is included in other debt obligations in the preceding table. On July 17, 2000, the Company sold, at par, $5.0 million of the class F bonds to an institutional investor. For accounting purposes, these transactions were treated as secured financings.

    On June 20, 2000, the Company closed a $60.0 million term loan secured by a corporate lending investment it originated in the first quarter of 2000. The new loan replaced a $30.0 million interim facility, and effectively match funds the expected weighted average maturity of the underlying corporate loan asset. The loan has a three-year primary term and a one-year extension, at the Company's option, and bears interest at LIBOR plus 2.50%.

    On December 28, 2000, the Company expanded its existing $675.0 million secured warehouse facility to $700.0 million. The Company extended the original March 2001 maturity date to March 2005, including a one-year "term-out" extension option to the facility's maturity during which the interest rate spread will increase 25 basis points, no additional draws under the facility will be permitted, and the outstanding principal must amortize 25% per quarter. In connection with the extension, the Company

                              ISTAR FINANCIAL INC.

NOTE 7--DEBT OBLIGATIONS (CONTINUED)
and the facility lender also increased the range of collateral eligible for inclusion in the facility. Also in connection with the extension, the Company agreed to increase the facility's interest rate from LIBOR plus 1.50% to a revised rate of LIBOR plus 1.75% to 2.25%, depending upon certain conditions.

    See also Note 17--Subsequent Events for information on a new $700.0 million secured revolving credit facility entered into on January 11, 2001 and the extension of the Company's $350.0 million unsecured revolving credit facility.

    During the year ended December 31, 2000, the Company incurred an extraordinary loss of approximately $0.7 million as a result of the early retirement of certain secured debt obligations of its Leasing Subsidiary.

    Future expected/scheduled maturities of outstanding long-term debt obligations are as follows (in thousands):

2001(1).....................................................  $  280,917
2002(2).....................................................     496,420
2003........................................................     361,169
2004........................................................     158,719
2005(3).....................................................     416,557
Thereafter..................................................     436,624
                                                              ----------
Total principal maturities..................................   2,150,406
Net unamortized debt (discounts)/premiums...................     (18,439)
                                                              ----------
Total debt obligations......................................  $2,131,967
                                                              ==========

EXPLANATORY NOTE:
------------
(1) Includes the 1994 mortgage loan balance of $36.3 million which had an original maturity date in 2004 and was repaid on March 1, 2001.

(2) Reflects the one-year extension on the $350.0 million unsecured revolving credit facility to mature in 2002.

(3) Assumes exercise of one-year extension option on secured revolving facility.

NOTE 8--SHAREHOLDERS' EQUITY

   Prior to November 4, 1999, the Company was authorized to issue 105.0 million shares, representing 70.0 million class A shares and 35.0 million class B shares, with a par value of $1.00 and $0.01 per share, respectively. Class B shares were required to be issued by the Company in an amount equal to one half of the number of class A shares outstanding. Class A and class B shares were each entitled to one vote per share with respect to the election of directors and other matters. Pursuant to the Declaration of Trust, the class B shares were convertible at the option of the class B shareholders into class A shares on the basis of 49 class B shares for one class A share. However, the holder of class B shares had agreed with the Company that it would not convert the class B shares into class A shares without the approval of a majority of directors that were not affiliated with such holder. All distributions of cash were made 99% to the holders of class A shares and 1% to the holders of class B shares.

    On December 15, 1998, for an aggregate purchase price of $220.0 million, the Company issued 4.4 million shares of Series A Preferred Stock and warrants to acquire 6.1 million common shares of

                              ISTAR FINANCIAL INC.

NOTE 8--SHAREHOLDERS' EQUITY (CONTINUED)
Common Stock, as adjusted for dilution, at $34.35 per share. The warrants are exercisable on or after December 15, 1999 at a price of $34.35 per share and expire on December 15, 2005. The proceeds were allocated between the two securities issued based on estimated relative fair values.

    As more fully described in Note 4, the Company consummated a series of transactions on November 4, 1999 in which its class A and class B shares were exchanged into a single class of Common Stock. The Company's charter now provides for the issuance of up to 200.0 million shares of Common Stock, par value $0.001 per share, and 30.0 million shares of preferred stock. As part of these transactions, the Company adopted articles supplementary creating four series of preferred stock designated as 9.5% Series A Cumulative Redeemable Preferred Stock, consisting of 4.4 million shares, 9.375% Series B Cumulative Redeemable Preferred Stock, consisting of 2.3 million shares, 9.20% Series C Cumulative Redeemable Preferred Stock, consisting of approximately 1.5 million shares, and 8.0% Series D Cumulative Redeemable Preferred Stock, consisting of
4.6 million shares. The Series B, C and D Cumulative Redeemable Preferred Stock were issued in the TriNet Acquisition in exchange for similar issuances of TriNet stock then outstanding. The Series A, B, C and D Cumulative Redeemable Preferred Stock are redeemable without premium at the option of the Company at their respective liquidation preferences beginning on December 15, 2003, June 15, 2001, August 15, 2001 and October 8, 2002, respectively.

    STOCK REPURCHASE PROGRAM: The Board of Directors approved, and the Company has implemented, a stock repurchase program under which the Company is authorized to repurchase up to 5.0 million shares of its Common Stock from time to time, primarily using proceeds from the disposition of assets and excess cash flow from operations, but also using borrowings under its credit facilities if the Company determines that it is advantageous to do so. As of December 31, 2000 and December 31, 1999, the Company had repurchased approximately 2.3 million shares at an aggregate cost of approximately $40.7 million and $40.4 million, respectively.

NOTE 9--RISK MANAGEMENT AND USE OF FINANCIAL INSTRUMENTS

    RISK MANAGEMENT--In the normal course of its on-going business operations, the Company encounters economic risk. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or different bases, than its interest-earning assets. Credit risk is the risk of default on the Company's loan assets that results from a property's, borrower's or tenant's inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of loans due to changes in interest rates or other market factors, including the rate of prepayments of principal and the value of the collateral underlying loans and the valuation of corporate tenant lease facilities held by the Company.

    USE OF DERIVATIVE FINANCIAL INSTRUMENTS--The Company's use of derivative financial instruments is primarily limited to the utilization of interest rate agreements or other instruments to manage interest rate risk exposure. The principal objective of such arrangements is to minimize the risks and/or costs associated with the Company's operating and financial structure as well as to hedge specific anticipated transactions. The counterparties to these contractual arrangements are major financial institutions with which the Company and its affiliates may also have other financial relationships. The Company is potentially exposed to credit loss in the event of nonperformance by these counterparties. However,

                              ISTAR FINANCIAL INC.

NOTE 9--RISK MANAGEMENT AND USE OF FINANCIAL INSTRUMENTS (CONTINUED) because of their high credit ratings, the Company does not anticipate that any of the counterparties will fail to meet their obligations.

    The Company has entered into LIBOR interest rate caps struck at 9.00%, 7.50% and 7.50% in notional amounts of $300.0 million, $40.4 million and $38.3 million, respectively, which expire in March 2001, January 2001 and June 2001, respectively. In addition, in connection with the TriNet Acquisition, the Company acquired LIBOR interest rate caps currently struck at 7.75%, 7.75% and 7.50% in notional amounts of $75.0 million, $35.0 million and $75.0 million, respectively, which expire in December 2004, December 2004 and August 2001, respectively. In connection with the closing of STARS, Series 2000-1 in May 2000, the Company entered into a LIBOR interest rate cap struck at 10.00% in the notional amount of $312.0 million, and simultaneously sold a LIBOR interest rate cap with the same terms. Since these instruments do not reduce the Company's net interest rate risk exposure, they do not qualify as hedges and changes in their respective values are charged to earnings. As the significant terms of these arrangements are substantially the same, the effects of a revaluation of these two instruments are expected to substantially offset one another. At December 31, 2000 and 1999, the net fair value of the Company's interest rate caps were $0.4 million and $2.2 million, respectively.

    The Company has entered into LIBOR interest rate swaps struck at 5.714%, 7.055%, and 7.058% in notional amounts of $92.0 million, $125.0 million and $125.0 million, respectively, which expire in March 2001, June 2003 and June 2003, respectively. These swaps effectively fix the interest rate on a portion of the Company's floating-rate term loan obligations. In connection with the TriNet Acquisition, the Company acquired an interest rate swap which, together with certain existing interest rate cap agreements, effectively fix the interest rate on $75.0 million of the Leasing Subsidiary's LIBOR-based borrowings at 5.58% plus the applicable margin through December 1, 2004. Management expects that it will have aggregate LIBOR-based borrowings at the Leasing Subsidiary in excess of the notional amount for the duration of the swap. The actual borrowing cost to the Company with respect to indebtedness covered by the swap will depend upon the applicable margin over LIBOR for such indebtedness, which will be determined by the terms of the relevant debt instruments. In June 2000, an interest rate swap with a notional amount of approximately $112.0 million matured. At December 31, 2000 and 1999, the fair value (liability) of the Company's interest rate swaps were ($7.7) million and $3.4 million, respectively.

    During the year ended December 31, 1999, the Company settled an aggregate notional amount of approximately $63.0 million that was outstanding under certain hedging agreements which the Company had entered into in order to hedge the potential effects of interest rate movements on anticipated fixed-rate borrowings. The settlement of such agreements resulted in a receipt of approximately $0.6 million which had been deferred pending completion of the planned fixed-rate financing transaction. Subsequently, the transaction was modified and was actually consummated as a variable-rate financing transaction. As a result, the previously deferred receipt no longer qualified for hedge accounting treatment and the $0.6 million was recognized as a gain included in other income in the consolidated statement of operations for the year ended December 31, 2000 in connection with the closing of STARS, Series 2000-1.

    During the year ended December 31, 1999, the Company refinanced its $125.0 million term loan maturing March 15, 1999 with a $155.4 million term loan maturing March 5, 2009. The new term loan bears interest at 7.44% per annum, payable monthly, and amortizes over an approximately 22-year schedule. The new term loan represented forecasted transactions for which the Company had

                              ISTAR FINANCIAL INC.

NOTE 9--RISK MANAGEMENT AND USE OF FINANCIAL INSTRUMENTS (CONTINUED) previously entered into U.S. Treasury-based hedging transactions. The net
$3.4 million cost of the settlement of such hedges has been deferred and is being amortized as an increase to the effective financing cost of the new term loan over its effective ten-year term.

    CREDIT RISK CONCENTRATIONS--Concentrations of credit risks arise when a number of borrowers or tenants related to the Company's investments are engaged in similar business activities, or activities in the same geographic region, or have similar economic features that would cause their ability to meet contractual obligations, including those to the Company, to be similarly affected by changes in economic conditions. The Company regularly monitors various segments of its portfolio to assess potential concentrations of credit risks. Management believes the current credit risk portfolio is reasonably well diversified and does not contain any unusual concentration of credit risks.

    Substantially all of the Company's real estate subject to operating leases (including those held by joint ventures) and loans and other lending investments, are collateralized by facilities located in the United States, with significant concentrations (i.e., greater than 10%) as of December 31, 2000 in California (23.7%) and Texas (14.7%). As of December 31, 2000, the Company's investments also contain significant concentrations in the following asset/collateral types: office (48.5%) and hotel/resorts (20.2%).

    The Company underwrites the credit of prospective borrowers and tenants and often requires them to provide some form of credit support such as corporate guarantees or letters of credit. Although the Company's loans and other lending investments and corporate tenant lease assets are geographically diverse and the borrowers and tenants operate in a variety of industries, to the extent the Company has a significant concentration of interest or operating lease revenues from any single borrower or tenant, the inability of that borrower or tenant to make its payment could have an adverse effect on the Company. As of December 31, 2000, the Company's five largest borrowers or tenants collectively accounted for approximately 18.6% of the Company's aggregate annualized interest and operating lease revenue.

NOTE 10--INCOME TAXES

    Although originally formed to qualify as a REIT under the Code for the purpose of making and acquiring various types of mortgage and other loans, during 1993 through 1997, the Company failed to qualify as a REIT. As confirmed by a closing agreement with the Internal Revenue Service (the "IRS") obtained in March 1998, the Company was eligible, elected to be taxed as a REIT and qualified for REIT status for the tax years commencing on January 1, 1998. The Company did not incur any material tax liabilities as a result of its operations during such years.

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and income tax purposes, as well as operating loss and tax credit carry forwards. A valuation allowance is recorded if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred income tax asset will not be realized. Given the limited nature of the Company's operations and assets and liabilities from 1993 through 1997, the only deferred tax assets are net operating loss carry forwards ("NOL's") of approximately $4.0 million, which arose during such periods. Since the Company has elected to be treated as a REIT for its tax years beginning January 1, 1998, the NOL's will expire unutilized. Accordingly, no net deferred tax asset value, after consideration of a 100% valuation

                              ISTAR FINANCIAL INC.

NOTE 10--INCOME TAXES (CONTINUED)
allowance, has been reflected in these financial statements as of December 31, 2000 and 1999, nor has any net tax provision for the fiscal years ended December 31, 2000, 1999 or 1998.

NOTE 11--STOCK OPTION PLANS AND EMPLOYEE BENEFITS

    The Company's 1996 Long-Term Incentive Plan (the "Plan") is designed to provide incentive compensation for officers, other key employees and directors of the Company. The Plan provides for awards of stock options and restricted stock and other performance awards. The maximum number of shares of Common Stock available for awards under the Plan is 9% of the outstanding shares of Common Stock, calculated on a fully diluted basis, from time to time; provided that the number of shares of Common Stock reserved for grants of options designated as incentive stock options is 5.0 million, subject to certain antidilution provisions in the Plan. All awards under the Plan, other than automatic awards to non-employee directors, are at the discretion of the Board or a committee of the Board. At December 31, 2000, a total of approximately 7.7 million shares of Common Stock were available for awards under the Plan, of which options to purchase approximately 4.7 million shares of Common Stock were outstanding and approximately 56,000 shares of restricted stock were outstanding.

    Concurrently with the Recapitalization Transactions, the Company issued approximately 2.5 million (as adjusted) fully vested and immediately exercisable options to purchase class A shares at $14.72 per share (as adjusted) to the Advisor with a term of ten years. The Advisor granted a portion of these options to its employees and the remainder were allocated to an affiliate. Upon consummation of the Advisor Transaction, these individuals became employees of the Company. In general, the grants to these employees provided for scheduled vesting over a predefined service period of three to five years and, under certain conditions, provide for accelerated vesting. These options expire on March 13, 2008.

    In connection with the TriNet Acquisition, outstanding options to purchase TriNet stock under TriNet's stock option plans were converted into options to purchase shares of Common Stock on substantially the same terms, except that both the exercise price and number of shares issuable upon exercise of the TriNet options were adjusted to give effect to the merger exchange ratio of 1.15 shares of Common Stock for each share of TriNet common stock. In addition, options held by the former directors of TriNet and certain executive officers became fully vested as a result of the transaction. Such options were converted into options to purchase shares of Common Stock on substantially the same terms, as adjusted for the merger exchange ratio.

    Also, as a result of the TriNet Acquisition, TriNet terminated its dividend equivalent rights program. The program called for immediate vesting and cash redemption of all dividend equivalent rights upon a change of control of 50% or more of the voting common stock. Concurrent with the TriNet Acquisition, all dividend equivalent rights were vested and amounts due to former TriNet employees of approximately $8.3 million were paid by the Company. Such payments were included as part of the purchase price paid by the Company to acquire TriNet for financial reporting purposes.

                              ISTAR FINANCIAL INC.

NOTE 11--STOCK OPTION PLANS AND EMPLOYEE BENEFITS (CONTINUED)
    Changes in options outstanding during each of fiscal 1998, 1999 and 2000 are as follows:

                                                              NUMBER OF SHARES
                                                    -------------------------------------   AVERAGE
                                                                NON-EMPLOYEE                 STRIKE
                                                    EMPLOYEES    DIRECTORS       OTHER       PRICE
                                                    ---------   ------------   ----------   --------
OPTIONS OUTSTANDING, DECEMBER 31, 1997............         --       1,333              --    $13.32
  Granted in 1998.................................         --       9,996       2,402,476    $   --
  Exercised in 1998...............................         --        (687)        (18,000)   $15.00
  Forfeited in 1998...............................         --        (646)             --    $15.00
                                                    ---------     -------      ----------
OPTIONS OUTSTANDING, DECEMBER 31, 1998............         --       9,996       2,384,476    $15.00
  Granted in 1999.................................         --       4,998              --    $57.50
  Exercised in 1999...............................         --          --         (68,233)   $15.00
  Forfeited in 1999...............................    (23,690)         --          (4,166)   $24.94
  Assumed in TriNet Acquisition...................  1,321,322     131,100              --    $25.62
  Reclassification for Advisor Transaction(1).....  1,447,083          --      (1,447,083)   $15.00
  Adjustment for dilution.........................     33,537         285          16,169    $14.72
                                                    ---------     -------      ----------
OPTIONS OUTSTANDING, DECEMBER 31, 1999............  2,778,252     146,379         881,163    $19.03
  Granted in 2000.................................  1,852,059      80,000          80,000    $17.34
  Exercised in 2000...............................   (412,734)         --              --    $15.67
  Forfeited in 2000...............................   (682,005)         --              --    $25.47
                                                    ---------     -------      ----------
OPTIONS OUTSTANDING, DECEMBER 31, 2000............  3,535,572     226,379         961,163    $18.97
                                                    =========     =======      ==========

EXPLANATORY NOTE:
---------
(1) Represents the reclassification of stock options originally granted to the Advisor and regranted to its employees who became employees of the Company upon consummation of the Advisor Transaction (see Note 4).

                              ISTAR FINANCIAL INC.

NOTE 11--STOCK OPTION PLANS AND EMPLOYEE BENEFITS (CONTINUED)
    The following table summarizes information concerning outstanding and exercisable options as of December 31, 2000:

                                     OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                             ------------------------------------   ----------------------
                                            WEIGHTED
                                             AVERAGE     WEIGHTED                 WEIGHTED
                                            REMAINING    AVERAGE                  AVERAGE
                               OPTIONS     CONTRACTUAL   EXERCISE    CURRENTLY    EXERCISE
EXERCISE PRICE RANGE         OUTSTANDING      LIFE        PRICE     EXERCISABLE    PRICE
--------------------         -----------   -----------   --------   -----------   --------
$14.72 - $15.00(1)            1,992,668        7.20       $14.73       947,168     $14.72
$16.69 - $16.88               1,212,109        8.09       $16.86        81,533     $16.88
$17.38 - $17.56                 550,000        9.21       $17.39            --     $   --
$19.50 - $19.69                   6,250        9.39       $19.54            --     $   --
$20.63 - $21.44                 258,050        6.87       $21.01       100,050     $21.13
$22.44 - $22.45                  54,500        3.82       $22.44        34,500     $22.45
$23.32 - $23.64                 130,842        2.12       $23.46       101,351     $23.41
$24.13 - $24.57                 173,650        3.63       $24.31       173,650     $24.31
$25.22 - $26.09                  34,500        3.40       $25.74        34,500     $25.74
$26.30 - $26.85                 108,100        2.95       $26.74       108,100     $26.74
$28.26 - $28.54                  67,113        1.97       $28.37        60,842     $28.36
$30.33                          119,888        1.60       $30.33        99,769     $30.33
$33.15 - $33.70                  10,350        1.97       $33.39         8,913     $33.43
$55.39                            5,094        8.42       $55.39         1,698     $55.39
                              ---------       -----       ------     ---------     ------
                              4,723,114        7.18       $17.65     1,752,074     $19.25
                              =========       =====       ======     =========     ======

EXPLANATORY NOTE:
------------

(1) Includes 764,000 options which were granted, on a fully exercisable basis, in connection with the Recapitalization Transactions to Starwood Capital Group, and were subsequently regranted by that entity to its employees subject to vesting requirements. As a result of those vesting requirements, less than 2,000 of these options are currently exercisable by the beneficial owners. In the event that these employees forfeit such options, they revert to Starwood Capital Group, who may regrant them at its discretion.

    The Company has elected to use the intrinsic method for accounting for options issued to employees or directors, as allowed under Statement of Financial Accounting Standards No. 123 "Accounting for Stock Based Compensation" ("SFAS No. 123") and, accordingly, recognizes no compensation charge in connection with these options to the extent that the options exercise price equals or exceeds the quoted price of the Company's common shares at the date of grant or measurement date. In connection with the Advisor Transaction, as part of the computation of the one-time charge to earnings, the Company calculated a deferred compensation charge of approximately $5.1 million. This deferred charge represents the difference of the closing sales price of the shares of Common Stock on the date of the Advisor Transaction of $20.25 over the strike price of the options of $14.72 per share (as adjusted) for the unvested portion of the options granted to former employees of the Advisor who are now employees of the Company. This deferred charge will be amortized over the related remaining vesting terms to the individual employees as additional compensation expense.

    In connection with the original grant of options in March 1998 to the Advisor, the Company utilized the option value method as required by SFAS No. 123. An independent financial advisory firm estimated the value of these options at date of grant to be approximately $2.40 per share using a Black-Scholes valuation model. In the absence of comparable historical market information for the Company,

                              ISTAR FINANCIAL INC.

NOTE 11--STOCK OPTION PLANS AND EMPLOYEE BENEFITS (CONTINUED) the advisory firm utilized assumptions consistent with activity of a comparable peer group of companies, including an estimated option life of five years, a 27.5% volatility rate and an estimated annual dividend rate of 8.5%. The resulting charge to earnings was calculated as the number of options allocated to the Advisor multiplied by the estimated value at consummation. A charge of approximately $6.0 million was reflected in the Company's first quarter 1998 financial results for this original grant.

    Had the Company's compensation costs been determined using the fair value method of accounting for stock options issued under the Plan to employees and directors prescribed by SFAS No. 123, the Company's net income and earnings per share for the fiscal years ended December 31, 2000 and 1999 would have been reduced on a pro forma basis by approximately $275,000 and $141,000, respectively. This would not have significantly impacted earnings per share. As the Company had no employees prior to the consummation of the Advisor Transaction, no pro forma adjustment is necessary to reflect in the results of operations for fiscal 1998 as if the option value were utilized.

    For the above SFAS No. 123 calculation, the Company utilized the following assumptions: a 26.8% volatility rate (historical volatility for the Company's Common Stock at December 31, 2000), a risk free rate of 5.3% and an estimated annual dividend rate of 13.5%.

    Future charges may be taken to the extent of additional option grants, which are at the discretion of the Board of Directors.

    During the year ended December 31, 2000, the Company granted 76,585 restricted stock units ("RSU's") to new employees. The RSU's vest over a three-year period, with the exception of 12,500 RSU's, which were immediately vested on the date of grant. The RSU's are valued at the date of grant and are reflected as compensation expense over the vesting period.

    On July 28, 2000, the Company granted to its employees profits interests in a wholly-owned subsidiary of the Company called iStar Venture Direct Holdings, LLC. iStar Venture Direct Holdings, LLC has invested $2.4 million in the aggregate in the preferred stock of three real estate-related technology companies. The profits interests have a three-year vesting schedules, and are subject to forfeiture in the event of termination of employment for cause or a voluntary resignation.

    Effective November 4, 1999, the Company implemented a savings and retirement plan (the "401(k) Plan"), which is a voluntary, defined contribution plan. All employees are eligible to participate in the 401 (k) Plan following completion of six months of continuous service with the Company. Each participant may contribute on a pretax basis between 2% and 15% of such participant's compensation. At the discretion of the Board of Directors, the Company may make matching contributions on the participant's behalf up to 50% of the first 10% of the participant's annual contribution. The Company made contributions of approximately $320,000 to the 401 (k) Plan for the year ended December 31, 2000.

NOTE 12--EARNINGS PER SHARE

    Prior to November 4, 1999, Basic EPS was computed based on the income allocable to class A shares (net income reduced by accrued dividends on preferred shares and by 1% allocated to class B shares), divided by the weighted average number of class A shares outstanding during the period. Diluted EPS was based on the net earnings allocable to class A shares plus dividends on class B shares which were convertible into class A shares, divided by the weighted average number of class A shares and dilutive potential class A shares that were outstanding during the period. Dilutive potential class A

                              ISTAR FINANCIAL INC.

NOTE 12--EARNINGS PER SHARE (CONTINUED)
shares included the class B shares, which were convertible into class A shares at a rate of 49 class B shares for one class A share, and potentially dilutive options to purchase class A shares issued to the Advisor and the Company's directors and warrants to acquire class A shares.

    As more fully described in Note 4, in the Incorporation Merger, the class A shares and class B shares were converted into shares of Common Stock and, as a result, the Company no longer has multiple classes of common shares. Basic and diluted earnings per share are based upon the following weighted average shares outstanding during during the years ended December 31, 2000, 1999 and 1998, respectively:

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Weighted average common shares outstanding for basic
  earnings per common share.................................   85,441     57,749     41,607
Add effect of assumed shares issued under treasury stock
  method for stock options and restricted stock units.......      710      1,500      1,311
Add effects of conversion of class B shares (49-for-one)....       --        450        445
Add effects of assumed warrants exercised under treasury
  stock method for stock options............................       --        694         97
                                                               ------     ------     ------
Weighted average common shares outstanding for diluted
  earnings per common share.................................   86,151     60,393     43,460
                                                               ======     ======     ======

    As previously indicated, effective June 19, 1998, the Company consummated a one-for-six reverse stock split for its shares. Historical earnings per share have been retroactively restated to reflect the reverse split for comparative purposes.

NOTE 13--COMPREHENSIVE INCOME

    In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130") effective for fiscal years beginning after December 15, 1997. The statement changes the reporting of certain items currently reported as changes in the shareholders' equity section of the balance sheet and establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS No. 130 requires that all components of comprehensive income shall be reported in the financial statements in the period in which they are recognized. Furthermore, a total amount for comprehensive income shall be displayed in the financial statements. The Company has adopted this standard effective January 1, 1998. Total comprehensive income was $217.8 million, $38.7 million and $59.9 million for the years ended December 31, 2000, 1999 and 1998 respectively. The primary component of comprehensive income other than net income was the change in value of certain investments in marketable securities classified as available-for-sale. Upon adoption of SFAS 133/SFAS 137 effective January 1, 2001 (see Note 3), other comprehensive income will also be affected by the mark-to-market on the effective portion of hedge instruments.

                              ISTAR FINANCIAL INC.

NOTE 14--DIVIDENDS

    In order to maintain its election to qualify as a REIT, the Company must distribute, at a minimum, an amount equal to 95% of its taxable income and must distribute 100% of its taxable income to avoid paying corporate federal income taxes. The distribution rate was modified to 90% by the REIT Modernization Act beginning in fiscal 2001. Accordingly, the Company anticipates it will distribute all of its taxable income to its shareholders. Because taxable income differs from cash flow from operations due to non-cash revenues or expenses, in certain circumstances, the Company may be required to borrow to make sufficient dividend payments to meet this anticipated dividend threshold.

    On November 4, 1999, the class A shares were converted into shares of Common Stock on a one-for-one basis. Total dividends declared by the Company aggregated $116.1 million, or $1.86 per common share, for the year ended December 31, 1999. For the year ended December 31, 2000, total dividends declared by the Company aggregated $205.5 million, or $2.40 per common share. The Company also declared dividends aggregating $20.9 million, $4.7 million, $3.0 million and $8.0 million, respectively, on its Series A, B, C and D preferred stock, respectively, for the year ended December 31, 2000.

    In November 1999, the Company declared and paid a dividend of a total of one million shares of Common Stock pro rata to all holders of record of Common Stock as of the close of business on November 3, 1999.

    The Series A preferred stock has a liquidation preference of $50.00 per share and carries an initial dividend yield of 9.50% per annum. The dividend rate on the preferred shares will increase to 9.75% on December 15, 2005, to 10.00% on December 15, 2006 and to 10.25% on December 15, 2007 and thereafter. Dividends on the Series A preferred shares are payable quarterly in arrears and are cumulative.

    Holders of shares of the Series B preferred stock are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 9.375% per annum of the $25.00 liquidation preference, equivalent to a fixed annual rate of $2.34 per share. Dividends are cumulative from the date of original issue and are payable quarterly in arrears on or before the 15th day of each March, June, September and December or, if not a business day, the next succeeding business day. Any dividend payable on the Series B preferred stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as of the close of business on the first day of the calendar month in which the applicable dividend payment date falls or on another date designated by the Board of Directors of the Company for the payment of dividends that is not more than 30 nor less than ten days prior to the dividend payment date.

                              ISTAR FINANCIAL INC.

NOTE 14--DIVIDENDS (CONTINUED)

    Holders of shares of the Series C preferred stock are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 9.20% of the $25.00 liquidation preference per year, equivalent to a fixed annual rate of $2.30 per share.

    Holders of shares of the Series D preferred stock are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 8.00% of the $25.00 liquidation preference per year, equivalent to a fixed annual rate of $2.00 per share.

    The exact amount of future quarterly dividends to common shareholders will be determined by the Board of Directors based on the Company's actual and expected operations for the fiscal year and the Company's overall liquidity position.

NOTE 15--FAIR VALUES OF FINANCIAL INSTRUMENTS

    SFAS No. 107, "Disclosures About Fair Value of Financial Instruments" ("SFAS No. 107"), requires the disclosure of the estimated fair values of financial instruments. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Quoted market prices, if available, are utilized as estimates of the fair values of financial instruments. Because no quoted market prices exist for a significant part of the Company's financial instruments, the fair values of such instruments have been derived based on management's assumptions, the amount and timing of future cash flows and estimated discount rates. The estimation methods for individual classifications of financial instruments are described more fully below. Different assumptions could significantly affect these estimates. Accordingly, the net realizable values could be materially different from the estimates presented below. The provisions of SFAS No. 107 do not require the disclosure of the fair value of non-financial instruments, including intangible assets or the Company's real estate assets under operating leases.

    In addition, the estimates are only indicative of the value of individual financial instruments and should not be considered an indication of the fair value of the Company as an operating business.

    SHORT-TERM FINANCIAL INSTRUMENTS--The carrying values of short-term financial instruments including cash and cash equivalents and short-term investments approximate the fair values of these instruments. These financial instruments generally expose the Company to limited credit risk and have no stated maturities, or have an average maturity of less than 90 days and carry interest rates which approximate market.

    LOANS AND OTHER LENDING INVESTMENTS--For the Company's interests in loans and other lending investments, the fair values were estimated by discounting the future contractual cash flows (excluding participation interests in the sale or refinancing proceeds of the underlying collateral) using estimated current market rates at which similar loans would be made to borrowers with similar credit ratings for the same remaining maturities.

    MARKETABLE SECURITIES--Securities held for investment, securities available for sale, loans held for sale, trading account instruments, long-term debt and trust preferred securities traded actively in the secondary market have been valued using quoted market prices.

                              ISTAR FINANCIAL INC.

NOTE 15--FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)
    OTHER FINANCIAL INSTRUMENTS--The carrying value of other financial instruments including, restricted cash, accrued interest receivable, accounts payable, accrued expenses and other liabilities approximate the fair values of the instruments.

    DEBT OBLIGATIONS--A substantial portion of the Company's existing debt obligations bear interest at fixed margins over LIBOR. Such margins may be higher or lower than those at which the Company could currently replace the related financing arrangements. Other obligations of the Company bear interest at fixed rates, which may differ from prevailing market interest rates. As a result, the fair values of the Company's debt obligations were estimated by discounting current debt balances from December 31, 2000 or 1999 to maturity using estimated current market rates at which the Company could enter into similar financing arrangements.

    INTEREST RATE PROTECTION AGREEMENTS--The fair value of interest rate protection agreements such as interest rate caps, floors, collars and swaps used for hedging purposes (see Note 9) is the estimated amount the Company would receive or pay to terminate these agreements at the reporting date, taking into account current interest rates and current creditworthiness of the respective counterparties.

    The book and fair values of financial instruments as of December 31, 2000 and 1999 were (in thousands):

                                         2000                      1999
                                -----------------------   -----------------------
                                   BOOK         FAIR         BOOK         FAIR
                                  VALUE        VALUE        VALUE        VALUE
                                ----------   ----------   ----------   ----------
FINANCIAL ASSETS:
  Loans and other lending
    investments...............  $2,239,183   $2,333,112   $2,011,006   $2,031,065
  Marketable securities.......          41           41        4,344        4,344
  Allowance for credit
    losses....................     (14,000)     (14,000)      (7,500)      (7,500)
FINANCIAL LIABILITIES:
  Debt obligations............   2,131,967    2,135,574    1,901,204    1,885,797
  Interest rate protection
    agreements................       2,495       (7,261)       3,139        5,556

NOTE 16--SEGMENT REPORTING

    Statement of Financial Accounting Standard No. 131 ("SFAS No. 131") establishes standards for the way the public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected financial information about operating segments in interim financial reports issued to shareholders.

    The Company has two reportable segments: Real Estate Lending and Corporate Tenant Leasing. The Company does not have substantial foreign operations. The accounting policies of the segments are the same as those described in Note 3. The Company has no single customer that accounts for 10% or more of revenues (see Note 9 for other information regarding concentrations of credit risk).

                              ISTAR FINANCIAL INC.

NOTE 16--SEGMENT REPORTING (CONTINUED)
    The Company evaluates performance based on the following financial measures for each segment:

                                                               CORPORATE
                                                 REAL ESTATE     TENANT     CORPORATE/    COMPANY
                                                   LENDING     LEASING(1)    OTHER(2)      TOTAL
                                                 -----------   ----------   ----------   ----------
                                                                   (IN THOUSANDS)
2000:
Total revenues(3):                               $  279,680    $  191,821   $     321    $  471,822
Total operating and interest expense(4):            115,906       111,808      28,570       256,284
Net operating income before minority
  interests(5):                                     163,774        80,013     (28,249)      215,538
Total long-lived assets(6):                       2,225,183     1,670,169         N/A     3,895,352
Total assets:                                     2,225,183     1,670,169     139,423     4,034,775

1999:
Total revenues(3):                                  209,848        42,186      12,763       264,797
Total operating and interest expense(4):             70,778        36,749     118,343       225,870
Net operating income before minority
  interests(5):                                     139,070         5,437    (105,580)       38,927
Total long-lived assets(6):                       2,003,506     1,714,284         N/A     3,717,790
Total assets:                                     2,003,506     1,714,284      95,762     3,813,552

1998:
Total revenues(3):                                  112,914        12,378       2,804       128,096
Total operating and interest expense(4):             36,998        12,554      18,587        68,139
Net operating income before minority
  interests(5):                                      75,916          (176)    (15,783)       59,957
Total long-lived assets(6):                       1,823,761       189,942         N/A     2,013,703
Total assets:                                     1,823,761       189,942      45,913     2,059,616

EXPLANATORY NOTE:
---------
(1) Includes the Company's pre-existing Corporate Tenant Leasing investments since March 18, 1998 and the Corporate Tenant Leasing business acquired in the TriNet Acquisition since November 4, 1999.

(2) Corporate and Other represents all corporate-level items, including general and administrative expenses and any intercompany eliminations necessary to reconcile to the consolidated Company totals. This caption also includes the Company's servicing business, which is not considered a material separate segment. In addition, as more fully discussed in Note 4, Corporate and Other for the year ended December 31, 1999 includes a non-recurring charge, non-cash of approximately $94.5 million relating to the Advisor Transaction.

(3) Total revenues represents all revenues earned during the period from the assets in each segment. Revenue from the Real Estate Lending business primarily represents interest income and revenue from the Corporate Tenant Leasing business primarily represents operating lease income.

(4) Total operating and interest expense represents provision for possible credit losses for the Real Estate Lending business and operating costs on corporate tenant lease assets for the Corporate Tenant Leasing business, as well as interest expense specifically related to each segment. General and administrative expense, advisory fees (prior to November 4, 1999) and stock option compensation expense is included in Corporate and Other for all periods. Depreciation and amortization of $34,514, $10,340 and $4,287 in 2000, 1999 and 1998, respectively, are included in the amounts presented above.

(5) Net operating income before minority interests represents net operating income before minority interest, gain on sale of corporate tenant lease assets and extraordinary loss as defined in note (3) above, less total operating and interest expense, as defined in note (4) above.

(6) Total long-lived assets is comprised of Loans and Other Lending Investments, net and Real Estate Subject to Operating Leases, net, for each respective segment.

                              ISTAR FINANCIAL INC.

NOTE 17--SUBSEQUENT EVENTS

   On January 11, 2001 the Company closed a new $700.0 million secured revolving credit facility which is led by a major commercial bank. The new facility has a three-year primary term and one-year "term-out" extension option, and bears interest at LIBOR plus 1.40% to 2.15%, depending upon the collateral contributed to the borrowing base. The new facility accepts a broad range of structured finance assets and has a final maturity of January 2005. In addition, subsequent to year end, the Company extended the maturity of its $350.0 million unsecured revolving credit facility to May 2002.

NOTE 18--QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

    The following table sets forth the selected quarterly financial data for the Company (in thousands, except per share amounts).

                                                                     QUARTER ENDED
                                                  ---------------------------------------------------
                                                  DECEMBER 31,   SEPTEMBER 30,   JUNE 30,   MARCH 31,
                                                  ------------   -------------   --------   ---------
2000:
Revenue.........................................    $122,337       $120,683      $117,914   $110,888
Net income......................................      56,177         55,591        53,829     51,989
Net income allocable to common shares...........      46,950         46,364        44,602     42,762
Net income per common share.....................    $   0.55       $   0.54      $   0.52   $   0.50
Weighted average common shares
  outstanding--basic............................      85,731         85,662        85,281     85,087

1999:
Revenue.........................................    $ 89,483       $ 60,635      $ 59,255   $ 55,424
Net income (loss)(1)............................     (50,485)        31,271        29,883     28,217
Net income (loss) allocable to common
  shares(2).....................................     (58,405)        25,963        24,575     22,909
Net income (loss) per common shares.............    $  (0.80)      $   0.49      $   0.46   $   0.43
Weighted average common shares
  outstanding--basic............................      73,427         52,471        52,471     52,447

EXPLANATORY NOTE:
---------
(1) As more fully discussed in Note 4, the quarter ended December 31, 1999 includes a non-recurring, non cash charge of approximately $94.5 million relating to the Advisor Transaction. Excluding such charge, net income for the quarter would have been approximately $44.0 million and net income per common share for the quarter would have been $0.49.

(2) On November 4, 1999, through the Incorporation Merger, the class B shares were effectively converted into shares of Common Stock on a 49-for-one basis and the class A shares were converted into shares of Common Stock on a one-for-one basis.

P R O S P E C T U S

                              ISTAR FINANCIAL INC.

                       66,295,152 SHARES OF COMMON STOCK
                               6,000,000 WARRANTS

    This prospectus relates to the offer and sale of up to 66,295,152 shares of our common stock (of which 8,546,646 are issuable upon exercise of warrants and options) and 6,000,000 warrants. These securities may be offered and sold from time to time by the securityholders specified in this prospectus or their successors in interest, subject to compliance with agreements restricting sales by some of the securityholders. See "Participating Securityholders." The Company will not receive any of the proceeds from the sale of the securities.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

    An investment in the securities entails certain material risks and uncertainties that should be considered. See "RISK FACTORS" on page four of this prospectus.

                               September 6, 2001

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy such reports, proxy or information statements and other information at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the SEC at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of such materials from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You can also inspect and copy reports, proxy or information statements and other information about us at the offices of the New York Stock Exchange, Public Reference Section, 20 Broad Street, New York, New York 10005.

    We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the securities offered hereby. This prospectus does not contain all the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete, and in each instance, reference is made to the copy of such contract or document so filed, each such statement being qualified in all respects by such reference. For further information about us and the securities, please see the registration statement and exhibits thereto.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, which were filed by Starwood Financial Trust, our predecessor, and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the Participating Securityholders sell all the securities being offered or this offering is otherwise terminated:

    1. Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as amended.

    2. Current Reports on Form 8-K dated June 22, 1999, July 15, 1999 and November 9, 1999.

    3. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999.

    4. The description of the shares of common stock contained in the Registration Statement on Form 8-A filed on October 5, 1999.

    You may request a copy of these filings, at no cost, by writing to us at Starwood Financial Inc., 1114 Avenue of the Americas, 27th Floor, New York, NY 10036; Attention: Investor Relations, telephone number 212-930-9400.

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. No one is making an offer of the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

    Except as the context may otherwise require, when we refer to "SFI," "the Company," "we," "us" or "our" in this prospectus, we mean Starwood
Financial Inc. and its predecessors, consolidated subsidiaries and joint ventures.

                           FORWARD-LOOKING STATEMENTS

    We make statements in this prospectus and the documents we incorporate by reference that are considered "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are usually identified by the use of words such as "will," "anticipates," "believes," "estimates," "expects," "projects," "plans," "intends," "should" or similar expressions. We intend those forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and are including this statement for purposes of complying with these safe harbor provisions. These forward-looking statements reflect our current views about the company's plans, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions and expectations as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions or expectations will be achieved. We have listed below and have discussed elsewhere in this prospectus some important risks, uncertainties and contingencies which could cause the company's actual results, performances or achievements to be materially different from the forward- looking statements we make in this prospectus. These risks, uncertainties and contingencies include, but are not limited to, the following:

    1. The success or failure of our efforts to implement our current business strategy.

    2. Economic conditions generally and in the commercial real estate and finance markets specifically.

    3.  The performance and financial condition of borrowers and tenants.

    4. The actions of our competitors and our ability to respond to those actions.

    5. The cost of our capital, which depends in part on our asset quality, the nature of our relationships with our lenders and other capital providers, our business prospects and outlook, and general market conditions.

    6.  Changes in governmental regulations, tax rates and similar matters.

    7. Legislative and regulatory changes (including changes to laws governing the taxation of REITs).

    8. Other factors discussed under the heading "Risk Factors" and elsewhere in this prospectus.

    We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. In evaluating forward-looking statements, you should consider these risks and uncertainties, together with the other risks described from time to time in our reports and documents filed with the SEC, and you should not place undue reliance on those statements.

                                  THE COMPANY

THE COMPANY

    We are the largest publicly traded finance company focused exclusively on the commercial real estate industry. We provide structured financing to private and corporate owners of real estate nationwide, including senior and junior mortgage debt, corporate mezzanine and subordinated capital and corporate net lease financing. We seek to deliver superior risk-adjusted returns on equity to our stockholders by providing innovative and value-added financing solutions to our customers. We are taxed as a real estate investment trust.

                                  RISK FACTORS

    THIS SECTION DESCRIBES SOME, BUT NOT ALL, OF THE RISKS OF PURCHASING OUR COMMON STOCK AND WARRANTS. YOU SHOULD CAREFULLY CONSIDER THESE RISKS, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE, BEFORE PURCHASING ANY OF THE SECURITIES OFFERED HEREBY. IN CONNECTION WITH THE FORWARD-LOOKING STATEMENTS THAT APPEAR IN THIS PROSPECTUS, YOU SHOULD CAREFULLY REVIEW THE FACTORS DISCUSSED BELOW AND THE CAUTIONARY STATEMENTS REFERRED TO IN "FORWARD-LOOKING STATEMENTS."

WE ARE SUBJECT TO REAL ESTATE INVESTMENT RISKS

    Our real estate finance business is subject to risks, including the following:

    1. Defaults by borrowers on non-recourse loans where underlying property values fall below the loan amount.

    2.  Costs and delays associated with the foreclosure process.

    3.  Borrower bankruptcies.

    4.  Possible unenforceability of loan terms, such as prepayment provisions.

    5.  Acts or omissions by owners or managers of the underlying real estate.

    6.  Borrower defaults on debt senior to our loans, if any.

    7. Where debt senior to our loans exists, the presence of intercreditor arrangements limiting our ability to amend our loan documents, assign our loans, accept prepayments, exercise our remedies (through "standstill" periods) and control decisions made in bankruptcy proceedings relating to borrowers.

    8.  Lack of control over the underlying asset prior to a default.

    The risks described above could impact our ability to realize on our collateral or collect expected amounts on account of our portfolio. Where applicable, these risks could also require us to expend funds in order to protect our position as a subordinated lender. For example, we may determine that it is in our interests to expend funds to keep a more senior lender current on our obligations or to purchase a senior lender's position. Unanticipated costs may also be incurred by us after a foreclosure. Bankruptcy and borrower litigation can significantly increase the time needed for us to acquire underlying collateral in the event of a default, during which time the collateral may decline in value.

WE ARE SUBJECT TO RISKS RELATING TO OUR CREDIT TENANT LEASE BUSINESS

    Our credit tenant lease business is subject to risks, including the following:

    1. Lease expirations may result in reduced revenues if prevailing market rents at the time of such expirations are less than the contractual rents under the expiring leases. In addition, if tenants under expiring leases elect not to renew their leases, we could experience long vacancy periods and incur substantial capital expenditures in order to obtain replacement tenants. As of June 30, 2001, the percentage of our revenues (based on total revenues for the quarter ended June 30, 2001, annualized) that are subject to expiring leases during each year from 2001 through 2005 is as follows:

2001........................................................     0.5%
2002........................................................     2.3%
2003........................................................     3.2%
2004........................................................     5.0%
2005........................................................     2.9%

    2. Lease defaults by one or more significant tenants or lease terminations by tenants following events of casualty or takings by eminent domain could result in long vacancy periods and require us to incur substantial capital expenditures in order to obtain replacement tenants. In addition, there can be no assurance that the rents received from replacement tenants will be equal to the rents received from the defaulting or terminating tenants. As of June 30, 2001, 12.0% of our annualized total revenues for the quarter ended June 30, 2001, were derived from our five largest tenants.

    3.  Illiquidity of ownership interests in real property.

    4. Risks associated with joint ventures, such as lack of full management control over venture activities and risk of non-performance by venture partners.

    5. Possible need for significant tenant improvements, including conversions of single tenant buildings to multi-tenant buildings.

    6.  Competition from newer, more updated buildings.

    Factors 1, 2, 5 and 6 would likely have negative impacts on our net income. Factors 3, 4 and 5 may decrease our flexibility to vary our portfolio and investment strategy promptly to respond to changes in market conditions.

OUR GROWTH IS DEPENDENT ON LEVERAGE, WHICH MAY CREATE OTHER RISKS

    Our success is dependent, in part, upon our ability to grow our portfolio of invested assets through the use of leverage. We currently intend to leverage our portfolio primarily through secured and unsecured borrowings. Our ability to obtain the leverage necessary for execution of our business plan will ultimately depend upon our ability to maintain interest coverage ratios meeting market underwriting standards that will vary according to lenders' assessments of our creditworthiness and the terms of the borrowings.

    The percentage of leverage used will vary depending on our estimate of the stability of the portfolio's cash flow. To the extent that changes in market conditions cause the cost of such financing to increase relative to the income that can be derived from the assets acquired, we may reduce the amount of our leverage.

    Leverage creates an opportunity for increased net income, but at the same time creates risks. For example, leveraging magnifies changes in our net worth. We will leverage assets only when there is an expectation that it will enhance returns, although there can be no assurance that our use of leverage will prove to be beneficial. Moreover, there can be no assurance that we will be able to meet our debt service obligations and, to the extent that we cannot, we risk the loss of some or all of our assets or a financial loss if we are required to liquidate assets at a commercially inopportune time.

    We and our subsidiaries are parties to agreements and debt instruments that restrict future indebtedness and the payment of dividends, including indirect restrictions (through, for example, covenants requiring the maintenance of specified levels of net worth and earnings to debt service ratios) and direct restrictions. As a result, in the event of a deterioration in our financial condition, these agreements or debt instruments could restrict our ability to pay dividends. Moreover, if we fail to pay dividends as required by the Internal Revenue Code, whether as a result of restrictive covenants in our debt instruments or otherwise, we may lose our status as a REIT. For more information regarding the consequences of loss of REIT status, please read the risk factor entitled "We May Be Subject to Adverse Consequences if We Fail to Qualify as a Real Estate Investment Trust."

WE FACE A RISK OF LIABILITY UNDER ENVIRONMENTAL LAWS

    Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner of real estate (including, in certain circumstances, a secured lender that succeeds to ownership or control of a property) may become liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, under or in its property. Those laws typically impose cleanup responsibility and liability without regard to whether the owner or control party knew of or was responsible for the release or presence of such hazardous or toxic substances. The costs of investigation, remediation or removal of those substances may be substantial. The owner or control party of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site. Certain environmental laws also impose liability in connection with the handling of or exposure to asbestos-containing materials, pursuant to which third parties may seek recovery from owners of real properties for personal injuries associated with asbestos-containing materials. Absent succeeding to ownership or control of real property, a secured lender is not likely to be subject to any of these forms of environmental liability.

CERTAIN PROVISIONS IN OUR CHARTER MAY INHIBIT A CHANGE IN CONTROL

    Generally, to maintain our qualification as a REIT under the Internal Revenue Code, not more than 50% in value of our outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of our taxable year. The Internal Revenue Code defines "individuals" for purposes of the requirement described in the preceding sentence to include some types of entities. Under our charter, no person may own more than 9.8% of the outstanding shares of stock, with some exceptions. The restrictions on transferability and ownership may delay, deter or prevent a change in control or other transaction that might involve a premium price or otherwise be in the best interest of the securityholders.

    Our Board of Directors is divided into two classes. Directors of each class are chosen for two-year staggered terms. Staggered terms of directors may reduce the possibility of a tender offer or an attempt to change control, even though a tender offer or change in control might be in the best interest of our securityholders. Our charter authorizes our Board of Directors:

    1. To cause us to issue additional authorized but unissued shares of common or preferred stock.

    2. To classify or reclassify, in one or more series, any of our unissued preferred shares.

    3. To set the preferences, rights and other terms of any classified or reclassified securities that we issue.

ADVERSE CHANGES IN GENERAL ECONOMIC CONDITIONS CAN ADVERSELY AFFECT OUR BUSINESS

    Our success is dependent upon the general economic conditions in the geographic areas in which a substantial number of our investments are located. Adverse changes in national economic conditions or in the economic conditions of the regions in which we conduct substantial business likely would have an adverse effect on real estate values, interest rates and, accordingly, our business.

WE MAY BE SUBJECT TO ADVERSE CONSEQUENCES IF WE FAIL TO QUALIFY AS A REAL ESTATE
  INVESTMENT TRUST

    We intend to operate so as to qualify as a real estate investment trust for federal income tax purposes. We have received an opinion of our legal counsel that, based on certain assumptions, representations and an opinion of another law firm delivered to us last year described in "Federal

Income Tax Consequences," our existing legal organization and our actual and proposed method of operation described in this prospectus, as set forth in our organizational documents and as represented by us to our counsel, enable us to satisfy the requirements for qualification as a real estate investment trust under the Internal Revenue Code in the ordinary course of our actual and proposed operations. Investors should be aware, however, that opinions of counsel are not binding on the Internal Revenue Service or any court. The real estate investment trust qualification opinion only represents the view of our counsel based on such counsel's review and analysis of existing law, which includes no controlling precedent. Furthermore, both the validity of the opinion and our qualification as a real estate investment trust will depend on our continuing ability to meet various requirements concerning, among other things, the ownership of our outstanding stock, the nature of our assets, the sources of our income and the amount of our distributions to our stockholders. See "Federal Income Tax Consequences--Taxation of the Company."

    If we were to fail to qualify as a real estate investment trust for any taxable year, we would not be allowed a deduction for distributions to our stockholders in computing our taxable income and would be subject to federal income tax, including any applicable minimum tax, on our taxable income at regular corporate rates. Unless entitled to relief under certain Internal Revenue Code provisions, we also would be disqualified from treatment as a real estate investment trust for the four subsequent taxable years following the year during which qualification was lost. As a result, cash available for distribution would be reduced for each of the years involved. Furthermore, it is possible that future economic, market, legal, tax or other considerations may cause the Board of Directors to revoke the real estate investment trust election. See "Federal Income Tax Consequences."

    Even if we qualify as a real estate investment trust for federal income tax purpose, we may be subject to certain state and local taxes on our income and property, and may be subject to certain federal taxes. See "Federal Income Tax Consequences--Taxation of the Company."

TAX-EXEMPT STOCKHOLDERS MAY BE SUBJECT TO TAXATION

    The Internal Revenue Service (the "IRS") has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute unrelated business taxable income ("UBTI"). In general, subject to the discussion below regarding a "pension-held REIT" and subject to the following sentence, based upon such ruling and the statutory framework of the Internal Revenue Code, distributions to a stockholder of a real estate investment trust that is a tax-exempt entity should not constitute UBTI, provided that:

    1. The tax-exempt entity has not financed the acquisition of its shares of common stock with "acquisition indebtedness" within the meaning of the Internal Revenue Code.

    2. The shares of common stock are not otherwise used in an unrelated trade or business of the tax-exempt entity.

    3. The real estate investment trust does not hold a residual interest in a real estate mortgage investment conduit ("REMIC") that is an entity or arrangement that satisfies the standards set forth in Section 860D of the Internal Revenue Code.

    However, because we may invest in certain classes of REMICs that are designated as the residual interest in the related REMIC (a "REMIC residual interest"), any dividends received by a stockholder that is a tax-exempt entity that are allocable to Excess Inclusion income (as defined below) will be treated as UBTI. Certain taxable income produced by REMIC residual interests may cause our stockholders to suffer certain adverse tax consequences. See "Federal Income Tax Consequences."

    If any pension or other retirement trust that qualifies under
Section 401(a) of the Internal Revenue Code (a "qualified pension trust") holds more than 10% by value of the interests in a "pension-held REIT" at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such REIT may constitute UBTI. For these purposes, a "pension-held REIT" is defined as a REIT: (1) that would not have qualified as a REIT but for the provisions of the Internal Revenue Code which look through such a qualified pension trust in determining ownership of securities of the REIT; and (2) as to which at least one qualified pension trust holds more than 25% by value of the interests of such REIT or one or more qualified pension trusts (each owning more than a 10% interest by value in the REIT) hold in the aggregate more than 50% by value of the interests in such REIT.

    We do not expect that we will be a "pension-held REIT." However, notwithstanding our current belief that we will not be a "pension-held REIT," no assurance can be given that we will not become a "pension-held REIT" in the future.

    If we were to become a "pension-held REIT" in the future and were to acquire investments using debt, or otherwise were to engage in a transaction resulting in UBTI, determined as though we were a qualified pension plan, any qualified pension plan owning 10% or more of our shares, by value, would have a portion of its dividend income from us taxed as UBTI. Even if we were not a "pension-held REIT," certain amounts received by a stockholder that is a tax-exempt entity may be treated as UBTI. See "Federal Income Tax Consequences."

WE ARE PROHIBITED FROM MAKING CERTAIN INVESTMENTS

    We are prohibited from making certain types of investments as a result of restrictions and potential conflicts involving Starwood Capital and its affiliates. These restrictions may limit our flexibility in implementing our investment policy. Specifically, without the amendment, termination or waiver of provisions of certain non-competition agreements between Starwood Capital and Starwood Hotels & Resorts Worldwide, Inc., we are prohibited from:

    1. Making investments in loans collateralized by hotel assets where it is anticipated that the underlying equity will be acquired by the debt holder within one year from the acquisition of such debt.

    2. Acquiring equity interests in hotels (other than acquisitions of warrants, equity participations or similar rights incidental to a debt investment or that are acquired as a result of the exercise of remedies in respect of a loan in which we have an interest).

    3. Selling or contributing to or acquiring any interests in Starwood Hotels & Resorts Worldwide, Inc., including debt positions or equity interests obtained by us under, pursuant to or by reason of the holding of debt positions.

                                USE OF PROCEEDS

    The Participating Securityholders shall receive all of the proceeds from selling the Securities offered hereby. See "Participating Securityholders." The Company will not receive any of the proceeds.

                    PRICE RANGE OF SHARES AND DISTRIBUTIONS

    The shares of common stock are listed on the New York Stock Exchange under the symbol "SFI." The following table sets forth, for the fiscal periods indicated, the high and low sales prices per share for our common stock, which is listed on the NYSE and for Class A Shares of SFT, which were listed on the American Stock Exchange. The table also sets forth distributions to holders of such shares during the same period.

                                                                   PRICE
                                                            -------------------
PERIOD                                                        HIGH       LOW      DISTRIBUTIONS
------                                                      --------   --------   -------------
1999

Fourth Quarter............................................  $27.625    $16.6875       $0.57
Third Quarter.............................................  $ 76.00    $ 27.875       $0.44
Second Quarter............................................  $ 66.50    $ 31.625       $0.43
First Quarter.............................................  $ 63.50    $  42.50       $0.42

1998

Fourth Quarter............................................  $ 80.25    $  45.25       $0.41
Third Quarter.............................................  $ 59.25    $  35.25       $0.38
Second Quarter............................................  $ 56.00    $  26.25       $0.35
First Quarter.............................................  $ 36.75    $ 27.375       $0.00

    During the fourth quarter of 1999, we issued a dividend of 999,758 shares of common stock to our stockholders on a pro rata basis. During the second quarter of 1998, we declared a one-for-six reverse stock split. The high and low prices set forth in the table have been adjusted to reflect the reverse stock split.

    The warrants are not listed for trading and holders are not entitled to receive distributions.

    In order to remain qualified as a REIT, we must make annual distributions to our stockholders of at least 95%, or 90% for taxable years beginning after December 31, 2000, of our taxable income (which does not include net capital gains). Thus, we intend to continue to pay regular quarterly dividends. Under certain circumstances, we may be required to make distributions in excess of cash available for distribution in order to meet such distribution requirements. In such event, we would seek to borrow the amount of the deficiency or sell assets to obtain the cash necessary to make the distributions necessary to retain our qualification as a REIT for federal income tax purposes. Distributions will be determined by our Board of Directors and will depend on a number of factors, including the amount of cash flow from operations, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Directors deems relevant. Under the terms of the Leasing Subsidiary's current credit facilities, the Leasing Subsidiary is generally permitted to make cash distributions to us on an annual basis in an amount equal to 85% of the cash flow from operations (as defined) in any rolling four quarter-period.

                         PARTICIPATING SECURITYHOLDERS

    This prospectus relates to the offer and sale for the account of the Participating Securityholders from time to time of an aggregate of up to 66,295,152 shares of common stock and up to 6,000,000 warrants, as adjusted. There is no assurance that the Participating Securityholders will sell any or all of the shares of common stock, warrants or options.

    Some of the Participating Securityholders are parties to agreements that restrict their ability to sell shares of common stock even though those shares of common stock have been registered with the SEC. In connection with the acquisition of the Leasing Subsidiary, each of SOFI-IV SMT, Mezzanine and BLLC executed lock-up agreements in which they agreed, subject to customary exceptions (including pledges to lenders):

    1. Not to transfer or encumber any shares of common stock during the first six months after November 4, 1999 (the closing date of the acquisition), other than 5% of such holdings that may be transferred in any manner, 20% that may be transferred in connection with public offerings by us and 30% that may be transferred in off-market transactions (all shares of common stock transferred under any exemption also counting against the amount transferable under the other two exemptions).

    2. Not to transfer or encumber any shares of common stock during the second six months after the closing of the acquisition, other than one third of the shares of common stock such stockholder held as of the six-month anniversary of the closing of the acquisition.

    3. Not to transfer or encumber any of our shares of common stock during the third six months after the closing of the acquisition, other than two thirds of the shares of common stock such stockholder held as of the six-month anniversary of the closing of the acquisition.

    4. Not to liquidate, dissolve or make distributions of the shares of common stock in respect of such stockholder's equity interest unless all persons or entities receiving the shares of common stock execute deeds of adherence to its lock-up agreement.

    The following charts show, according to our records as of February 29, 2000, the number of shares of common stock and warrants beneficially owned by the Participating Securityholders and the number of shares of common stock and warrants being offered hereby:

                                                     SHARES OF COMMON STOCK
                                                       OWNED PRIOR TO THE
                                                            OFFERING
                                                    -------------------------
                                                    NUMBER OF     PERCENTAGE    SHARES BEING
PARTICIPATING SECURITYHOLDER                          SHARES     OF CLASS (1)     OFFERED
----------------------------                        ----------   ------------   ------------
SOFI-IV SMT Holdings, L.L.C. and its direct and
  indirect partners...............................  41,854,934       47.9%       41,854,934
Starwood Mezzanine Investors, L.P. and its direct
  and indirect partners...........................  10,962,886       12.6%       10,962,886
Lazard Freres Real Estate Fund II, L.P.(2)........   3,031,519        3.4%        3,031,519
Lazard Freres Real Estate Offshore Fund II,
  L.P.(2).........................................   1,916,999        2.1%        1,916,999
Starwood Financial Advisors, L.L.C. and its
  transferees (3).................................   1,556,870        1.8%        1,556,870
Barry S. Sternlicht...............................   1,536,887        1.8%        1,536,887
Jay Sugarman (4)..................................   1,284,632        1.5%        1,284,632
LF Offshore Investment L.P. (2)...................   1,164,647        1.3%        1,164,647
New York Financial Advisors, L.L.C. and its
  transferees (3).................................     764,145          *           764,145
Jonathan Eilian (5)...............................     559,577          *           559,577
B Holdings, L.L.C. and its direct and indirect
  partners........................................     545,518          *           545,518
Merrick R. Kleeman (6)............................     484,033          *           484,033
Spencer B. Haber (7)..............................     547,248          *           547,248
Jeffrey G. Dishner (8)............................     388,179          *           388,179
W9/Reit Holdings Two, Inc. and its direct and
  indirect partners and shareholders..............     350,746          *           350,746
Madison F. Grose (9)..............................     276,362          *           276,362
Jerome C. Silvey (10).............................     160,071          *           160,071
Roger M. Cozzi (11)...............................     122,292          *           122,292
James Babb (12)...................................      79,209          *            79,209
Ellis Rinaldi (13)................................      78,012          *            78,012
Jeffrey Rosenthal (14)............................      71,218          *            71,218
Starwood Capital Group, L.L.C. and its direct and
  indirect partners...............................       8,000          *             8,000
*  Less than one percent.

------------------------

(1) Based on 87,336,421 shares of common stock outstanding on February 29, 2000 (including shares that may have been repurchased).

(2) The shares owned by these securityholders are issuable upon the exercise of the warrants at an original exercise price of $35.00 per share, subject to anti-dilution adjustments. The warrants expire on December 15, 2005.

(3) The shares owned by this securityholder and its transferees are issuable upon the exercise of options at an original exercise price of $15.00 per share, subject to antidilution adjustments. The options expire on March 13, 2008.

(4) Includes shares issuable upon the exercise of options to purchase 509,430 shares of common stock.

(5) Includes shares issuable upon the exercise of options to purchase 127,357 shares of common stock.

(6) Includes shares issuable upon the exercise of options to purchase 127,357 shares of common stock.

(7) Includes shares issuable upon the exercise of options to purchase 254,715 shares of common stock.

(8) Includes shares issuable upon the exercise of options to purchase 127,357 shares of common stock.

(9) Includes shares issuable upon the exercise of options to purchase 84,581 shares of common stock.

(10) Includes shares issuable upon the exercise of options to purchase 50,943 shares of common stock.

(11) Includes shares issuable upon the exercise of options to purchase 42,452 shares of common stock.

(12) Includes shares issuable upon the exercise of options to purchase 41,943 shares of common stock.

(13) Includes shares issuable upon the exercise of options to purchase 40,754 shares of common stock.

(14) Includes shares issuable upon the exercise of options to purchase 41,943 shares of common stock.

                                                        WARRANTS OWNED
                                                     PRIOR TO THE OFFERING
                                                    -----------------------
                                                    NUMBER OF    PERCENTAGE   WARRANTS BEING
PARTICIPATING SECURITYHOLDER                         WARRANTS     OF CLASS       OFFERED
----------------------------                        ----------   ----------   --------------
Lazard Freres Real Estate Fund II, L.P............  2,975,400       49.6%       2,975,400
Lazard Freres Real Estate Offshore Fund II,
  L.P.............................................  1,881,512       31.4%       1,881,512
LF Offshore Investment L.P........................  1,143,088       19.1%       1,143,088

    Because each of the Participating Securityholders may offer all or some of the securities pursuant to the offering made hereby, no estimate can be given as to the number of the securities that will be held by the Participating Securityholders after completion of the offering.

    We have prepared this prospectus to meet our obligations under certain agreements with the Participating Securityholders.

    On December 15, 1998, SFT sold 4,400,000 Series A Preferred Shares of beneficial interest and warrants to purchase 6,000,000 Class A Shares of beneficial interest pursuant to a Securities Purchase Agreement, dated as of December 15, 1998, by and among the Company, Lazard Freres Real Estate Fund II, L.P., a Delaware limited partnership ("Fund II"), Lazard Freres Real Estate Offshore Fund II, L.P., a Delaware limited partnership (the "Offshore Fund"), and LF Mortgage REIT, a Maryland real estate investment trust (the "Lazard Transaction"). Effective as of March 30, 1999, the Offshore Fund assigned warrants to purchase 1,143,088 Class A Shares of beneficial interest to LF Offshore Investment ("LF Offshore", and together with Fund II and the Offshore Fund, the "Lazard Investors"). The warrants, which were assumed by the Company in its merger with SFT, and are now exercisable for a total of 6,113,165 shares of common stock at an aggregate price of $210 million, became exercisable on December 15, 1999 subject to anti-dilution adjustments, and expire on December 15, 2005.

    Pursuant to an Investor Rights Agreement dated December 15, 1998 with the Lazard Investors and other parties named therein (the "Lazard Rights Agreement"), we are required to use our best efforts to file a registration statement covering the warrants and the shares of common stock issuable upon exercise of the warrants.

    On May 29, 1998, TriNet entered into the Amended and Restated Limited Liability Company Operating Agreement of W/9 TriNet Poydras, LLC with W9/Reit Holdings Two, Inc., Stone Street W9/TriNet Corp., Stone Street Real Estate Fund 1998, L.P. and Bridge Street Real Estate Fund 1998, L.P. (the "Whitehall Parties") in connection with a venture that owns real property in New Orleans, Louisiana. Pursuant to the agreement, the Whitehall Parties were given the option to exchange their interests in the venture for common stock of TriNet upon any change of control of TriNet. This option became exercisable upon our merger with TriNet and the Whitehall Parties delivered notice of their desire to exchange on November 12, 1999. We issued 350,746 shares of common stock to the Whitehall Parties pursuant to the notice.

    Pursuant to a Registration Rights Agreement, dated March 16, 1998 between TriNet and the Whitehall Parties (the "Whitehall Rights Agreement"), which we assumed in the TriNet merger, we are required to file a registration statement on Form S-3 with respect to the shares of common stock held by the Whitehall Parties.

    The shares of common stock held by the Starwood Affiliates were acquired in a contribution transaction in March 1998 (the "Recapitalization"). The Starwood Affiliates are parties to a

Registration Rights Agreement, dated March 13, 1998 (the "Affiliate Rights Agreement"), pursuant to which we are required to register the shares of common stock for resale by the Starwood Affiliates and their limited partners on a registration statement maintained with the SEC until such time as the Starwood Affiliates and their limited partners no longer own any shares of common stock.

    The shares of common stock held by the directors and officers and Starwood Capital were acquired: (1) through the Advisor Transaction; (2) through open market purchases; (3) through option grants; and (4) from distributions of the Starwood Affiliates and other affiliates. We are required to register the shares of common stock acquired pursuant to the Advisor Transaction pursuant to an Agreement and Plan of Merger and Interest Contribution Agreement, dated as of June 15, 1999 (the "Advisor Agreement").

    In addition, in each of the Lazard Rights Agreement, the Whitehall Rights Agreement, the Affiliate Rights Agreement and the Advisor Agreement, we have agreed to indemnify the Participating Securityholders and any broker or dealer to or through whom any of the securities are sold against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments a Selling Securityholder may be required to make in respect thereof.

                 CERTAIN RELATIONSHIPS BETWEEN THE COMPANY AND
                       THE PARTICIPATING SECURITYHOLDERS

    We have not had any material relationship with any of the Participating Securityholders since January 1, 1997, other than as set forth in this Section or under "Participating Securityholders."

    Messrs. Sternlicht, Sugarman, Haber, Dishner, Eilian, Grose, Kleeman, each of whom is a director and/or executive officer of the Company, received shares of common stock in the Advisor Transaction in exchange for their interests in our external advisor.

    Each of Messrs. Sternlicht, Sugarman, Dishner, Eilian, Grose and Kleeman has a direct or indirect economic interest in each of the Starwood Affiliates.

    On December 15, 1998, we purchased $248.5 million in mortgage and mezzanine loans from affiliates of the Lazard Investors. Pursuant to the Lazard Rights Agreement, the Lazard Investors are entitled to appoint one director to our Board of Directors as long as the Lazard Investors and certain of their affiliates are not "Competitors" (as defined in the Lazard Rights Agreement).

    On June 18, 1998, SFT granted options to purchase 2,493,842 Class A Shares of beneficial interest to Starwood Financial Advisors, L.L.C. (the "Advisor"), which we assumed in the merger with SFT. Pursuant to the Advisor Transaction, the Advisor became our subsidiary. Because of certain distributions by the Advisor and New York Financial Advisors, L.L.C. ("NYFA") and anti-dilution adjustments resulting from the share dividend issued in November 1999, the Advisor and its grantees currently possess options to purchase 1,689,723 shares of common stock and NYFA and its grantees possess options to purchase 764,145 shares of common stock.

    Mezzanine acquired 83,333 Class A Shares of beneficial interest of SFT for $6.00 a share on January 22, 1997 upon exercise of its rights under a warrant SFT had previously granted. In addition, SFT paid Mezzanine $25.5 million in cash and issued 25,857,999 Class A Shares of beneficial interest of SFT at a price of $15.00 per share in exchange for certain assets and issued Mezzanine 761,490 Class A Shares of beneficial interest of SFT in exchange for 4,568,944 units in APMT Limited Partnership on March 18, 1998.

    On March 18, 1998, Starwood Opportunity Fund IV, L.P., the sole member of SOFI-IV SMT was paid $324.3 million in cash and SOFI-IV SMT was issued 41,179,131 Class A Shares of beneficial interest of SFT at a price of $15.00 per share in exchange for certain assets.

                              PLAN OF DISTRIBUTION

    We are registering the securities on behalf of the Participating Securityholders and we will bear all costs, expenses and fees in connection with the registration of the securities. As used herein, "Participating Securityholder" includes donees and pledgees selling securities received from a named Participating Securityholder after the date of this prospectus. Brokerage commissions and similar selling expenses, if any, attributable to the sale of securities will be borne by the Participating Securityholders. Except as may be set forth in any prospectus supplement, the Participating Securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of securities by the Participating Securityholders.

    The Participating Securityholders may effect such transactions by selling securities directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Participating Securityholders and/or the purchasers of securities for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

    The Participating Securityholders and any broker-dealers that act in connection with the sale of securities might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each Participating Securityholder against certain liabilities, including liabilities arising under the Securities Act. The Participating Securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the securities against certain liabilities, including liabilities arising under the Securities Act. Brokers' commissions and dealers' discounts, taxes and other selling expenses to be borne by the Participating Securityholders are not expected to exceed normal selling expenses.

    Because Participating Securityholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Participating Securityholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NYSE pursuant to Rule 153 under the Securities Act. We have informed the Participating Securityholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market. The registration of the securities under the Securities Act shall not be deemed an admission by the Participating Securityholders or the Company that the Participating Securityholders are underwriters for purposes of the Securities Act of any securities offered pursuant to this Prospectus.

    Upon the Company being notified by a Participating Securityholder that any material arrangement has been entered into with a broker-dealer for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Act, disclosing: (1) the name of each such participating securityholder and of the participating broker-dealer(s); (2) the number of securities involved; (3) the price at which such securities were sold; (4) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; (5) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and (6) other facts material to the transaction. In addition, upon the Company being notified by a Participating Securityholder that a donee or pledgee intends to sell more than 500 shares of common stock or warrants, a supplement to this prospectus will be filed.

    The securities may be sold or distributed in a variety of ways, including:

    1. Block trades (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction.

    2. Purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus.

    3. Exchange distributions and/or secondary distributions in accordance with the rules of the NYSE.

    4. Ordinary brokerage transactions and transactions in which the broker solicits purchasers.

    5.  Sales in the over-the-counter market.

    6.  Through short sales of securities.

    7. Pro rata distributions in the ordinary course of business or as part of the liquidation and winding up of the affairs of the Participating Securityholders.

    8.  Privately negotiated transactions.

    The Participating Securityholders may from time to time deliver all or a portion of the securities to cover a short sale or sales or upon the exercise, settlement or closing of a call equivalent position or a put equivalent position.

    Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the securities offered by this Prospectus may not simultaneously engage in market making activities with respect to the securities during any applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Participating Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Rules 101, 102, 103 and 104, which provisions may limit the timing of purchases and sales of securities by the Participating Securityholders.

    Securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. In addition, a Participating Securityholder may devise, gift or otherwise transfer the securities by means not described herein, in which event such transfer will not be pursuant to this prospectus.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

COMMON STOCK

    We have 200,000,000 authorized shares of common stock, 86,485,250 of which (including shares that may have been repurchased) were issued and outstanding on July 31, 2001. All shares of our common stock currently outstanding are validly issued, fully paid and non-assessable. All shares of common stock issuable upon the exercise of warrants and options, when issued and paid for upon such exercise, will be validly issued, fully paid and non-assessable.

    VOTING RIGHTS

    Each share of common stock entitles the holder thereof to one vote, either in person or by proxy, at meetings of the stockholders. Our board of directors consists of two classes, each of which serves for a term of two years. At each annual meeting of the stockholders the directors in only one class will be elected. The holders are not permitted to vote their shares of common stock cumulatively. Accordingly, the holders of more than 50% of the outstanding shares of common stock can elect all of the directors standing for election at a stockholders' meeting.

    DIVIDEND POLICY

    All shares of our common stock are entitled to participate ratably in dividends when and as declared by our board of directors out of the funds legally available therefor. Any such dividends may be paid in cash, additional shares of our common stock or shares of another class of our stock. We have paid dividends to our stockholders in each of the last seven quarters. See "Price Range of Shares and Distributions."

    MISCELLANEOUS RIGHTS AND PROVISIONS

    Holders of our common stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of the liquidation or dissolution, whether voluntary or involuntary, each share of common stock is entitled to share ratably in any assets available for distribution to holders of our equity after satisfaction of all liabilities.

DESCRIPTION OF WARRANTS

    The following is a brief summary of certain provisions of the warrants. This summary is not complete and is qualified in all respects by reference to the warrants. Copies of the warrants have been filed as exhibits to the registration statement. We have 6,000,000 warrants issued and outstanding. The warrants expire December 15, 2005 and are not redeemable, in whole or in part.

    EXERCISE PRICE AND TERMS

    The warrants entitle the registered holders thereof to purchase an aggregate of 6,113,165 shares of common stock at an aggregate exercise price of $210 million subject to adjustment in accordance with the anti-dilution and other provisions referred to below. The holder of any warrant may exercise such warrant by surrendering the certificate representing the warrant to our Secretary, with the subscription form on the warrant properly completed and executed, together with payment of the exercise price. The warrants may be exercised at any time in whole or in part at the exercise price then in effect until expiration of the warrants. The warrants expire December 15, 2005. No fractional shares of common stock will be issued upon the exercise of the warrants. The exercise price of the warrants bears no relationship to any objective criteria of future value. Accordingly, such exercise price should in no event be regarded as an indication of any future trading price.

    ADJUSTMENTS

    The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of certain events, including:

    1.  Stock dividends.

    2.  Stock splits.

    3.  Combinations or reclassifications of the common stock.

    4.  Mergers or reorganizations.

    Pursuant to a one million share dividend issued to our stockholders on November 3, 1999, the warrants have been adjusted and are now exercisable for 6,113,165 shares of common stock. There have been no other events requiring an adjustment to the warrants.

    TRANSFER, EXCHANGE AND EXERCISE

    The warrants are in registered form and may be presented to us for transfer, exchange or exercise at any time on or prior to their expiration date, at which time the warrants become wholly void and of no value. If a market for the warrants develops, the holder may sell the warrants instead of exercising them. There can be no assurance, however, that a market for the warrants will develop or continue.

    WARRANT HOLDER NOT A STOCKHOLDER

    The warrants do not confer upon holders any voting, dividend or other rights as stockholders.

                       FEDERAL INCOME TAX CONSIDERATIONS

    We intend to operate in a manner that permits us to satisfy the requirements for taxation as a real estate investment trust under the applicable provisions of the Internal Revenue Code. No assurance can be given, however, that such requirements will be met. The following is a summary of the federal income tax consequences for the Company and our stockholders with respect to our treatment as a real estate investment trust. The information set forth below, to the extent that it constitutes matters of law or legal conclusions, is based on the opinion of Mayer, Brown & Platt, our counsel.

    Based upon the matters described below, including an Internal Revenue Service closing agreement dated March 10, 1998, discussed below, in the opinion of Mayer, Brown & Platt, our counsel, our existing legal organization and our actual and proposed method of operation described in this Prospectus, as set forth in our organizational documents and as represented by us to Mayer, Brown & Platt, enable us to satisfy the requirements for qualification as a real estate investment trust under the Internal Revenue Code in the ordinary course of our operations. This opinion of our counsel is based on certain assumptions relating to our organization and our operation, including that we will be operated in the manner described in our applicable organizational documents and in this Prospectus and that all terms and provisions of such documents will be complied with by all parties thereto. Our counsel's opinion is also based upon, and to that extent limited, the opinion of another law firm delivered to us last year. That law firm's opinion stated that our proposed method of operation from and after the earlier of the date of the merger with SFT and the TriNet merger, taking into account the effects of the merger with SFT and the TriNet merger, will enable us to continue to meet the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code. We note that such law firm's opinion relies on, among other items, the opinion of another law firm regarding the qualification and taxation of TriNet as a REIT through the effective time of the TriNet merger. We have received the consent of the law firm opining on the Company's ability, taking into account the effects of the merger with SFT and the TriNet merger, to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and have assumed that the opinion of the other law firm regarding the qualification and taxation of TriNet as a REIT through the effective time of the TriNet merger remains in effect as of the date such opinion was rendered. Our counsel's opinion is also conditioned upon certain representations made by us as to certain factual matters relating to our organization and intended or expected manner of operation. In addition, our counsel's opinion is based on the law existing and in effect on the date hereof and our qualification and taxation as a real estate investment trust will depend on compliance with such law existing and in effect on the date hereof and as the same may be hereafter amended. Our qualification and taxation as a real estate investment trust will further depend upon our ability to meet, on a continuing basis through actual operating results, asset composition, distribution levels diversity of share ownership and the various qualification tests imposed under the Internal Revenue Code discussed below. Counsel will not review compliance with these tests on a continuing basis, and thus, no assurance can be given that we will satisfy such tests on a continuing basis.

    In brief, a corporation that invests primarily in real estate interests, including interests in mortgages on real property, and that otherwise would be treated for federal income tax purposes as a corporation can, if it meets the real estate investment trust provisions of the Internal Revenue Code described below, claim a tax deduction for the dividends it pays to its stockholders. Consequently, such a corporation is generally not taxed on its "real estate investment trust taxable income" to the extent it is currently distributed to stockholders, thereby substantially eliminating the "double taxation," at both the corporate and stockholder levels, that otherwise generally results from an investment in a corporation. However, as discussed in greater detail below, such an entity remains subject to tax in certain circumstances even if it qualifies as a real estate investment trust. Further, if the entity were to fail to qualify as a real estate investment trust in any year, it would not be able to deduct any portion of the dividends paid to its stockholders and would be subject to full federal income taxation on its earnings, thereby significantly reducing or eliminating the cash available for distribution to its stockholders. See "--Taxation of the Company--General" and "--Taxation of the Company--Failure to Qualify."

    Our Board of Directors believes that we have operated in a manner that permitted us to elect, and that we timely and effectively elected, real estate investment trust status for our taxable year ending December 31, 1998, and in each taxable year thereafter. As noted, there can be no assurance, however, that this belief or expectation will be fulfilled, since qualification as a real estate investment trust depends on our continuing ability to satisfy the numerous asset, income and distribution tests, as described below, which in turn will be dependent in part on our operating results.

    The following summary, based on existing law, is not exhaustive of all possible tax considerations and does not give a detailed discussion of any state, local or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a stockholder in light of his or her particular circumstances or to certain types of stockholders, including insurance companies, financial institutions and broker-dealers, foreign corporations and persons who are not the citizens or residents of the United States, who are subject to special treatment under the federal income taxation laws.

TAXATION OF THE COMPANY

    CLOSING AGREEMENT

    On March 10, 1998, we received an Internal Revenue Service closing agreement, a written agreement from the Internal Revenue Service confirming its agreement on a material issue, under which we were eligible to make an election under Section 856(c)(1) of the Internal Revenue Code to be taxed as a real estate investment trust for our taxable year ending December 31, 1998. After determining that we may have violated certain real estate investment trust asset requirements in the years prior to 1998, we sought the March 10, 1998 Internal Revenue Service Closing Agreement by voluntarily disclosing to the Commissioner of Internal Revenue that we may have violated certain real estate investment trust asset requirements set forth in Section 856(c) of the Internal Revenue Code for our taxable years 1993 through 1996.

    While it is a condition of real estate investment trust status that prior non-REIT corporate earnings and profits must be eliminated, the Board of Directors believes that we did not generate significant earnings and profits in taxable years during which we may not have qualified as a real estate investment trust. In addition, if we had any net unrealized built-in gain with respect to any asset held by us on January 1, 1998, and we were to recognize gain on the disposition of such asset during the ensuing 10-year period, then the built-in gain on January 1, 1998 will be subject to tax at the corporate tax rate.

    GENERAL

    In any year in which we qualify as a real estate investment trust, in general we will not be subject to federal income tax on that portion of our real estate investment trust taxable income or capital gain which is distributed to stockholders. We may, however, be subject to tax at normal corporate rates on any taxable income or capital gain that is not so distributed. To the extent that we elect to retain and pay income tax on our net long-term capital gain, stockholders are required to include their proportionate share of our undistributed long-term capital gain in income but will receive a credit for their share of any pro-rata taxes paid by us on such gain.

    Notwithstanding our qualification as a real estate investment trust, we may also be subject to taxation in certain other circumstances. If we fail to satisfy either the 75% or the 95% gross income test, each as discussed below, and nonetheless maintain our qualification as a real estate investment trust because certain other requirements are met, we will be subject to a 100% tax on the greater of the amount by which we fail either the 75% or the 95% test, multiplied by a fraction intended to reflect our profitability. We will also be subject to a tax of 100% on net income from any "prohibited transaction," as described below. If we have: (1) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business; or (2) other non-qualifying income from foreclosure property, we will also be subject to tax on such income from foreclosure property at the highest corporate tax rate. In addition, if we fail to distribute during each calendar year at least the sum of:

    (1) 85% of our real estate investment trust ordinary income for such year;

    (2) 95% of our real estate investment trust capital gain net income for such year; and

    (3) any undistributed taxable income from prior years,

we will be subject to a 4% excise tax on the excess of such sum over the amounts actually distributed. To the extent that we elect to retain and pay income tax on our long-term capital gain, such retained amounts will be treated as having been distributed for purposes of the 4% excise tax. We also may be subject to the corporate alternative minimum tax, as well as to tax in certain situations not presently contemplated. We use the calendar year both for federal income tax purposes and for financial reporting purposes.

    We may also recognize other taxable income, as described below, in excess of cash flow from REMIC residual interests or our retained interests from non-REMIC securitization transactions. In addition, we may have income without the receipt of cash to the extent of the market discount attributable to debt securities held by a REMIC in which we hold a residual interest. We will be subject to tax at the highest marginal corporate rate on the portion of any Excess Inclusion income derived by us from a REMIC residual interest that is allocable to our stock held by "Disqualified Organizations," as defined below. See "--Taxation of the Stockholders--Taxation of Tax-Exempt Stockholders" below. Any such tax on the portion of any Excess Inclusion allocable to our stock held by Disqualified Organizations will reduce the cash available for distribution to our stockholders.

    In order to qualify as a real estate investment trust, we must meet, among others, the following requirements:

    SHARE OWNERSHIP TESTS

    Our shares must be held by a minimum of 100 persons for at least 335 days in each taxable year, or a proportional number of days in any short taxable year. In addition, at all times during the second half of each taxable year, no more than 50% in value of our outstanding shares may be owned, directly or indirectly and including the effects of certain constructive ownership rules, by five or fewer individuals, which for this purpose includes certain tax-exempt entities. However, for purposes of this test, any shares held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in such trust rather than by such trust. These share ownership requirements need not be met until our second taxable year for which a real estate investment trust election is made. As we have represented to our counsel, we have satisfied and will continue to satisfy these requirements.

    In order to comply with the foregoing share ownership tests, we have placed certain restrictions on the transfer of our stock to prevent additional concentration of stock ownership. Moreover, to evidence compliance with these requirements, Treasury regulations require that we maintain records which disclose the actual ownership of our outstanding stock. In fulfilling our obligations to maintain records, we must and will demand written statements each year from the record holders of designated percentages of our stock disclosing the actual owners of such stock, as prescribed by Treasury regulations. A list of those persons failing or refusing to comply with such demand must be maintained as part of our records. A stockholder failing or refusing to comply with our written demand must submit with his tax return a similar statement disclosing the actual ownership of our stock and certain other information. In addition, our Amended and Restated Charter provides restrictions regarding the ownership and transfer of our stock that are intended to assist us in continuing to satisfy the share ownership requirements.

    ASSET TESTS

    At the close of each quarter of our taxable year, we must satisfy two tests relating to the nature of our assets, with "assets" being determined in accordance with generally accepted accounting principles. First, at least 75% of the value of our total assets must be represented by interests in real property, interests in mortgages on real property, shares in other real estate investment trusts, cash, cash items, government securities, qualified temporary investments and regular or residual interests in a REMIC, except that, if less than 95% of the assets of a REMIC are "real estate assets" as determined under the Internal Revenue Code, we shall be treated as holding directly our proportionate share of the assets of the REMIC. Second, although the remaining 25% of our assets generally may be invested without restriction, securities in this class may not exceed: (1) in the case of securities of any one non-government issuer, 5% of the value of our total assets; and (2) 10% of the outstanding voting securities of any one such issuer. Based on existing facts, the Board of Directors intends that we will meet these tests at the applicable times in the future. If, however, we were unable to satisfy the foregoing asset tests at the applicable time, we would be required to take preventive steps by disposing of certain assets or otherwise risk a loss of real estate investment trust status.

    Currently, we own approximately 96% of the non-voting shares of TriNet Management Operating Company, Inc., 100% of the non-voting shares of Starwood Operating, Inc. and Starwood Financial Preferred, Inc., and not more than 10% of the voting shares of these corporations. Therefore, we believe that we do not own more than 10% of the voting securities of these corporations and that any of these corporations' shares do not represent more that 5% of the total value of our gross assets. However, there can be no assurance that the Internal Revenue Service will not contend that the value of the shares of any of these corporations exceeds the 5% limitations. In rendering its opinion, our counsel will rely on our conclusions with regard to the value of TriNet Management Operating Company, Inc., Starwood Operating, Inc. and Starwood Financial Preferred, Inc. In addition, for taxable years beginning after December 31, 2000, unless we and any of these corporations jointly elect to treat each of these corporations as taxable REIT subsidiaries, such corporations' future activities and growth may be limited. "--Possible Legislative or Other Actions Affecting Tax Consequences."

    GROSS INCOME TESTS

    There are three separate percentage tests relating to the sources of our gross income which must have been satisfied for our 1997 taxable year and two separate percentage tests thereafter. For taxable years beginning on January 1, 1998, the 30% gross income test has been repealed. For the purposes of these tests, where we invest in a partnership, we will be treated as receiving our share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in our hands as it has in the hands of the partnership. The two tests are separately described below:

    The 75% Test. At least 75% of our gross income for the taxable year must be "qualifying income." Qualifying income generally includes:

    1.  Rents from real property, except as modified below.

    2. Interest on obligations secured by mortgages on, or interests in, real property including amounts included in gross income with respect to a regular or residual interest in a REMIC, except that, if less than 95% of the assets of a REMIC are "real estate assets" as determined under the Internal Revenue Code, we will be treated as holding directly our proportionate share of assets of such REMIC.

    3. Gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of our trade or business ("dealer property").

    4. Dividends or other distributions on shares in other real estate investment trusts, as well as gain from the sale of such shares.

    5.  Abatements and refunds of real property taxes.

    6. Income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage secured by such property ("foreclosure property").

    7. Commitment fees received for agreeing to make loans secured by mortgages on real property or to purchase or lease real property.

    8. Certain qualified temporary investment income attributable to the investment of new capital received by us in exchange for our stock or specified debt securities during the one-year period following the receipt of such capital.

    Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% gross income test or the 95% gross income test described below if we own, directly or constructively, 10% or more of the tenant. If the portion of any rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, the portion of the rent will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property or as interest income, as discussed below, for the 75% and 95% gross income tests, if based, in whole or in part, on the income or profits of any person. However, an amount received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage, or percentages, of gross receipts or gross sales. Finally, for rents received to qualify as rents from real property for the 75% and 95% gross income tests, we generally must not operate or manage the property, or furnish or render services to customers other than through an "independent contractor" from whom we derive no income, except that the "independent contractor" requirement does not apply to the extent that the services provided by us are "usually or customarily rendered" in connection with the rental of space for occupancy only, or are not otherwise considered "rendered to the occupant for his convenience," or the amounts received with respect to the services do not exceed 1% of all amounts received or accrued, directly or indirectly, by us during the taxable year with respect to the property.

    We monitor our operations in the context of these standards so as to satisfy the 75% and 95% gross income tests and have represented to our counsel that we have and will satisfy these tests for the applicable periods.

    The 95% Test. In addition to deriving 75% of our gross income from the sources listed above, at least 95% of our gross income for the taxable year must be derived from the above described qualifying income, or from dividends, interests, or gains from the sale or other disposition of stock or other securities that are not dealer property. Dividends and interest on any obligations not collateralized by an interest in real property, including a mortgage, are included for purposes of the 95% gross income test, but not for the purposes of the 75% gross income test. In addition, payments to a real estate investment trust under an interest rate swap, cap agreement, option, futures contract, forward rate agreement or any similar financial instrument entered into by the real estate investment trust to hedge its indebtedness incurred or to be incurred, and any gain from the sale or other disposition of these instruments, are treated as qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. We closely monitor our non-qualifying income and anticipate that non-qualifying income from other activities will not result in our failing to satisfy either the 75% or 95% gross income test.

    For purposes of determining whether we comply with the 75% and the 95% gross income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of dealer property, excluding foreclosure property; however, it does not include a sale of our investments if such investments are held by us for at least four years and certain other requirements, relating to the number of investments sold in a year, their tax bases, and the cost of improvements made thereto, are satisfied. See "--Taxation of the Company--General."

    In order to comply with the 75% and 95% gross income tests described above, the Board of Directors will monitor the investments made by us with the intent of maintaining our status as a real estate investment trust. As a result, the Board of Directors may limit and/or closely scrutinize certain types of investments made by us, including, among others, loans that provide for interest amounts that are dependent in whole or in part on the income or profits of a borrower, loans that contain interest payment provisions relating to appreciation of the underlying property, loans that are secured by assets other than mortgages on real property or interests in real property, and certain hedging transactions.

    Under the real estate investment trust rules, any amount received or accrued, directly or indirectly, with respect to any obligation is generally not includible as qualifying "interest" for purposes of the 75% and 95% gross income tests if the determination of the amount depends in whole or in part on the income or profits of any person, whether or not derived from property secured by the obligation. However, an amount received or accrued generally will not fail to qualify as "interest" solely by reason of being based on a fixed percentage or percentages of gross receipts or gross sales. In addition, an amount received or accrued generally not will fail to qualify as "interest" solely by reason of being based on the income or profits of a debtor if the debtor derives substantially all of its gross income from the related property through the leasing of substantially all of its interests in the property, to the extent the amounts received from the debtor are attributable to amounts that would be characterized as qualified rents from real property under the real estate investment trust rules. Furthermore, to the extent interest under a loan is based on the cash proceeds realized upon the sale of the property securing the loan and constitutes a "shared appreciation provision," as described below, income attributable to such participation feature will be treated as gain from sale of the secured property, which generally is treated as qualifying income for purposes of the 75% and 95% gross income tests, except as noted below.

    In addition, at the time of loan acquisition or origination it might be determined in certain cases that our investment in a loan may exceed at the time of loan acquisition or origination the value of the real property securing the loan or may not be secured by a mortgage on real property, e.g., a loan secured by a partnership interest, which would result in part or all of the interest income from such loan constituting qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. It is also possible that, in some instances, the interest income from a loan may be based in part on the borrower's profits or net income, which generally will disqualify the income from the loan for purposes of both the 75% and 95% gross income tests, except as noted above.

    Certain of our investments may contain the right to receive interest based on appreciation of the underlying real property. In addition, we may acquire or originate loans in the future that have similar rights. Under the Internal Revenue Code, a shared appreciation provision in a mortgage is any provision which is in connection with an obligation held by us and secured by an interest in real property (the "secured property"), and which entitles us to receive a specified portion of any gain realized on the sale or exchange of such property, or of any gain which would be realized if the property were deemed sold on a specified date.

    For purposes of determining whether we meet the 75% income test and 95% income text and whether we derive any income from prohibited transactions, any income derived from a shared appreciation mortgage shall be treated as gain recognized on the sale of the secured property. For purposes of this rule:
(1) we are treated as holding the secured property for the period during which we held the shared appreciation provision or, if shorter, for the period during which the secured property was held by the person holding such property; and
(2) the secured property is treated as "dealer property" as defined in
Section 1221(1) of the Internal Revenue Code, if it would be treated as "dealer property" in the hands of the person holding the secured property, or it would be treated as "dealer property" if held by us.

    For our taxable years after 1997, if the secured property is treated as dealer property, gain from the sale of such property could give rise to the 100% tax on gain from prohibited transactions. Since substantially all of the loans previously contributed to us were acquired by purchase or contribution rather than originated by us, there is no built-in safeguard in the loan documents to protect us from the risk that the secured property may be treated as "dealer property." Similarly, in the case of loans that are acquired in the future rather than originated by us, the same issue arises. However, we have and intend to include built-in safeguards in the loans we originate to minimize any risk that any secured property will be treated as "dealer property."

    We may acquire investments that do not generate qualifying income for purposes of the 75% and 95% gross income tests because such assets, for example, generate income dependent in whole or in part on the income or profits of the applicable borrower. However, based on the Board of Directors' review of all of our investments, the Board of Directors believes that, for purposes of both the 75% and 95% gross income tests, our investments will permit us to satisfy the requirements for qualification as a real estate investment trust.

    We intend to enter into various hedging transactions with respect to one or more of our assets or liabilities. While such hedging transactions could take a variety of forms, only those payments to a real estate investment trust under the interest rate swap, cap agreement, option, futures contract, forward rate agreement or any similar financial instrument entered into by the real estate investment trust to hedge our indebtedness incurred or to be incurred, and any gain from the sale or other disposition of these instruments are treated as qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. The provisions of the Internal Revenue Code regarding our qualification as a real estate investment trust may thus restrict our ability to enter into certain types of hedging transactions. The Board of Directors will monitor our compliance with the various real estate investment trust qualification tests imposed under the Internal Revenue Code with respect to our various hedging strategies on a continuing basis. However, no assurance can be given that hedging transactions, together with our other operations, would permit us to satisfy these tests on an ongoing basis.

    Even if we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a real estate investment trust for such year if we are entitled to relief under certain provisions of the Internal Revenue Code. These relief provisions will generally be available if:

    1. Our failure to comply were due to reasonable cause and not to willful neglect.

    2. We report the nature and amount of each item of our income included in the tests on a schedule attached to our tax returns.

    3. Any incorrect information on the schedule is not due to fraud with intent to evade tax.

If these relief provisions apply, however, we will nonetheless be subject to a 100% tax on the greater of the amount by which we fail either the 75% or 95% gross income test, multiplied by a fraction intended to reflect our profitability.

    The 30% Test. The 30% gross income test has been repealed and we have not been required to comply with this test beginning January 1, 1998.

    Foreclosure Property Rules. Real estate investment trusts generally are subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that would generally be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of such income. "Foreclosure property" is defined as any real property, including interests in real property, and any personal property incident to such real property:

    1. That is acquired by a real estate investment trust as the result of such real estate investment trust having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default, or default was imminent, on a lease of such property or on an indebtedness owed to the real estate investment trust that such property secured.

    2. As to which the related loan was made or acquired by the real estate investment trust at a time when default was not imminent or anticipated.

    3. For which such real estate investment trust makes a proper election to treat such property as foreclosure property.

Except as provided in the following paragraph, property shall cease to be foreclosure property as of the close of the third taxable year following the taxable year in which we acquired such property in foreclosure. If property is not eligible for the election to be treated as foreclosure property ("ineligible property") because, for example, the related loan was acquired by us at the time when default was imminent or anticipated, income received with respect to such ineligible property may not be qualifying income for purposes of the 75% or 95% gross income tests.

    Any foreclosure property shall cease to be foreclosure property on the first day, occurring on or after the day on which we acquired the property in foreclosure, on which:

    1. A lease is entered into with respect to such property which, by its terms, will not give rise to qualifying income for purposes of the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day which does not generate qualifying income for purposes of the 75% gross income test.

    2. Any construction takes place on such property, other than completion of a building, or completion of any other improvement, where more than 10 percent of the construction of such building or other improvement was completed before default became imminent.

    3. If such day is more than 90 days after the day on which such property was acquired by us and the property is used in a trade or business which is conducted by us, other than through an independent contractor, within the meaning of Section 856(d)(3) of the Internal Revenue Code, from whom we do not derive or receive any income.

For example, if we were to acquire a hotel as foreclosure property and operate the hotel for more than 90 days, we would be required to operate the hotel through an independent contractor after the 90th day, within the meaning of the Internal Revenue Code, from whom we did not derive or receive any income, which might include income from the hotel. Otherwise, after such 90th day, the property would cease to be foreclosure property.

    In the event that a foreclosure with respect to any of our mortgage investments were to occur, or were anticipated to occur, we intend to manage the actual or anticipated foreclosure with the intent of assuring qualification under the real estate investment trust asset and gross income tests including, if appropriate, the election to treat a foreclosed-upon property as foreclosure property and to pursue the continued treatment of such property under the foreclosure property rules.

    ANNUAL DISTRIBUTION REQUIREMENTS

    In order to qualify as a real estate investment trust, we are required to distribute dividends to our stockholders each year in an amount at least equal to:

    1. The sum of (a) 95%, or 90% for taxable years beginning after December 31, 2000, of our real estate investment trust taxable income, computed without regard to the dividends paid deduction and our net capital gain, and (b) 95%, or 90% for taxable years beginning after December 31, 2000, of the after-tax net income, if any, from foreclosure property; minus

    2.  The sum of certain items of excess non-cash income.

    Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after the declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 95%, or 90% for taxable years beginning after December 31, 2000, but less than 100%, of our real estate investment trust taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular capital gain or ordinary corporate tax rates, as the case may be.

    We intend to make timely distributions sufficient to satisfy the annual distribution requirements described in the first sentence of the preceding paragraph. It is possible that we may not have sufficient cash or other liquid assets to meet the 95%, or 90% for taxable years beginning after December 31, 2000, distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expense in computing our real estate investment trust taxable income on the other hand; or for other reasons. We will closely monitor the relationship between our real estate investment trust taxable income and cash flow and, if necessary, intend to borrow funds in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at such time.

    If we fail to meet the 95%, or 90% for taxable years beginning after December 31, 2000, distribution requirement as a result of an adjustment to our tax return by the Internal Revenue Service, we may retroactively cure the failure by paying a "deficiency dividend," plus applicable penalties and interest, within a specified period.

    FAILURE TO QUALIFY

    If we fail to qualify for taxation as a real estate investment trust in any taxable year and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a real estate investment trust will not be deductible by us, and generally they will not be required to be made under the Internal Revenue Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and subject to certain limitations in the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we also will be disqualified from re-electing taxation as a real estate investment trust for the four taxable years following the year during which qualification was lost.

TAXATION OF SECURITYHOLDERS

    TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS. As long as we qualify as a real estate investment trust, distributions made to our taxable domestic stockholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, generally will be taxed to such stockholders as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. Distributions of net capital gain designated by us as capital gain dividends will be taxed to such stockholders as long-term capital gain, to the extent they do not exceed our actual net capital gain for the fiscal year, without regard to the period in which the stockholder has held our shares. However, corporate stockholders may be required to treat up to 20% of capital gain dividends as ordinary income. To the extent that we make distributions in excess of current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to the stockholder, reducing the tax basis of a stockholder's shares by the amount of such excess distribution, but not below zero, with distributions in excess of the stockholder's tax basis being taxed as capital gains, if the shares are held by the stockholder as a capital asset. In addition, any dividend declared by us in October, November or December of any year that is payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year. Stockholders may not include in their individual income tax returns any of our net operating losses we may have. Federal income tax rules may also require that certain minimum tax adjustments and preferences be apportioned to our stockholders.

    We are permitted under the Internal Revenue Code to elect to retain and pay income tax on our net capital gain for any taxable year. If we so elect, a stockholder must include in income such stockholder's proportionate share of our undistributed capital gain for the taxable year, and will be deemed to have paid such stockholder's proportionate share of the income tax paid by us with respect to such undistributed capital gain. Such tax would be credited against the stockholder's tax liability and subject to normal refund procedures. In addition, each stockholder's basis in such stockholder's shares would be increased by the amount of undistributed capital gain, less the tax paid by us, included in the stockholder's income.

    The Internal Revenue Service Restructuring and Reform Act of 1998 provides that gain from the sale or exchange of some investments held by individuals for more than one year is taxed at a maximum capital gain rate of 20%. Pursuant to Internal Revenue Service guidance, we may classify portions of our capital gain dividends as eligible for the 20% capital gain rule discussed above or as unrecaptured Internal Revenue Code Section 1250 gain taxable at a maximum rate of 25%.

    In general, any loss upon a sale or exchange of shares by a stockholder who has held such shares for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss, to the extent of distributions from us required to be treated by such stockholders as long-term capital gains.

    BACKUP WITHHOLDING. We will report to our domestic stockholders and to the Internal Revenue Service the amount of dividends paid for each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of 31% with respect to dividends paid unless such stockholder: (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact and, when required; (2) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide us with a correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding is available as a credit against the stockholder's income tax liability. In addition, we may be required to enforce withholding of a portion of capital gain distributions made to any stockholders who fail to certify their non-foreign status to us. See "--Taxation of the Stockholders--Taxation of Foreign Stockholders" below.

    TAXATION OF HOLDERS OF WARRANTS. The following discussion assumes that the form of the warrants will be respected for U.S. Federal income tax purposes. Upon the exercise of the warrant, a holder generally will receive the underlying shares of our common stock after payment of the exercise price. Upon exercise, a holder generally should not recognize gain or loss as a result of such holder's receipt of underlying shares, except with respect to any cash received in lieu of fractional shares. Upon exercise, a holder's adjusted tax basis in the underlying shares will be an amount equal to the holder's adjusted tax basis in the warrants, described below, plus the amount paid to us as the exercise price for the warrants.

    Generally, the holding period of stock acquired upon exercise of a warrant will not include the period during which the warrant was held. Rather, the holding period of such stock begins the day the warrant is exercised. A holder's initial tax basis in a warrant will equal the portion of the price allocated to such warrant upon the issuance. A holder's tax basis in a warrant will be increased by the amount, if any, of any constructive distribution with respect to such warrant, as described below, and decreased by the portion of any constructive distribution that is treated as a tax-free recovery of basis, as described below.

    Upon a sale, exchange or other disposition, but not including a repurchase by us, of a warrant, a holder generally will recognize gain or loss for Federal income tax purposes in an amount equal to the difference between the sum of the amount of cash and the fair market value of any property received upon such sale, exchange or other disposition and the holder's adjusted tax basis in the warrant being disposed of. Gain or loss recognized upon a sale, exchange or other disposition of a warrant generally will be capital gain or loss if the underlying shares would be a capital asset in the hands of the holder. Such capital gain will be taxed at a maximum rate of 20 percent for a holder who is not a corporation and who held the warrant for more than one year.

    Notwithstanding the foregoing, if we repurchase a warrant, any gain realized by a holder may not qualify for capital gain or loss treatment because such a repurchase might be tested under the rules generally applicable to redemptions of stock. Holders of warrants should consult their own tax advisors regarding the potential application of the stock redemption rules to the repurchase of a warrant. Upon the lapse of a warrant, a holder will recognize a capital loss equal to such holder's adjusted tax basis in the warrant. Such capital loss will be long-term capital loss if the warrant had been held by a holder for more than one year at the time of lapse, and short-term capital loss if held for less than one year.

    The exercise ratio of the warrants may be subject to adjustment under certain circumstances. In that case, under Section 305 of the Internal Revenue Code and the Treasury regulations issued thereunder, holders of the warrants may be treated as having received a constructive distribution if, and to the extent that, an adjustment in the exercise price (an "Adjustment"), including an adjustment to reflect a taxable dividend to holders of our common stock, increases the proportionate interest of a holder of a warrant in the fully diluted common stock, whether or not the holder ever exercises the warrant. The amount of any such constructive distribution would be the fair market value on the date of the Adjustment of the number of shares of our common stock which, if actually distributed to holders of warrants, would produce the same increase in the proportionate interests of such holders in our assets or our earnings and profits as that produced by the Adjustment.

    TAXATION OF TAX-EXEMPT STOCKHOLDERS. The Internal Revenue Service has issued a revenue ruling in which it held that amounts distributed by a real estate investment trust to a tax-exempt employees' pension trust do not constitute unrelated business taxable income ("UBTI"). In general, subject to the discussion below regarding a "pension-held REIT" and subject to the following sentence, based upon such ruling and the statutory framework of the Internal Revenue Code, distributions by a real estate investment trust to a stockholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Internal Revenue Code, that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that the real estate investment trust does do not hold a residual interest in a REMIC that is an entity or arrangement that satisfies the standards set forth in Section 860D of the Internal Revenue Code. However, because we may invest in REMIC residual interests, any dividends received by a stockholder that is a tax-exempt entity that are allocable to Excess Inclusion income will be treated as UBTI.

    If any pension or other retirement trust that qualifies under
Section 401(a) of the Internal Revenue Code (a "qualified pension trust") holds more than 10% by value of the interests in a "pension-held REIT" at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such real estate investment trust may constitute UBTI. For these purposes, a "pension-held REIT" is defined as a real estate investment trust:
(1) which would not have qualified as a real estate investment trust but for the provisions of the Internal Revenue Code which look through such a qualified pension trust in determining ownership of shares of the real estate investment trust; and (2) as to which at least one qualified pension trust holds more than 25% by value of the interests of such real estate investment trust or one or more qualified pension trusts, each owning more than a 10% interest by value in the real estate investment trust, hold in the aggregate more than 50% by value of the interests in such real estate investment trust. The Board of Directors believes that we currently do not constitute a "pension-held REIT." However, because our shares are "publicly traded," no assurance can be given that we will not become a "pension-held REIT" in the future.

    Any dividends received by a stockholder that is a tax-exempt entity that are allocable to Excess Inclusion income from a REMIC residual interest will be treated as UBTI. Excess Inclusion income for any calendar quarter will equal the excess of our income from REMIC residual interests over our "daily accruals" with respect to such REMIC residual interests for the calendar quarter. Daily accruals for a calendar quarter are computed by allocating to each day on which we own a REMIC residual interest a ratable portion of the product of: (1) the "adjusted issue price" of the REMIC residual interest at the beginning of the quarter; and (2) 120% of the long-term federal interest rate, adjusted for quarterly compounding, on the date of issuance of the REMIC residual interest. The adjusted issue price of a REMIC residual interest at the beginning of a calendar quarter equals the original issue price of the REMIC residual interest, increased by the amount of daily accruals for prior quarters and decreased by all prior distributions to us with respect to the REMIC residual interest. We will be subject to tax at the highest marginal corporate rate on the portion of any Excess Inclusion income derived by us from a REMIC residual interest that is allocable to our stock held by the United States, any state or political subdivision thereof, any foreign government, any international organization, any agency or instrumentality of any of the foregoing, any other tax-exempt organization, other than a farmer's cooperative described in Section 521 of the Internal Revenue Code, that is exempt from taxation under the UBTI provisions of the Internal Revenue Code, or any rural, electrical or telephone cooperative (each, a "Disqualified Organization"), unless such Disqualified Organization is subject to the tax under Section 511 of the Internal Revenue Code. Any such tax would be deductible by us against our income that is not Excess Inclusion income.

    If we derive Excess Inclusion income from REMIC residual interests, a tax similar to the tax on us described in the preceding paragraph may be imposed on stockholders who are: (1) pass-through entities, i.e., partnerships, estates, trusts, regulated investment companies, real estate investment trusts, common trust funds, and certain types of cooperatives, including farmers' cooperatives described in section 521 of the Internal Revenue Code, in which a Disqualified Organization is a record holder of shares or interests; and (2) nominees who hold shares on behalf of Disqualified Organizations. Consequently, a brokerage firm that holds shares in a "street name" account for a Disqualified Organization may be subject to federal income tax on the income derived from those shares.

    TAXATION OF FOREIGN STOCKHOLDERS. The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Foreign Stockholders") are highly complex and the following is only a summary of such rules. The following discussion assumes that you are not subject to United States federal income taxation because, for example, you do not have a U.S. trade or business generating effectively connected income, or in the case of an individual, that you were not present in the United States for more than 182 days. Prospective Foreign Stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in our shares, including any reporting requirements.

    If you are a Foreign Stockholder and you sell our shares, any gain you realize will generally be subject to federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") even if you are otherwise not subject to United States federal income taxation. Under FIRPTA, however, any such gain your realize would not be subject to federal income tax if we were a "domestically-controlled REIT" or if you owned less than 5% of our publicly traded shares you disposed. We believe that currently we are a "domestically-controlled REIT" because less than 50%, measured by value, of our shares is held by Foreign Stockholders. Under these circumstances, any gain you realize as a Foreign Stockholder from the sale of our shares generally should not be subject to federal income tax. Because our shares are publicly traded no assurance can be given that we will continue to qualify a "domestically-controlled REIT." A 10% FIRPTA withholding tax may be imposed on the proceeds from the disposition of our shares, unless you establish that such withholding should not apply.

    Any distributions to Foreign Stockholders that are attributable to a sale or exchange of any United States real property interests by us, will be subject to income and withholding taxes under FIRPTA, and may also be subject to branch profits tax of 30% in the hands of a corporate Foreign Stockholder not entitled to treaty relief or exemption. For purposes of the FIRPTA rules, the term "United States real property interest" is broadly defined as any interest, other than an interest solely as a creditor, in real property located in the United States, including any right to share in the appreciation in the value or in the gross or net proceeds or profits generated by the real property. In addition, a loan to an individual or entity under the terms of which a holder of the indebtedness has any direct or indirect right to share in the appreciation in value of, or the gross or net proceeds or profits generated by, an interest in real property of the debtor or of a related person is, in its entirety, an interest in real property. As a result, certain of our real estate-related assets, including, mezzanine loans, opportunistic loans and participations, triple net leases, subordinated interests and any foreclosure property, may be treated as United States real property interests for FIRPTA purposes. Under the FIRPTA rules, we are required to withhold 35% of any distribution to a Foreign Stockholder that could be designated by us as a capital gain dividend. This amount is creditable against the Foreign Stockholder's federal income tax.

    Distributions of cash derived from our real estate operations, not designated by us as a capital gain dividend, that we pay to Foreign Stockholders will be treated as ordinary dividends. Such ordinary dividends will generally be subject to United States withholding tax at a rate of 30%, unless reduced by an applicable tax treaty. To establish eligibility for reduced withholding rates under an applicable income tax treaty, you must file with us an appropriate Internal Revenue Service form.

    The federal income taxation of foreign persons is a highly complex matter that may be affected by other considerations. Accordingly, Foreign Stockholders should consult their own tax advisor regarding the income and withholding tax considerations with respect to their investments in the Company.

OTHER TAX CONSIDERATIONS

    POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING TAX
CONSEQUENCES. Prospective securityholders should recognize that the present federal income tax treatment of an investment in the Company may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly in review by persons involved in the legislative process and by the Internal Revenue Service and the Treasury Department resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. No assurance can be given as to the form or content, including with respect to effective dates, of any tax legislation which may be enacted. Revisions in federal tax laws and interpretations thereof can adversely affect the tax consequences of an investment in the Company.

    In this connection, Congress has recently passed and the President has signed the Tax Relief Extension Act of 1999 (the "1999 Act") which contains several provisions affecting real estate investment trusts. One provision under the 1999 Act will prohibit a real estate investment trust from holding securities representing more than 10% of the vote or value of the outstanding securities of any corporation other than:

    1.  A qualified REIT subsidiary.

    2.  Another real estate investment trust.

    3. Certain corporations known as "taxable REIT subsidiaries" (the "taxable REIT subsidiary provision").

    In addition, under the 1999 Act, not more than 20% of the value of a real estate investment trust's total assets may be represented by shares of one or more taxable REIT subsidiaries. Taxable REIT subsidiaries will be subject to full corporate level taxation on their earnings, but will be permitted to engage in certain types of activities which cannot currently be performed by real estate investment trusts or their controlled subsidiaries without jeopardizing real estate investment trust status. Taxable REIT subsidiaries will be subject to certain limitations on the deductibility of certain payments made to the associated real estate investment trust which could materially increase the taxable income of the taxable REIT subsidiary. Similarly, to ensure that taxable REIT subsidiaries pay market rates for rents, interest and services, a 100% excise tax will be imposed on a REIT to the extent a taxable REIT subsidiary pays rent, interest or services to it in excess of a market rate. Moreover, rents paid by a taxable REIT subsidiary to the associated real estate investment trust may be excluded from qualification as rents from real property under certain circumstances.

    Under the taxable REIT subsidiary provision, we would be allowed to jointly elect with corporate subsidiaries to treat such subsidiaries as "taxable REIT subsidiaries" for taxable years beginning after December 31, 2000, subject to certain transition rules. Further, although we indirectly own more than 10% of the value of the outstanding securities of certain subsidiaries which, absent a taxable REIT subsidiary election, would violate the provisions of the 1999 Act, the taxable REIT subsidiary provision contains certain "grandfather" rules which would make the limitations on stock ownership described above inapplicable to our indirect ownership of such subsidiaries, even in the absence of an election to treat such subsidiaries as "taxable REIT subsidiaries." In such case, however, the taxable REIT subsidiary provision would terminate our ability to rely on the grandfather rule if such subsidiaries were either to engage in new trades or businesses or acquire substantial new assets. Accordingly, in the absence of such election, the taxable REIT subsidiary provision may limit the future activities and growth of such subsidiaries.

    As noted in "--Taxation of the Company--Annual Distribution Requirements," another provision under the 1999 Act amends certain real estate investment trust distribution requirements by reducing the amount required to be distributed to 90%. These amendments are also effective for taxable years beginning after December 31, 2000.

    STATE AND LOCAL TAXES. We and our stockholders may be subject to state or local taxation, and we may be subject to state or local tax withholding requirements in various jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of the Company and our stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in shares in the Company.

    IT IS STRONGLY ADVISED THAT EACH PROSPECTIVE PURCHASER CONSULT WITH SUCH PURCHASER'S TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO SUCH PURCHASER OF THE PURCHASE, OWNERSHIP AND SALE OF SHARES IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

                                 LEGAL MATTERS

    Ballard Spahr Andrews & Ingersoll, LLP will pass upon the validity of the shares.

                                    EXPERTS

    The financial statements incorporated in this Registration Statement by reference to the Annual Report on Form 10-K of Starwood Financial Inc. for the year ended December 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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                               15,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

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                             PROSPECTUS  SUPPLEMENT
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                              MERRILL LYNCH & CO.
                                LEHMAN BROTHERS
                         BANC OF AMERICA SECURITIES LLC
                            BEAR, STEARNS & CO. INC.
                              SALOMON SMITH BARNEY
                                  UBS WARBURG

                               SEPTEMBER   , 2001

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